Use these links to rapidly review the document

TABLE OF CONTENTS 3

As filed with the Securities and Exchange Commission on June 10, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM SB-2
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MedicalCV, Inc.
(Name of Small Business Issuer in its Charter)

Minnesota (State or Other Jurisdiction of Incorporation)	3842 (Primary Standard Industrial Classification Code Number)	41-1717208 (I.R.S. Employer Identification Number)
9725 South Robert Trail Inver Grove Heights, Minnesota 55077 (651) 452-3000 (Address and Telephone Number of Principal Executive Offices and Principal Place of Business)
John H. Jungbauer Chief Financial Officer MedicalCV, Inc. 9725 South Robert Trail Inver Grove Heights, Minnesota 55077 (651) 452-3000 (Name, Address, and Telephone Number of Agent for Service)

COPIES TO:

Avron L. Gordon, Esq.
Brett D. Anderson, Esq.
David H. Mason, Esq.
Briggs and Morgan, P.A.
2200 IDS Center
80 South Eighth Street
Minneapolis, MN 55402
(612) 977-8400 (phone)
(612) 977-8650 (fax)

Approximate Date of Commencement of Proposed Sale to the Public:
As soon as practicable after the effective date of this registration statement.

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

        If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:    ☐

        If any securities being offered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $0.01 par value	5,898,448	$2.025	$11,944,357.20	$1,513.35

(1)
Pursuant to Rule 416 under the Securities Act, this registration statement also covers such additional securities as may become issuable upon exercise of warrants through operation of the anti-dilution provisions thereof.
(2)
Estimated solely for the purpose of calculating the registration fee under Rule 457(c) of the Securities Act and based upon the average high and low sale prices for one unit, each consisting of one share of common stock and one Class A Warrant, on June 3, 2004, as reported by the OTC Bulletin Board.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the related registration statement filed with the Securities and Exchange Commission or any applicable state securities commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 10, 2004

Prospectus

5,898,448 Shares

Common Stock

        The shareholders of MedicalCV, Inc. identified on pages 60 to 70 are offering and selling 5,898,448 shares of common stock, including shares issuable upon the exercise of warrants, under this prospectus. We issued such securities in a private placement to accredited investors. We will receive none of the proceeds from the sale of the shares by the selling shareholders, except for the exercise price of the warrants, if and when such warrants are exercised by the selling shareholders.

        Our units, each consisting of one share of common stock and one Class A Warrant, are quoted on the OTC Bulletin Board and trade under the ticker symbol "MDCVU." On June 3, 2004, the closing price of one unit on the OTC Bulletin Board was $2.00.

        The shares offered under this prospectus involve risks. See "Risk Factors" beginning on page 5.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2004.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL SHAREHOLDERS
DESCRIPTION OF SECURITIES
SHARES ELIGIBLE FOR FUTURE SALE
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION

        We have used, and therefore claim common law rights in, the following trademarks: MedicalCV, Omnicarbon, Omniscience, Interface, Whisper Seat, GlideThru, UltraPure, UPP Carbon and Medical Incorporated. We also have a federal registration for the mark: Omniscience. All other trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners.

PROSPECTUS SUMMARY

        This summary highlights some of the important information regarding our business. It is qualified in its entirety by, and should be read in conjunction with, the more detailed information, financial statements and accompanying notes appearing elsewhere in this prospectus. We urge you to read the entire prospectus carefully, especially the risks of investing in our securities discussed under Risk Factors, before you decide to buy our securities.

MedicalCV, Inc.

Our Business

        Our primary objective is to develop and market front-end surgical solutions to reduce the incidence and severity of congestive heart failure. We develop, market and sell mechanical heart valves known as the Omnicarbon 3000 and 4000 heart valves. Our long-range strategy, however, is to achieve profitability by diversifying into high growth markets in cardiothoracic surgery. Near-term, we plan to develop and introduce products targeting treatment of atrial fibrillation and heart valve repair.

        To reduce our dependence on sales of heart valves, we have developed a strategy to broaden our product offerings to the cardiothoracic surgeon by developing, acquiring and licensing additional technologies. During the fiscal year ended April 2003, we acquired a new annuloplasty technology for the repair of the mitral valve and we licensed an internal mammary artery retractor to provide better exposure of such artery with reduced trauma to the ribs. We introduced the IMA Access™ Retractor in December 2002 and expect to introduce the annuloplasty system, assuming receipt of necessary regulatory approvals, late in calendar year 2004. In August 2003, we acquired a technology platform for the treatment of atrial fibrillation from LightWave Ablation Systems, Inc., a private research-based corporation focused on new devices for the treatment of cardiovascular diseases. Atrial fibrillation is the most common irregular heart rhythm condition among the U.S. population and is a significant, worldwide healthcare challenge.

        Our company was incorporated in Minnesota on March 30, 1992, under the name CV Dynamics, Inc. In April 1992, we acquired all of the tangible and intangible assets of Omnicor, Inc. Omnicor resulted from the corporate and financial restructuring of a predecessor company called Medical Incorporated, which was organized in 1971 to develop and market the Lillehei-Kaster heart valve, licensed from the University of Minnesota. Our company changed its name to MedicalCV, Inc. in February 2000. Our corporate headquarters is located at 9725 South Robert Trail, Inver Grove Heights, MN 55077. Our phone number is (651) 452-3000.

SUMMARY CONSOLIDATED FINANCIAL DATA

	Years Ended April 30,		Nine Months Ended January 31,
	2002	2003	2003	2004
Statement of Operations Data:
Net sales	$2,536,868	$2,578,063	$1,787,443	$2,544,494
Cost of goods sold	2,109,453	1,807,402	1,384,838	1,404,436
Gross profit	427,415	770,661	402,605	1,140,058
Total operating expenses	4,017,780	5,018,873	4,073,167	4,017,145
Net loss	(4,297,665)	(4,667,709)	(3,749,409)	(3,694,925)
Basic and diluted net loss per share	(.62)	(.60)	(.48)	(.42)
Weighted average number of shares outstanding, basic and diluted	6,980,820	7,843,834	7,843,834	8,737,214

	January 31, 2004
	Actual	Pro Forma
Balance Sheet Data:
Total current assets	$4,495,617	$8,079,570
Total current liabilities	5,420,335	5,420,335
Working capital	(924,718)	2,659,235
Total assets	5,798,593	9,382,546
Long-term debt and capital lease obligations, including current portion	1,795,696	1,795,696
Total shareholders' equity (deficit)	(2,877,971)	705,982

        The balance sheet data listed above sets forth summary consolidated financial data:

  •
  on an actual basis, and

  •
  on a pro forma basis to reflect the issuance of 5,000 shares of common stock in February 2004 and the receipt of net proceeds of $3,583,953 from the sale of 2,730,763 shares of common stock and warrants to purchase the same number of shares in February, April and May, 2004.

RISK FACTORS

        Investment in the shares offered under this prospectus is speculative, involves substantial risk and is suitable only for persons or entities of substantial means who have no need for immediate liquidity with respect to this investment and can bear the risks, including the risk of losing their investment. In addition to the information set forth elsewhere in this prospectus, prospective investors should carefully consider the following risk factors.

        Some of the information in this prospectus contains forward-looking statements. You can identify such statements by noting the use of forward-looking terms such as "believes," "expects," "plans," "estimates" and other similar words. Certain risks, uncertainties or assumptions that are difficult to predict may affect such statements. The risk factors described herein could cause our actual operating results to differ materially from those expressed in any forward-looking statement. We caution you to keep in mind such risk factors and to refrain from placing undue reliance on any forward-looking statements, which speak only as of the date of this prospectus.

        We anticipate future losses and negative cash flows, which may limit or delay our ability to become profitable.    We have incurred losses in each of the last seven fiscal years. We had net losses of $3,694,925 in the nine-month period ended January 31, 2004, and $4,297,665 and $4,667,709 for the fiscal years ended April 30, 2002 and 2003, respectively. As of January 31, 2004, we had an accumulated deficit of $20,768,019. If we fail to obtain additional financing when required, we may not be able to develop or enhance our products, gain market share in the U.S. or respond to competitive pressures or unanticipated requirements, which could seriously harm our business, financial position and results of operations. We expect to incur additional net losses until we are able to generate and sustain substantially higher revenues while maintaining reasonable expense levels, both of which involve uncertainty. We also must continue to make significant expenditures on sales and marketing in connection with our cardiothoracic surgery products. We cannot assure you that our revenues will grow in future periods or that we will ever become profitable. If we do achieve profitability, we cannot assure you that we would be able to sustain or increase profitability on a quarterly or annual basis in the future. In addition, the report of our independent registered public accounting firm for fiscal years 2002 and 2003 includes an explanatory paragraph expressing doubt about our ability to continue as a going concern.

        Substantially all of our assets are pledged to lenders and subject to risk of loss.    In connection with various bridge loan transactions entered into during 2003, substantially all of our assets were pledged to secure our indebtedness to PKM, an entity controlled by Paul K. Miller, one of our directors and the largest beneficial owner of our securities, Peter L. Hauser, who following the transaction in which he participated became the beneficial owner of over 10 percent of our securities, and to Draft Co., an unrelated third party. As of January 31, 2004, we were indebted to these lenders in the principal amount of $3,861,568. On February 3, 2004, we amended the PKM and Hauser bridge debt agreements to extend the maturity date to June 30, 2005. Our obligations to Draft Co. remain payable on June 30, 2004. We cannot assure you that we will be able to obtain any additional financing, or that any financing obtained will be on terms favorable to us. If we default under the terms of our agreements with the lenders, or if we are unable to repay our indebtedness to them when it becomes due, the lenders may elect to exercise their rights as secured creditors, which may include foreclosing upon and causing the sale of our assets. If such event should occur, it would likely result in the termination of all of our business operations.

        If we are unable to fund our significant capital needs, we may be required to cease operations.    Our ability to continue as a going concern depends upon our ability to obtain additional debt and/or equity financing late in calendar year 2004 or early calendar year 2005. We are required to repay up to $500,000 principal amount of short-term indebtedness to Draft Co. on June 30, 2004 and to pay approximately $500,000 in interest to holders of outstanding debt during fiscal year 2005. The terms of any equity financing are expected to be highly dilutive to our existing security holders. The delisting of our securities from the Nasdaq SmallCap Market that occurred in March 2003 negatively affects our ability to raise capital. We expect to face substantial difficulty in raising funds in the current market environment and we cannot provide any assurance that such additional financing will be available on terms acceptable to us or at all. If we are unable to obtain adequate financing on acceptable terms, we will be unable to continue operations.

        We rely upon sales of our Omnicarbon heart valves for substantially all of our revenue and we will need regulatory approval to sell our annuloplasty system, our atrial fibrillation technology, our soft tissue ablation system or other products.    Our results of operations materially depend on the success of the Omnicarbon 3000 and 4000 heart valves, which accounted for substantially all of our operating revenue for the nine-month period ended January 31, 2004, and for the fiscal years ended April 30, 2002 and 2003. A significant reduction in sales of Omnicarbon heart valves for any reason, including the introduction of additional competing products, would have a material adverse effect on us. We need to obtain regulatory approval before we can sell our annuloplasty system, our atrial fibrillation technology, our soft tissue ablation system or other products. Given the time-consuming and technical nature of the regulatory clearance process, we cannot be certain when, or whether, we will be permitted to sell such products. We also anticipate that research and development and clinical and regulatory expenses will continue to rise in future periods.

        We may be unsuccessful in our efforts to shift our business model to target high growth markets in cardiothoracic surgery.    We may be unsuccessful in our efforts to diversify, prompting continued reliance on financing activities to fund operations. Unless the level of U.S. market acceptance of our heart valves increases and the FDA approves our pyrolytic carbon process, we anticipate that we will continue to depend upon cash provided by financing activities to address our working capital requirements. By broadening our portfolio of cardiothoracic surgery products, we hope to reduce our dependence on sales of heart valves and reduce our reliance upon financing transactions, which may not be available to us. We cannot, however, assure you that our efforts to diversify our product offerings will:

  •
  be attainable;

  •
  be profitable;

  •
  reduce our reliance upon financing transactions; or

  •
  enable us to continue operations.

        We cannot assure you that our efforts to introduce our annuloplasty system, our atrial fibrillation technology, our soft tissue ablation system or other products will be successful.    We are continuously seeking to develop, acquire or license new technologies to broaden our product offerings to the cardiothoracic surgery market. We cannot assure you that we will succeed in introducing our new products, that such new products will gain market acceptance, or that such products will significantly contribute to our operating results; nor can we assure you that we will be able to recover the cost of investing in the development and introduction of such products.

        We cannot assure you that our annuloplasty system, our atrial fibrillation treatment or our soft tissue ablation system will gain physician acceptance.    A limited number of cardiovascular surgeons and cardiologists can influence medical device selection and purchase decisions for a large portion of the target cardiovascular surgery patient population. We cannot assure you that our cardiothoracic surgery products will gain any significant degree of physician acceptance, or that users will accept our systems as preferable to alternative products or methods of treatment. Physician acceptance of our products depends upon our ability to demonstrate the clinical advantages of such systems.

        Our business is vulnerable to risks resulting from international political and economic conditions.    Most of our revenue is derived from customers in Europe, South Asia, the Middle East and the Far East. Our ability to continue to do business with current customers for our heart valves as well as our ability to introduce new products and secure distribution channels may be adversely affected by political turmoil, terrorism and economic instability in those regions.

        Because we do not have FDA clearance to market our Omnicarbon heart valves manufactured with our proprietary pyrolytic carbon process for sale in the U.S., we depend upon a third party supplier for critical components.    We market our Omnicarbon 3000 heart valves, which we sell in the U.S., with pyrolytic carbon components produced by Snia S.p.A. Carbomedics, a third party supplier which sells competing heart valves. Although we believe we have sufficient Omnicarbon 3000 heart valves to carry us through FDA premarket approval of our Omnicarbon 4000 valves for sale in the U.S., the supply contract pursuant to which we had purchased such components from Snia S.p.A. Carbomedics expired in December 2003. Given the absence of FDA-cleared alternative sources for pyrolytic carbon components for our Omnicarbon 3000 heart valves, any disruption of our supply would have a material adverse effect on our continued ability to sell Omnicarbon 3000 heart valves. Further, we cannot assure you that we will be able to obtain FDA clearance to manufacture Omnicarbon heart valves for sale in the U.S. using our own pyrolytic carbon process. Our future success will depend, in part, on obtaining FDA clearance to manufacture carbon components for heart valves for sale in the U.S.

        We may need to fund multiple research studies throughout the lifecycle of each of our products, providing statistically significant scientific data to regulatory agencies and cost effectiveness data to third party payers.    The FDA, foreign regulatory agencies and third party health care payers may require scientific clinical outcomes data and cost effectiveness data. We will need to provide this data throughout our products' lifecycles. Payers and governmental agencies may change the frequency and breadth of clinical research required, potentially significantly increasing our costs. Without adequate positive outcomes data that demonstrate advantages from the use of our Omnicarbon heart valves, we may not achieve any significant market penetration. We cannot assure you that our outcomes data will be adequate to meet present or future medical device utility requirements. If our outcomes data does not meet such requirements, we may be unable to sell our products or obtain third party reimbursement for the costs of our products.

        Intense competition in the prosthetic heart valve industry could prevent us from successfully marketing our products or render our products obsolete.    We compete in mature, highly competitive markets in which many of our competitors have well-known and established products. To compete successfully in these markets, we must maintain competitive pricing and demonstrate the advantages of our Omnicarbon heart valves in terms of post-surgical complications. Several companies are currently pursuing new mechanical heart valve designs, blood compatible coatings for mechanical heart valves, longer lasting tissue heart valves and surgical alternatives to implanting prosthetic heart valves. It is possible that technological advances by our competitors, or advances in surgical procedures that delay the need for replacing heart valves, could render our Omnicarbon heart valves noncompetitive or obsolete.

        Our primary competitors, St. Jude Medical, Inc., Medtronic, Inc. and Snia S.p.A. Carbomedics, dominate the market and control most of the mechanical heart valve market worldwide. Our competitors have extensive clinical data demonstrating the performance of their heart valves and internal carbon manufacturing capabilities. Our annuloplasty system, our atrial fibrillation technology and our soft tissue ablation system are also likely to experience competition from the product offerings of these and other companies. The companies with which we compete have many additional competitive advantages over us, including:

  •
  greater name recognition and product market acceptance;

  •
  more established physician relationships;

  •
  broader product lines;

  •
  greater distribution capabilities;

  •
  greater regulatory compliance capabilities;

  •
  larger marketing, research and development staffs and facilities; and

  •
  greater financial resources.

        We cannot assure you that we will be able to compete against such competitors or their products.

        The small number of distributors operating in foreign markets that currently generate substantially all of our revenues pose a concentration of credit risk and could leave us at any time, impairing our business.    Substantially all of our sales originate from approximately 25 distributors who market our Omnicarbon 4000 heart valves in Europe, South Asia, the Middle East and the Far East. Because we do not control the amount or timing of the resources such parties allocate to sales of our product, any revenues we derive from such relationships depend upon the efforts of such distributors. If we could not locate a replacement on a timely basis, the loss of an international distributor could adversely affect us.

        Mercé v. Electromedicina, S.L. is one of our significant international distributors. Salvador Mercé Cervelló, Managing and General Director of Mercé v. Electromedicina, is one of our board members. This distributor made net purchases of product from our company, equal to approximately 29.5 percent of our sales in the nine-month period ended January 31, 2004. During the fiscal year ended April 30, 2003, such distributor made net purchases of product from our company equal to approximately 29.6 percent of our net sales. Our accounts receivable with this distributor accounted for approximately 21.5 and 37.9 percent of our accounts receivable at January 31, 2004 and April 30, 2003, respectively. During our fiscal year ended April 30, 2002, affiliates made net purchases of product from our company equal to approximately 47.1 percent of our net sales. Obligations to us from our distributors are unsecured. Distributors could fail to pay receivables or cease distributing our products at any time, thereby materially and adversely affecting our business, financial condition, operating results and cash flows.

        We depend upon sales outside the U.S., which are subject to a number of risks that could harm our ability to successfully commercialize our products and could harm our business.    We face several risks as a result of doing business in foreign markets, including:

  •
  unforeseen changes in regulatory requirements and government health programs;

  •
  potentially adverse tax consequences;

  •
  political and economic instability; and

  •
  greater difficulty in collecting payments from product sales.

        In addition, the value of the U.S. dollar in relation to other currencies may also harm our sales to customers outside the U.S. because we require substantially all of our customers to pay for our products in U.S. currency.

        Substantial government regulation in the U.S. and abroad may restrict our ability to sell our heart valves, our annuloplasty system, our atrial fibrillation technology, our soft tissue ablation system or other products.    The FDA and comparable regulatory authorities in foreign countries extensively and rigorously regulate our products, product development activities and manufacturing processes. In the U.S., the FDA regulates the introduction of medical devices as well as the manufacturing, labeling and record-keeping procedures for such products. We are required to:

  •
  obtain clearance before we can market and sell medical devices;

  •
  satisfy content requirements applicable to our labeling, sales and promotional materials;

  •
  comply with manufacturing and reporting requirements; and

  •
  undergo rigorous inspections.

        The process of obtaining marketing clearance for new medical devices from the FDA can be costly and time consuming. For example, the premarket clearance process, which our heart valves and certain other medical devices must undergo, can require numerous years to complete. Although we have obtained FDA clearance for our Omnicarbon 3000 heart valve, we cannot assure you that our future products will obtain FDA clearance on a timely basis, or at all. Our products must also comply with laws and regulations of foreign countries in which we market such products. In general, the extent and complexity of medical device regulation is increasing worldwide. This trend may continue, and the cost and time required to obtain marketing clearance in any given country may increase as a result. We cannot assure you that our products will obtain any necessary foreign clearances on a timely basis, or at all.

        Once medical devices are cleared for sale, regulatory authorities may still limit the use of such products, restrict sales to certain models or sizes, prevent the sale or manufacture of such products or require a recall or withdrawal of such products from the marketplace.    Following initial clearance from regulatory authorities, we continue to be subject to extensive regulatory requirements. Government authorities can withdraw marketing clearance due to our failure to comply with regulatory standards or due to the occurrence of unforeseen problems following initial clearance. Ongoing regulatory requirements are wide-ranging and govern, among other things:

  •
  annual inspections to retain CE mark for sale of products in the European Union;

  •
  product manufacturing;

  •
  supplier substitution;

  •
  product changes;

  •
  process modifications;

  •
  medical device reporting; and

  •
  product sales and distribution.

        The FDA and various government agencies inspect our facilities from time to time to determine whether we are in compliance with applicable laws and regulations. If we fail to comply or maintain compliance with medical device laws or regulations, regulatory authorities may fine us and bar us from selling our products. If the FDA believes we are not in compliance with such laws or regulations, it can:

  •
  seize our products;

  •
  require a recall;

  •
  withdraw previously granted market clearances;

  •
  implement procedures to stop future violations; and/or

  •
  seek civil and criminal penalties against us.

        The uncertainty of third party reimbursements and possible health care reforms may adversely affect us.    Our ability to market products successfully in the U.S. will depend in part on the extent to which reimbursement for the cost of such products and related treatment will be available from government health administration authorities, private health insurers, health maintenance organizations and other third party payers. Payers may challenge the need for, and prices of, medical products and services. Payers may deny reimbursement for procedures that they deem experimental or for devices used in ways other than as cleared by the FDA or stated in their indications for use. With respect to our products, some payers could deny coverage until the devices become generally accepted by the medical profession. The inability of hospitals and other providers to obtain reimbursement from third party payers for our products would have a material adverse impact on our business, financial condition, operating results and cash flows.

        Health care reform may also impact sales of new products in the U.S. Reforms may include:

  •
  mandated basic health care benefits;

  •
  controls on health care spending through limiting the growth of private health insurance premiums and Medicare and Medicaid spending; and

  •
  fundamental changes to the health care delivery system.

        We anticipate that Congress and state legislatures will continue to review and assess alternative health care delivery systems and payment methodologies, and that public debate of these issues will likely continue in the future. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, we cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on our ability to market our current and future products. Laws resulting from such reform initiatives could adversely impact our business, financial condition, operating results and cash flows.

        Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to use information that we regard as proprietary. We also run the risk of infringing the proprietary rights of third parties.    We do not have patent protection for the design of our Omnicarbon heart valves. We rely upon a combination of trade secrets, know-how and confidentiality agreements to protect the proprietary aspects of our technology, including aspects of manufacturing. We have one U.S. patent on our pyrolytic carbon coating apparatus and two foreign patent applications. Our annuloplasty system, the Northrup Universal Annuloplasty System, has three U.S. patents and two foreign patent applications. Our atrial fibrillation technology has one U.S. patent application. We expect to seek patent protection for additional products in the future. Our success will depend, in part, on our ability to protect our products and to manufacture and sell them without infringing the rights of third parties. The validity and breadth of claims covered in medical technology patents involve complex legal and factual questions and, therefore, are highly uncertain. In addition, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the U.S. We cannot assure you that:

  •
  any pending patent applications or any future patent applications will result in the issuance of patents;

  •
  the scope of any patent protection will be effective to exclude competitors or to provide competitive advantages to us;

  •
  we will be able to commercially exploit any issued patents before they expire;

  •
  any of our patents will be held valid if subsequently challenged;

  •
  others will not claim rights in, or ownership of, the patents and other proprietary rights we hold;

  •
  our products and processes will not infringe, or be alleged to infringe, the proprietary rights of others; or

  •
  we will be able to protect meaningful rights in proprietary technology over which we do not hold patents.

        Furthermore, we cannot assure you that others have not developed or will not develop products which may duplicate any of our products or manufacturing processes, or that others will not design around our patents. Other parties may independently develop or otherwise acquire substantially equivalent techniques, gain access to our proprietary technology or disclose such technology. In addition, whether or not we obtain additional patents, others may hold or receive patents covering components of products we independently develop in the future. We cannot assure you that third parties will not claim infringement by us, and seek substantial damages, with respect to current or future products. If we were to become involved in a dispute regarding intellectual property, whether ours or that of another company, we may involved in material legal proceedings. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays and require us to:

  •
  cease manufacturing and selling the product in question, which could seriously harm us;

  •
  enter into royalty or licensing agreements; or

  •
  design commercially acceptable non-infringing alternative products.

        We cannot assure you that we would be able to obtain royalty or licensing agreements, if required, on terms acceptable to us or at all, or that we would be able to develop commercially acceptable non-infringing alternative products. Our failure to do so could have a material adverse effect upon our business, financial condition, operating results and cash flows.

        If patients allege that the use of our cardiothoracic surgery products adversely affected them, we may face substantial product liability claims.    Substantial product liability litigation exists within the medical device industry. Our products are life-sustaining devices, and their failure may result in patient death. We have had product liability claims in the past, which have been resolved without material financial cost to us. We cannot assure you, however, that future product liability claims will not exceed the limits of our insurance coverage or that such insurance will continue to be available on commercially reasonable terms, or at all. Consequently, a product liability claim or other claim with respect to uninsured liabilities, or in excess of insured liabilities, could have a material adverse effect on our business, financial condition, operating results and cash flows. In addition, adverse publicity resulting from product liability litigation may materially adversely affect us regardless of whether the claims are valid or whether we are liable. These claims may divert our financial and management resources that would otherwise be used to benefit the future performance of our operations.

        Key employees could leave our company at any time, impairing our development and profitability.    We depend heavily on the technical knowledge and industry expertise of our management team. The development and execution of our business plan depends upon these individuals. We do not have employment agreements with most of our key employees. The departure of key people could adversely affect our business, financial condition, operating results and cash flows.

        We may be unable to recruit, motivate and retain qualified employees.    Our success depends upon our ability to attract, motivate and retain a sufficient number of qualified employees, including those who concentrate in research and development, sales, marketing and manufacturing, to keep pace with our product development schedules. Even though we have not experienced shortages of qualified people to date, qualified individuals needed to fill these positions could be in short supply in our market. Our inability to recruit, motivate and retain such individuals may delay the planned launch of new products or result in high employee turnover, either of which could have a material adverse effect on our business, financial condition, operating results and cash flows. Additionally, competition for qualified employees could require us to pay higher wages and provide additional benefits to attract sufficient employees.

        Fluctuations in our operating results may result in decreases in the price of our securities.    Our operating results have and will continue to fluctuate significantly because of several factors, including the timing of FDA clearance, government policies regarding payment for our products and new technology. Consequently, our operating results may fall below the expectations of public market analysts and investors. In that event, the price of our securities would likely decrease. The price of our securities may fluctuate during the course of this offering and the price of our units may be higher or lower than the price of the shares offered hereby. On June 3, 2004, the last sale price of one unit, each consisting of one share of common stock and one Class A Warrant, was $2.00.

        No public market exists for our common stock.    We cannot assure you that a public market for our common stock will develop. Before our initial public offering, there was no public market for our units. Our units were listed on The Nasdaq SmallCap Market under the symbol "MDCVU" from the completion of our initial public offering in November 2001 until March 2003. In March 2003, our units were delisted from The Nasdaq SmallCap Market because we failed to satisfy the minimum stockholders' equity requirement for continued listing and because the bid price of our units had been below $1.00 for 30 consecutive trading days. Our units are now traded under the same symbol on the OTC Bulletin Board. Although certain of the selling shareholders own shares of common stock and warrants to purchase common stock, such securities are not fungible with our publicly traded units because each publicly traded unit consists of one share of common stock and one Class A Warrant.

        You may have difficulty reselling our common stock.    Our securities are subject to certain rules of the SEC relating to "penny stocks." Such rules require broker-dealers to make a suitability determination for purchasers and to receive the purchaser's prior written consent for a purchase transaction, thus restricting the ability to purchase or sell our securities in the open market. In addition, trading in our securities is conducted in the over-the-counter market on the OTC Bulletin Board, which was established for securities that do not meet Nasdaq listing requirements. Selling our securities may be difficult because of the quantity of securities that may be bought and sold, the possibility that transactions may be delayed, and the low level of security analyst and news media coverage given to over-the-counter stocks. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our securities.

        Our existing shareholders have significant control, which could reduce your ability to receive a premium for your securities through a change in control.    As of May 31, 2004, officers and directors of our company beneficially owned approximately 36.7 percent of our outstanding common stock. As a result, they may be able to control our company and direct our affairs, including the election of directors and approval of significant corporate transactions. This concentration of ownership could also delay, defer or prevent a change in control of our company, and make some transactions more difficult or impossible without their support. These transactions might include proxy contests, tender offers, open market purchase programs or other share purchases that could give our shareholders the opportunity to realize a premium over the then prevailing market price of our securities. As a result, this concentration of ownership could depress the price of our securities.

        Minnesota law and our ability to issue preferred stock could deter a take-over or acquisition of our company.    Our articles of incorporation authorize the issuance of shares of preferred stock. Our board of directors, without any action by our shareholders, is authorized to designate and issue the preferred stock in such classes or series as it deems appropriate and establish the rights and privileges of such shares, including liquidation and voting rights. Our ability to designate and issue preferred stock having preferential rights over our common stock could adversely affect the voting power and other rights of holders of common stock, should we determine to issue preferred stock. We are also subject to the Minnesota Business Corporation Act, which includes provisions that limit the voting rights of persons acquiring specified percentages of shares of an issuing public corporation in a "control share acquisition" and restrict "business combinations" between issuing public corporations and specified persons acquiring their securities. Our ability to issue preferred stock and the application of the provisions of Minnesota law discussed above could impede or deter another company from making a tender offer or other proposal to take us over.

USE OF PROCEEDS

        The shares being registered under this prospectus for resale by the selling shareholders include shares issuable upon the exercise of warrants. We will not receive any proceeds from the sale of the shares by the selling shareholders. We will receive the exercise price of the warrants held by the selling shareholders, if any when such warrants are exercised. We expect to use the proceeds of any such warrant exercises for general working capital purposes and the repayment of indebtedness.

CAPITALIZATION

        The following table sets forth our capitalization as of January 31, 2004 as follows:

  •
  on an actual basis, and

  •
  on a pro forma basis to reflect the issuance of 5,000 shares of common stock in February 2004 and the receipt of net proceeds of $3,583,953 from the sale of 2,730,763 shares of common stock and warrants to purchase the same number of shares in February, April and May, 2004.

        You should read this information in conjunction with the financial statements and the related notes and Management's Discussion and Analysis or Plan of Operation included elsewhere in this prospectus.

	January 31, 2004
	Actual	Pro Forma
	(unaudited)	(unaudited)
Notes payable and line of credit	$3,861,568	$3,861,568
Preferred stock: $0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding
Common stock: $0.01 par value; 95,000,000 shares authorized, 7,995,070 shares issued and outstanding, actual; 10,730,833 shares issued and outstanding, pro forma	79,951	107,309
Additional paid-in capital	17,812,482	21,369,077
Deferred stock-based compensation	(2,385)	(2,385)
Accumulated deficit	(20,768,019)	(20,768,019)
Total shareholders' equity (deficit)	(2,877,971)	705,982
Total capitalization	(2,993,874)	590,079

        The above information excludes:

  •
  1,500,000 shares of common stock issuable by us upon the exercise of Class A Warrants at an exercise price of $6.50 per share;

  •
  2,730,763 shares of common stock issuable by us upon the exercise of common stock purchase warrants at an exercise price of $1.60 per share;

  •
  2,519,004 shares of common stock issuable by us upon the exercise of outstanding warrants at a weighted average exercise price of approximately $2.36 per share;

  •
  1,288,727 shares of common stock issuable by us upon the exercise of stock options granted, or shares available for issuance pursuant to future grants, under our stock option plans;

  •
  150,000 units, each consisting of one share of common stock and one Class A Warrant, issuable by us upon the exercise of a warrant that we issued to the underwriter of our initial public offering at an exercise price of $6.75 per unit; and

  •
  218,461 units, each consisting of one share of common stock and one common stock purchase warrant, issuable by us upon the exercise of warrants that we issued to our agent and our finder in our recently completed private placement.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data for the years ended April 30, 2002 and 2003, are derived from our consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP and which are included elsewhere in this prospectus. The following selected consolidated financial data for the nine months ended January 31, 2003 and 2004, are derived from our unaudited consolidated financial statements which are included elsewhere in this prospectus. The selected consolidated financial data should be read in conjunction with such consolidated financial statements and the related notes and Management's Discussion and Analysis or Plan of Operation. The consolidated balance sheet as of January 31, 2004, the consolidated statement of operations for the nine months ended January 31, 2003 and 2004, and the consolidated statement of cash flows for the nine months ended January 31, 2003 and 2004 include, in the opinion of management, all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the financial results for the respective interim periods and are not necessarily indicative of results of operations to be expected for the entire fiscal year ending April 30, 2004.

	Years Ended April 30,		Nine Months Ended January 31,
	2002	2003	2003	2004
Statement of Operations Data:
Net sales	$2,536,868	$2,578,063	$1,787,443	$2,544,494
Cost of goods sold	2,109,453	1,807,402	1,384,838	1,404,436
Gross profit	427,415	770,661	402,605	1,140,058
Total operating expenses	4,017,780	5,018,873	4,073,167	4,017,145
Net loss	(4,297,665)	(4,667,709)	(3,749,409)	(3,694,925)
Basic and diluted net loss per share	(.62)	(.60)	(.48)	(.42)
Weighted average number of shares outstanding, basic and diluted	6,980,820	7,843,834	7,843,834	8,737,214

As of January 31, 2004
Balance Sheet Data:
Total current assets	$4,495,617
Total current liabilities	5,420,335
Working capital	(924,718)
Total assets	5,798,593
Long-term debt and capital lease obligations, including current portion	1,795,696
Total shareholders' equity (deficit)	(2,877,971)

        You should read this information in conjunction with the financial statements and the related notes and Management's Discussion and Analysis or Plan of Operation included elsewhere in this prospectus.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

        Our units were listed on The Nasdaq SmallCap Market under the symbol "MDCVU" from the completion of our initial public offering in November 21, 2001, until March 19, 2003. Our units are now traded under the same symbol on the OTC Bulletin Board ("OTCBB"). The following table sets forth the approximate high and low closing prices as reported by The Nasdaq SmallCap Market and the approximate high and low bid prices as reported by the OTCBB for our units for the periods indicated. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Period	High	Low
Fiscal Year 2003
First Quarter	$2.45	$0.55
Second Quarter	$1.44	$0.60
Third Quarter	$1.15	$0.55
Fourth Quarter	$1.01	$0.25
Fiscal Year 2004
First Quarter	$1.55	$0.30
Second Quarter	$2.45	$0.00
Third Quarter	$2.60	$1.15
Fourth Quarter	$2.30	$1.10

        As of May 31, 2004, we had 130 shareholders of record and approximately 330 beneficial owners.

        We have never declared or paid cash dividends. We currently intend to retain future earnings, if any, to operate and expand our business, and we do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by our board.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

        The following discussion contains various forward-looking statements within the meaning of Section 21E of the Exchange Act. Although we believe that, in making any such statement, our expectations are based on reasonable assumptions, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. When used in the following discussion, the words "anticipates," "believes," "expects," "intends," "plans," "estimates" and similar expressions, as they relate to us or our management, are intended to identify such forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ materially from those anticipated, certain of which are beyond our control, include those discussed in Risk Factors as well as those discussed elsewhere in this Form SB-2.

        Our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking statements. Accordingly, we cannot be certain that any of the events anticipated by forward-looking statements will occur or, if any of them do occur, what impact they will have on us. We caution you to keep in mind the cautions and risks described Risk Factors as well as those discussed elsewhere in this Form SB-2 and to refrain from attributing undue certainty to any forward-looking statements, which speak only as of the date of the document in which they appear.

Overview

        We are a cardiothoracic surgery device company. Our primary products are mechanical heart valves known as the Omnicarbon® Series 3000 and Series 4000, which we manufacture and market. Our heart valves are used to treat heart failure caused by the aging process, heart diseases, prosthetic heart valve failure and congenital defects. To date, we have distributed the Omnicarbon 3000 and 4000 heart valves primarily in Europe, South Asia, the Middle East and the Far East. In fiscal year 2003, we derived 57 percent of our net sales from Europe. As an innovator of heart valve technology, we have more than 33 years of experience in developing, manufacturing and marketing five generations of heart valves, and we have sold approximately 140,000 heart valves worldwide.

        On July 26, 2001, the FDA gave us notice of premarket approval to sell our Omnicarbon 3000 heart valve in the U.S., the largest geographic market for mechanical heart valves. In anticipation of FDA premarket approval, we invested in our sales and marketing infrastructure, including adding sales management to our staff and recruiting field sales representatives to call on domestic surgery centers in the U.S. Based upon our Omnicarbon heart valve's 18 years of implants in patients in Europe, we believe that we can establish a competitive position in the mechanical heart valve industry in the U.S. and leverage this position into other critical areas of cardiothoracic surgery. We also expect that our ability to market the Omnicarbon 3000 heart valve in the U.S. will favorably affect our international sales, as many cardiovascular surgeons and others who make purchasing decisions are aware of the FDA's rigorous premarket approval process and consider it to be a validation of the safety and efficacy of medical devices. Our company had its first implant of the Omnicarbon 3000 heart valve in the U.S. in December 2001.

        The worldwide heart valve market is highly competitive. In addition, technology and competitive offerings, such as new tissue heart valves, place increased pressure on us as we seek to increase our market share and revenue. For more information regarding these risks, you should review Risk Factors.

        We are also attempting to add other cardiovascular products. In fiscal year 2003 we acquired rights to the Northrup Universal Annuloplasty System™. We have completed development to the point that we have applied for regulatory approvals and expect to launch this product by the end of calendar year 2004. In August 2003, we acquired a laser-technology platform which we hope to develop into products that will be used for the surgical treatment of atrial fibrillation from Lightwave Ablation Systems, Inc. We believe these and other products we may acquire or develop provide opportunities for diversification growth.

Critical Accounting Policies

        The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We believe our estimates and assumptions are reasonable; however, actual results and the timing of the recognition of such amounts could differ from those estimates. We have identified the following critical accounting policies and estimates utilized by management in the preparation of our financial statements: revenue recognition, deferred income tax assets, accounts receivable allowance, and inventory obsolescence. Actual amounts could differ significantly from management's estimates.

        Revenue Recognition.    We recognize revenue using guidance from SEC Staff Accounting Bulletin No. 104 "Revenue Recognition in Financial Statements." Revenue from the sale of our mechanical heart valves is recognized provided that we have received a purchase order, the price is fixed, title has transferred, collection of the resulting receivable is probable and there are no remaining obligations. Transfer of title occurs for substantially all sales upon shipment. Our products are not subject to any customer acceptance process. There are no rights of return unless the product does not perform according to specifications.

        Deferred Income Tax Assets.    In assessing the realizability of our deferred tax assets, management considers whether it is more likely than not that our deferred income tax assets will be realized. The ultimate realization of deferred income tax assets is dependent on the generation of future taxable income, which must occur prior to the expiration of our net operating loss and credit carryforwards, which comprise the majority of the deferred tax assets. As of April 30, 2003, we had established a valuation allowance of $5,821,900 to fully offset our deferred tax assets due to uncertainty about generating sufficient future taxable income necessary to realize these deferred tax assets, particularly in light of our history of significant operating losses. In addition, future utilization of available net operating loss carryforwards may be limited under Internal Revenue Code 382 as a result of future changes in ownership.

        Accounts Receivable Allowance.    In determining the adequacy of our allowance for doubtful accounts, management considers a number of factors, including the aging of our receivable portfolio, customer payment trends, the financial condition of our customers and economic conditions in our customers' countries. Our analysis in determining the allowance for doubtful accounts is performed by management on a customer-by-customer basis. Although our recorded allowance includes our best estimates, we cannot predict the resolution of these matters with certainty. As of April 30, 2003 and January 31, 2004, our allowance for doubtful accounts was $113,295 and $79,844, respectively.

        Inventory Obsolescence.    In determining the appropriate carrying value of our inventories, management considers a number of factors, including the aging of our inventory, recent sales trends, industry market conditions and economic conditions. Our analysis requires us to estimate revenues by type of mechanical heart valve. Although adjustments to the carrying value of our inventories reflect our best estimates, the estimates require a large degree of judgment. During the fiscal year ended April 30, 2003, we recorded a provision for inventory obsolescence of $105,422 and during the nine-month period ended January 31, 2004, we recorded a provision for inventory obsolescence of $125,563.

Restatement

        We have restated our financial statements to reflect changes in classification of certain items in our statement of operations for the years ended April 30, 2002 and 2003 and for the nine-month period ended January 31, 2003.

        We have changed the classification of certain expenditures previously classified as sales and marketing expenses to a reduction in net sales. These expenditures consist of payments made to international distributors for assistance in marketing our products that are required to be reported as a reduction in net sales pursuant to application of the Consensus for EITF Issue 01-9 "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)." The financial statements for the years ended April 30, 2002 and 2003 and for the nine-month period ended January 31, 2003, have been restated to give effect to this change in classification. The changes in these classifications decreased net sales, gross profit, sales and marketing expense and total operating expenses by corresponding amounts.

        We have also changed the classification of income from inventories returned from two former international distributors, which had previously been reported as a reduction of cost of goods sold rather than as a reduction of general and administrative expenses for year ended April 30, 2003. The financial statements for the years ended April 30, 2002 and 2003 and for the nine-month period ended January 31, 2003, have been restated to give effect to the change in classification. The change in classification increased cost of goods sold, decreased gross profit and decreased general and administrative expenses by $92,000 for the year ended April 30, 2003.

        The changes in classifications had no effect on our loss from operations or net loss, nor any effect on the consolidated balance sheet, statement of shareholders' equity (deficit) or cash flows. See Note 17 to the consolidated financial statements for the year ended April 30, 2003 and Note 11 to the unaudited consolidated financial statements for the nine-month periods ended January 31, 2003 and 2004.

Results of Operations as a Percentage of Total Revenue for the Nine-Month Periods Ended January 31, 2003 and 2004

        Our operating results, expressed as a percentage of total revenue, were as follows:

	Nine Months Ended January 31,
	2003 Restated(1)	2004
Net sales	100.0%	100.0%
Cost of goods sold	77.5%	55.2%
Gross profit	22.5%	44.8%
Operating expenses:
Sales and marketing	102.3%	59.1%
General and administrative	86.4%	71.9%
Engineering and regulatory	39.2%	26.9%
Total operating expenses	227.9%	157.9%

Loss from operations	(205.3)%	(113.1)%
Other income (expense):
Interest expense	(6.9)%	(32.5)%
Interest income	0.7%	0.2%
Other income	1.8%	0.2%
Total other expense	(4.4)%	(32.1)%
Net loss	(209.7)%	(145.2)%

(1)
As described in Note 11 to our unaudited consolidated financial statements for the nine-month periods ended January 31, 2003 and 2004 included elsewhere in this prospectus, we restated our financial statements for the nine-month period ended January 31, 2003 to change the classification of certain expenditures previously classified as sales and marketing expenses to a reduction in net sales and to change the classification of income from inventories returned from two former international distributors previously classified as a reduction of cost of goods sold to a reduction of general and administrative expenses.

Results of Operations for the Nine-Month Periods Ended January 31, 2003 and 2004

        Net Sales.    Net sales in the nine-month period ended January 31, 2004, increased 42 percent to $2,544,494 from $1,787,443 in the same period one year ago. Net sales in the U.S. increased 196 percent for the nine months ended January 31, 2004, compared to the same period a year ago, as a result of our changes in distribution and increased marketing efforts. U.S. sales for the nine months ended January 31, 2004, represented 17 percent of sales compared to 8 percent of sales for the nine months ended January 31, 2003. For the nine-month period ended January 31, 2004, sales to our European customers increased 34 percent compared to the same period a year ago. The percentage increase for the nine months ended January 31, 2004, is affected by the fact that our largest customer did not purchase any valves in the second quarter ended October 31, 2002. Unit sales for the nine months ended January 31, 2004, increased 28 percent compared to unit sales for the nine months ended January 31, 2003. Average selling prices increased for the nine months ended January 31, 2004, compared to the nine months ended January 31, 2003.

        The vast majority of our sales are denominated in U.S. dollars. Fluctuations in foreign currency exchange rates have not resulted in significant losses or gains on outstanding trade accounts receivable. All of our distributors are required to pay for products in U.S. dollars, other than our Japanese distributor, which pays in Japanese yen, and one European customer, which pays in euros.

        Gross Profit.    Fiscal year-to-date gross profit margins in 2004 were 44.8 percent compared to 22.5 percent in the same nine-month period last fiscal year. The gross profit on valves we sell in the U.S. is higher than in other geographic regions as we sell directly to hospitals and selling prices in the U.S. are generally higher due in part to government regulations and reimbursement. Selling price for heart valves vary significantly around the world. Our gross profit is subject to fluctuations as the geographic mix of sales fluctuates. Our strategy is to obtain FDA approval of our proprietary pyrolytic carbon manufacturing process in order to market the Omnicarbon 4000 in the U.S. Due to its lower manufacturing cost, we believe the Omnicarbon 4000 will generate significantly higher gross profit margins when sold in the U.S. than the Omnicarbon 3000 heart valve.

        Sales and Marketing.    For the nine-month period ended January 31, 2004, sales and marketing expenses totaled $1,502,309 or 59.1 percent of net sales, compared to $1,829,113 or 102.3 percent of net sales in the same period last fiscal year. Sales and marketing expense as a percent of sales decreased for the nine-month period ended January 31, 2004, due to the increase in sales and the decline in expense for the comparative periods. The decrease in spending related to a more focused Omnicarbon marketing effort in the U.S. and international markets. The reduction in sales and marketing expenses can be directly attributable to three areas: salaries, travel and consulting expenses. We downsized our sales management group which resulted in lower travel expense and salary expense. We also reduced our use of outside consultants. Our overall marketing strategy is to promote the clinical results of the Omnicarbon heart valve and the technical strengths of our company in designing and manufacturing mechanical heart valves.

        General and Administrative.    For the nine-month period ended January 31, 2004, general and administrative expenses totaled $1,830,617 or 71.9 percent of net sales, compared to $1,544,333 or 86.4 percent of net sales in the same period last year. The increase for the year-to-date period was primarily attributable to certain non-cash, stock-based incentives associated with strengthening the executive management staff and board of directors. Expenses associated with these activities totaled $178,417 for the nine-month period ended January 31, 2004.

        Engineering and Regulatory.    For the nine-month period ended January 31, 2004, engineering and regulatory expenses totaled $684,219 or 26.9 percent of net sales, compared to $699,721 or 39.2 percent of net sales in the same period last fiscal year. For the nine months ended January 31, 2003, engineering and regulatory expenses included non-recurring expenses associated with the purchase of the Northrup Universal Heart Valve Repair System™ and the IMA Access™ Retractor Device.

        Other (Expense) Income.    Fiscal year-to-date interest expense was $828,119, compared to $124,002 in the same period one year ago. The increase in interest expense in the year-to-date period was attributed to higher financing costs associated with the additional short-term debt obtained in fiscal year 2004 and the related-party property sale-leaseback. Expenses related to the issuance of warrants related to debt financing totaled $521,732 for the nine-month period ended January 31, 2004.

        Income Tax Provision.    In light of our history of operating losses, we recorded a valuation allowance to fully offset our deferred tax assets in fiscal year 2000. We have continued to provide a full valuation allowance through the third quarter of fiscal year 2004 due to uncertainty about our ability to generate sufficient future taxable income necessary to realize our deferred tax assets. We have recorded no tax provision in the current period due to net operating losses generated for income tax reporting purposes.

        Loss from Operations.    For the nine-month period ended January 31, 2004, we incurred a loss from operations of $2,877,087 as our operating expenses, which are discussed above, exceeded our gross profit. As of January 31, 2004, we had an accumulated deficit of $20,768,019. We have incurred losses in each of the last seven fiscal years.

Results of Operations as a Percentage of Total Revenue for the Fiscal Years Ended April 30, 2002 and 2003

        Our operating results, expressed as a percentage of total revenue, were as follows:

MedicalCV, Inc.
Consolidated Statement of Operations

	2002 Restated	2003 Restated
Net sales	100.0%	100.0%
Cost of goods sold	83.2%	70.1%
Gross profit	16.8%	29.9%
Operating expenses:
Sales and marketing	64.8%	89.5%
General and administrative	62.9%	71.2%
Engineering and regulatory	30.7%	34.0%
Total operating expenses	158.4%	194.7%
Loss from operations	(141.5)%	(164.8)%
Other (expense) income:
Interest expense	(18.3)%	(18.1)%
Interest income	1.9%	0.5%
Loss from early extinguishment of convertible subordinated bridge notes	(13.2)%	0.0%
Other income, net	1.7%	1.4%
Total other expense	(27.9)%	(16.3)%
Net loss	(169.4)%	(181.1)%

Results of Operations for the Fiscal Years Ended April 30, 2002 and 2003

        Net Sales.    Net sales in the year ended April 30, 2003, increased 1.6 percent to $2,578,063 from $2,536,868 in the prior year. The increase was attributable to higher Omnicarbon unit sales in the U.S. and Middle East markets due to the increased sales focus and successful expansion of clinical sites in those markets.

        In fiscal years 2002 and 2003, the vast majority of our sales were denominated in U.S. dollars. Fluctuations in foreign currency exchange rates have not resulted in significant losses or gains on outstanding trade accounts receivable. All of our distributors are required to pay for products in U.S. dollars, other than our Japanese distributor, which pays in Japanese yen, and two European customers, which pay in euros. We recognize that a strong U.S. dollar can adversely affect unit sales payable in currencies other than U.S. dollars for our foreign distributors.

        Gross Profit.    Gross profit as a percentage of net sales increased to 29.9 percent in the year ended April 30, 2003, from 16.9 percent in the prior year. The improvement in fiscal year 2003 gross profit margins was attributable primarily to reductions in Omnicarbon 3000 product costs combined with favorable mix due to unit sales growth in the U.S. market. We have expended considerable resources in developing our new carbon manufacturing process technologies utilized in manufacturing the Omnicarbon 4000 heart valve, which is currently sold outside the U.S. market. Our strategy is to obtain FDA approval of our proprietary pyrolytic carbon manufacturing process in order to market the Omnicarbon 4000 in the U.S. Due to its lower manufacturing cost, we believe the Omnicarbon 4000 will generate significantly higher gross profit margins when sold in the U.S. than the Omnicarbon 3000 heart valve.

        Sales and Marketing.    Sales and marketing expenses in the year ended April 30, 2003, were $2,307,769 or 89.5 percent of net sales compared to $1,643,774 or 64.8 percent of net sales in the prior year. The increase in spending in fiscal year 2003 related to expanded Omnicarbon marketing efforts in the U.S., and to a lesser extent, international markets. Our overall strategy is to promote the clinical results of the Omnicarbon heart valve and the technical strengths of our company in designing and manufacturing mechanical heart valves.

        General and Administrative.    General and administrative expenses for the year ended April 30, 2003, were $1,834,418 or 71.2 percent of net sales compared to $1,594,968 or 62.9 percent of net sales in the prior year. The increase was primarily attributable to increased expenses associated with operating as a public company, including approximately $100,000 for investor relations consulting and approximately $100,000 in directors' and officers' liability insurance premiums.

        Engineering and Regulatory.    Engineering and regulatory expenses for the year ended April 30, 2003, were $876,686 or 34.0 percent of net sales compared to $779,038 or 30.7 percent of net sales in the prior year. The increase in fiscal year 2003 spending was primarily attributable to expenses associated with the purchase and development of the Northrup Universal Heart Valve Repair System™ and the IMA Access™ Retractor device combined with costs related to the pursuit of FDA approval for our proprietary pyrolytic carbon manufacturing process in order to market the Omnicarbon 4000 heart valve in the U.S.

        Other (Expense) Income.    Interest expense totaled $467,315 in the year ended April 30, 2003, compared to $463,388 in the prior year. Interest expense reflected amortization of deferred financing costs for both years. Loss from the early extinguishment of convertible subordinated bridge notes of $335,410 was reflected in fiscal year 2002.

        Income Tax Provision.    In light of our history of operating losses, we recorded a valuation allowance to fully offset our deferred tax assets in fiscal year 2000. We have continued to provide a full valuation allowance through fiscal year 2003 due to the inherent uncertainty about the sufficiency of future taxable income necessary to realize our deferred tax assets.

        Loss from Operations.    For the fiscal year ended April 30, 2003, we incurred a loss from operations of $4,248,212 as our operating expenses, which are discussed above, exceeded our gross profit. As of April 30, 2003, we had an accumulated deficit of $17,073,095. We have incurred losses in each of the last seven fiscal years.

Liquidity and Capital Resources

Nine-Month Periods Ended January 31, 2003 and 2004

        Cash and cash equivalents decreased to $151,164 at January 31, 2004, from $184,227 at April 30, 2003. This decrease in cash and cash equivalents of $33,063 was due to the following:

Net cash used in operating activities	$(2,865,374)
Net cash used in investing activities	(6,852)
Net cash provided by financing activities	2,839,163

Net decrease	$(33,063)

        Net cash used in operating activities decreased $259,700 to $2,865,374 in the nine-month period ended January 31, 2004, from $3,125,074 in the nine-month period ended January 31, 2003. The use of cash in operations in the nine-month periods of both fiscal years 2004 and 2003 was primarily due to net losses of $3,694,924 and $3,749,409, respectively.

        Net cash used in investing activities was $6,852 in the nine-month period ended January 31, 2004. Net cash used in investing activities was $97,768 in the nine-month period ended January 31, 2003. In both periods, the cash was used for capital expenditures.

        Net cash provided by financing activities was $2,839,163 in the nine months ended January 31, 2004, and consisted of short-term borrowings from related parties of $2.0 million, partially offset by principal payments of $42,069, and $508,456 of payments on related-party lease obligations. In the nine-month period ended January 31, 2003, net cash provided by financing activities was $649,981 consisting of short-term borrowing from non-related parties of $735,505, offset by principal payments of $85,524.

Fiscal Years Ended April 30, 2002 and 2003

        Cash and cash equivalents decreased to $184,227 at April 30, 2003, from $2,781,675 at April 30, 2002. The decrease in cash and cash equivalents of $2,597,448 from the prior year was due to the following:

Net cash used in operating activities	$(4,309,507)
Net cash used in investing activities	(128,960)
Net cash provided by financing activities	1,841,019

Net decrease	$(2,597,448)

        Net cash used in operating activities increased $1,122,702 from $3,186,805 in the prior year to $4,309,507 in the fiscal year ended April 30, 2003. The increase was due principally to funding higher operating losses in fiscal year 2003 as we increased our marketing efforts in the U.S. In addition, increases in accounts receivable, inventories and prepaid assets were partially offset by increases in accounts payable and accrued expenses. Inventories increased $368,078 in fiscal year 2003 and $188,084 in fiscal year 2002. The inventory increases were related to carrying additional inventory to support the launch of the Omnicarbon 3000 heart valve in the U.S. market and anticipated growth in international sales.

        Net cash used in investing activities was $128,960 and $465,024 for the fiscal years ended April 30, 2003 and 2002, respectively. We invested $128,960 in property, plant, and equipment in the year ended April 30, 2003, compared to $384,024 in the prior year. Our investment in property, plant, and equipment in fiscal year 2002 related primarily to the development of our proprietary pyrolytic carbon manufacturing process.

        Net cash provided by financing activities was $1,841,019 in the fiscal year ended April 30, 2003, and consisted primarily of borrowings from related parties of $1,303,333 combined with net proceeds from the related party sale-leaseback transaction of $1,000,000; partially offset by principal payments of $462,314. We completed our initial public offering early in the third quarter of fiscal year 2002, which generated net proceeds of $5,396,485. Other sources of cash from financing activities in fiscal year 2002 were our increased borrowings of $1,570,000 on our line of credit and the net proceeds of $438,885 from the sale of $500,000 principal amount of convertible subordinated bridge notes. We used $975,000 of funds generated through our initial public offering to repay the bridge notes in the fourth quarter of fiscal year 2002 and to make principal payments on our bank line of credit.

Recent Financing Activities

        Our efforts to penetrate the U.S. heart valve market, build our U.S. sales organization and improve our European distribution capabilities have required a significant investment. During calendar year 2003, to improve our capital structure and provide working capital for operations, we completed the following transactions with PKM Properties, LLC ("PKM"), an entity controlled by Paul K. Miller, one of our directors and the largest beneficial owner of our securities, Draft Co. ("Draft"), an unrelated third party, and Peter L. Hauser ("Hauser"), who following the transaction in which he participated became the beneficial owner of over 10 percent of our securities. In January 2003, we established a discretionary line of credit with PKM. As of January 31, 2004, we had borrowed $943,333 under this line of credit. This line of credit, as amended, which currently requires the payment of interest at a rate of 10 percent per year, matures on June 30, 2005, and is collateralized by substantially all of our assets. In April 2003, we also completed a refinancing transaction in which our corporate headquarters, manufacturing facility and surrounding land were sold to PKM in a sale-leaseback transaction. Simultaneous with the sale, we entered into a lease with PKM to lease back the facility and a portion of the land. In July 2003, we established a $1.0 million discretionary line of credit with PKM. This line of credit, as amended, which currently requires the payment of interest at a rate of 10 percent per year, matures on June 30, 2005, and is collateralized by substantially all of our assets. In a simultaneous transaction, we entered into a loan agreement and borrowed $1.0 million from Peter L. Hauser pursuant to a subordinated note with an interest rate of 10 percent per year. Pursuant to an intercreditor agreement with PKM, the loan is secured by substantially all of our assets. In November 2003, we amended the $1.0 million term debt with PKM initiated on July 8, 2003, to provide for an additional $500,000 of borrowing under the same terms. We also borrowed $500,000 in November 2003 from Draft Co., an unrelated third party, under a note maturing June 30, 2004, which bears interest at a rate of 10 percent per year. The Draft loan is secured by substantially all our assets pursuant to a restated intercreditor agreement among PKM, Hauser, and Draft. To date, we have borrowed approximately $3,943,000 in these bridge financing transactions. On February 3, 2004, we amended the PKM and Hauser bridge debt agreements to extend the maturity date to June 30, 2005. Our obligations to Draft Co. remain payable on June 30, 2004. In April 2004, we issued a short-term promissory note to PKM in the principal amount of $150,000. The note required the payment of interest at a rate of 10 percent per year. We repaid such note in full during April 2004.

        In February, April and May, 2004, we conducted a private placement to accredited investors of units, each unit consisting of one share of common stock and one warrant to purchase one share of common stock. We sold 2,730,763 units for aggregate gross proceeds of $4,014,222. The five-year warrants sold with the common stock are exercisable to purchase an aggregate of 2,730,763 shares of common stock at an exercise price of $1.60 per share. In connection with such placement, we issued our agent a five-year warrant to purchase 123,272 units at an exercise price of $1.8375 per unit, paid our agent cash commissions of $181,210 and paid our agent a non-accountable expense allowance of

$67,954. In connection with such placement, we issued our finder a five-year warrant to purchase 95,189 units at an exercise price of $1.8375 per unit, paid our finder a finder's fee of $140,928 and reimbursed our finder for expenses of $4,163. The warrants underlying the unit warrants issued to the agent and the finder are exercisable for a period of five-years at an exercise price of $1.8375 per share.

Analysis

        With the net proceeds from our recently completed private placement, we anticipate that we will need to raise capital late in calendar year 2004. We expect to face substantial difficulty in raising funds in the current market environment, and we cannot provide any assurance that such additional financing will be available on terms acceptable to us or at all. In addition, the report of our independent registered public accounting firm for fiscal years 2002 and 2003 includes an explanatory paragraph expressing doubt about our ability to continue as a going concern.

        We expect that our operating losses and negative operating cash flow will continue through fiscal year 2005 as we continue increasing our corporate staff to support the development and launch of our atrial fibrillation technology and heart valve repair products, and add marketing programs domestically and internationally to build awareness of and create demand for our Omnicarbon heart valves. We anticipate that our sales and marketing and general and administrative expenses will continue to constitute a material use of our cash resources. The actual amounts and timing of our capital expenditures will vary significantly depending upon the speed at which we are able to expand our distribution capability in domestic and international markets and the availability of financing.

        Our capital requirements may vary depending upon the timing and the success of the implementation of our business plan, regulatory, technological and competitive developments, or if:

  •
  increased sales levels of our core products and new products are not achieved;

  •
  operating losses exceed our projections;

  •
  our manufacturing and development costs or estimates prove to be inaccurate;

  •
  we determine to acquire, license or develop additional technologies; or

  •
  we experience substantial difficulty in gaining U.S. market acceptance or delays in obtaining FDA clearance of our proprietary carbon coating process for heart valves sold in the U.S. market.

        By broadening our portfolio of cardiothoracic surgery products, we hope to reduce our dependence on sales of heart valves and reduce our reliance upon financing transactions, which may not be available to us. We cannot, however, assure you that our efforts to diversify our product offerings will:

  •
  be attainable;

  •
  be profitable;

  •
  reduce our reliance upon financing transactions; or

  •
  enable us to continue operations.

Commitments and Contingent Liabilities

        Snia S.p.A. Carbomedics (formerly Sulzer Carbomedics).    In July 1998, we entered into a three-year supply agreement with Snia S.p.A. Carbomedics, the source of certain raw material components used to manufacture our Omnicarbon 3000 heart valves. The supply agreement was extended for an additional two years in March 2001. The agreement provided that we purchase a minimum number of raw material units each calendar year through December 2003. Under the terms of the agreement, we were required to compensate Snia S.p.A. Carbomedics for any purchase shortfalls up to a maximum of $200,000 per year. We did not meet the minimum purchase requirements for the past four calendar years. As a result, for the first nine months of fiscal year 2004, we expensed $137,967 compared to $113,738 during the first nine months of fiscal year 2003. We expensed $138,738 in fiscal year 2003 and $148,991 in fiscal year 2002 related to these purchase shortfalls. These charges were reflected in cost of goods sold. As of May 31, 2004, we had not renewed our agreement with Snia S.p.A. Carbomedics.

        Related Party Lease Obligation.    On April 4, 2003, we sold our corporate headquarters, manufacturing facility and surrounding land in Inver Grove Heights, Minnesota, to PKM, an entity controlled by a principal shareholder, who also serves on our board of directors. In connection with the transaction, we received total consideration of $3.84 million consisting of (i) $1.0 million in cash, (ii) PKM's assumption of our $2.5 million outstanding indebtedness to Associated Bank which eliminated our indebtedness to Associated Bank, and (iii) PKM's assumption of our promissory note with Dakota Electric Association and land special assessments payable to Dakota County aggregating $336,105.

        We simultaneously leased back our facility pursuant to a ten-year lease, with options to renew and an option to repurchase the facility. We will continue to utilize the facility as we did prior to the sale-leaseback transaction, with no change in operations.

        Clinical Studies.    We entered into agreements with several large non-U.S. hospitals to conduct clinical studies regarding certain aspects of our Omnicarbon heart valve's clinical performance. The agreements run through fiscal year 2006. In general, recipients of clinical study payments are required to purchase our products in order to complete their studies.

        Consulting.    We entered into an employment separation agreement with an officer in September 2003, which provides for consulting services through April 2004.

        Short-Term Debt with Related Parties.    We entered into an agreement with PKM and another shareholder in July 2003 to provide $2.0 million of bridge financing. We previously established a line of credit in January 2003 with PKM and have entered into various other financing transactions with PKM as described herein. As noted above, PKM is an entity controlled by a principal shareholder, who also serves on our board of directors.

        Atrial Fibrillation Technology Purchase Agreement.    We entered into an agreement with LightWave Ablation Systems, Inc. ("LightWave") in August 2003 to purchase technology for the treatment of atrial fibrillation. We issued 15,000 shares of common stock and a warrant to purchase 25,000 shares of common stock, and made an initial payment of $10,000 to LightWave for the worldwide technology distribution rights. In April 2004, we paid $15,000 coincident with the filing of a 510(k) application. Pursuant to terms of the agreement, additional cash payments may be made and warrants to purchase shares of our common stock may be issued to LightWave in the event that we meet certain development and marketing milestones, including obtaining a CE Mark, receipt of 510(k) clearance, and issuance of a U.S. Patent. Upon the first commercial sale in the U.S. or Europe utilizing the purchased technology, a payment of $125,000 will be due and an additional $385,000 will be due when cumulative gross sales of disposable products utilizing the purchased technology reach $1,500,000. In addition, for a period of 10 years beginning upon the first commercial sale utilizing the purchased technology, we will make payment to LightWave of 2-6% of net sales of disposable products. Following the first commercial sale utilizing the purchased technology, the timing of which is indeterminable, minimum payments under this provision would total $2,325,000 over nine years.

        The following table summarizes our contractual obligation as of January 31, 2004:

	Payments Due By Period
Summary of Contractual Obligations	TOTAL	Less than One Year	Two to Three Years	Four or More Years
Snia S.p.A. Carbomedics	$171,301	$171,301
Related Party Lease Obligation(1)	3,509,100	360,000	$828,000	$2,321,100
Clinical Studies	10,100	10,100
Consulting	17,308	17,308
Atrial Fibrillation Technology Purchase Agreement(2)	30,000	30,000
Short-Term Debt with Related Party	2,443,333	2,443,333
Other Short-Term Debt	500,000	500,000

TOTAL CONTRACTUAL OBLIGATIONS	$6,681,142	$3,532,042	$828,000	$2,321,000

(1)
Future payments include interest due.

(2)
Excludes future payments that are contingent upon completion of the first commercial sale of the product as defined in the LightWave purchase agreement.

Recent Accounting Pronouncements

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Exit or Disposal Activities." The new statement addresses the accounting for costs associated with exit or disposal activities. The provisions of the statement were effective for disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 did not have an impact on our financial position or results of operations. The new standard principally affects the timing of when charges are recorded as opposed to the amount of the ultimate charge. There have been no exit or disposal activities subsequent to December 31, 2002.

        We adopted the provisions of FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" in the third quarter of fiscal year 2003. The disclosure provisions of the interpretation are effective for our financial statements for the third quarter of fiscal year 2003. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. The implementation of this accounting pronouncement did not have a material effect on our results of operations, financial position or cash flows.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FAS 123." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and amends certain disclosure requirements of SFAS No. 123. The transition provisions of this statement are effective for fiscal years ending after December 15, 2002, and the disclosure requirements of this statement are effective for interim periods beginning after December 15, 2002. We currently plan to continue to apply the intrinsic-value based method to account for stock options. We have implemented the disclosure provisions.

        In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51." FIN No. 46 requires certain variable interest entities ("VIEs"), to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 is effective for all VIEs created or acquired after January 31, 2003. For VIEs created or acquired prior to February 1, 2003, the provisions of FIN No. 46 must be applied for the first interim or annual period beginning after June 15, 2003. We currently have no contractual relationship or other business relationship with a VIE and therefore the adoption of FIN No. 46 did not have a material effect on our consolidated financial position, results of operations or cash flows. However, should we enter into any such arrangement with a VIE in the future, our consolidated financial position or results of operations may be adversely effected.

Qualitative and Quantitative Disclosures about Market Risk

        We develop our products in the U.S. and market our products globally. Because we continue to derive our revenue primarily from sources outside of the U.S., our financial results could be affected by many factors, such as changes in currency exchange rates or weak economic conditions in foreign markets. Substantially all of our sales are denominated in U.S. dollars. A strengthening of the U.S. dollar could make our products less competitive in foreign markets. We do not currently participate in any currency hedging activities to mitigate this risk. We assess the need to use financial instruments to hedge our exchange rate exposure on an ongoing basis. In addition, we continually evaluate selling prices and billing currencies to monitor our exchange rate exposure. Our interest income and expenses are sensitive to changes in the general level of U.S. interest rates. Based on the current nature and levels of our investments and debt, however, we believe that we currently have no material market risk exposure.

        Our general investing policy is to limit market and credit risk and the risk of principal loss. All liquid investments with original maturities of three months or less are considered to be cash equivalents.

BUSINESS

Overview

        Our primary objective is to develop and market front-end surgical solutions to reduce the incidence and severity of congestive heart failure. We develop, market and sell mechanical heart valves known as the Omnicarbon 3000 and 4000 heart valves. Our long-range strategy, however, is to achieve profitability by diversifying into high growth markets in cardiothoracic surgery. Near-term, we plan to develop and introduce products targeting treatment of atrial fibrillation and heart valve repair.

        We currently sell the Omnicarbon 3000 valve in the U.S. and Japan, and the Omnicarbon 4000 internationally. The Omnicarbon 3000 is manufactured using pyrolytic carbon components manufactured by a third party, with the remaining manufacturing completed by our company. In contrast, the Omnicarbon 4000 is completely manufactured by us, which includes our proprietary carbon coating process. We are seeking an amendment from the U.S. Food and Drug Administration ("FDA") to the Omnicarbon PMA to use our own proprietary carbon coating process, which we believe will be obtained by late calendar year 2004. Such approval would allow us to sell the Omnicarbon 4000 in the U.S., and thereby enable us to significantly decrease the manufacturing cost of the Omnicarbon heart valves sold in the United States. We believe our proprietary carbon coating technology, low manufacturing cost, excellent record of quality and the proven superior clinical performance of the Omnicarbon valve versus leading mechanical heart valves, give us a strategic position for worldwide growth.

        Approximately 40,000 Omnicarbon heart valves have been implanted worldwide. Sales of heart valves have been primarily to customers in Europe, South Asia, the Middle East and the Far East. Although we derived 62 percent of our net sales in fiscal year 2003 from Europe, we have established a U.S. sales organization, consisting primarily of independent sales representatives who are experienced in marketing products to cardiothoracic surgeons, and we commenced marketing the Omnicarbon 3000 heart valve in the U.S. in late January 2002.

        To reduce our dependence on sales of heart valves, we have developed a strategy to broaden our product offerings to the cardiothoracic surgeon by developing, acquiring and licensing additional technologies. Over the fiscal year ended April 30, 2003, we acquired a new annuloplasty technology for the repair of the mitral valve and we licensed an internal mammary artery ("IMA") retractor to provide better exposure of such artery with reduced trauma to the ribs. We introduced the IMA Access™ Retractor in December 2002 and expect to introduce the annuloplasty system, assuming receipt of necessary regulatory approvals, mid calendar year 2004. In August 2003, we acquired a technology platform for the treatment of atrial fibrillation from LightWave Ablation Systems, Inc., a private research-based corporation focused on new devices for the treatment of cardiovascular diseases. Atrial fibrillation is the most common irregular heart rhythm condition among the U.S. population and is a significant, worldwide healthcare challenge.

        Our company was incorporated in Minnesota on March 30, 1992, under the name CV Dynamics, Inc. In April 1992, we acquired all of the tangible and intangible assets of Omnicor, Inc. Omnicor resulted from the corporate and financial restructuring of a predecessor company called Medical Incorporated, which was organized in 1971 to develop and market the Lillehei-Kaster heart valve, licensed from the University of Minnesota. Our company changed its name to MedicalCV, Inc. in February 2000. Our corporate headquarters is located at 9725 South Robert Trail, Inver Grove Heights, MN 55077.

Industry Trends

        We compete in the large, growing market of cardiovascular medical devices, which is a global market place. Revenue growth globally for cardiovascular medical devices is projected to be in the range of 8 to 10 percent for the next several years. The developing markets are projected to consume an increasing percentage of the world's production of medical devices as the economies of these countries strengthen. The developing countries are projected to be the fastest-growing markets for medical devices in the world, averaging 10 to 15 percent growth per year.

        Cardiovascular disease is one of the most prevalent diseases in the world, as well as the leading killer in the industrialized world. As a result, the market for cardiovascular implants is large and growing. Heart disease is the major cause of death and morbidity in most developed countries, and the aging population in these countries will fuel this trend. Many developing countries are now spending more money on healthcare and starting to use or implant significant numbers of devices targeted at cardiovascular disease.

        There are a number of factors that will influence market trends in the worldwide cardiovascular surgery category:

  •
  The global population is aging; heart disease will continue to be the major cause of death in most developed countries

  •
  As developing countries continue to increase spending on healthcare and build out capacity for cardiac surgery, their consumption of cardiovascular devices will increase; the prevalence of rheumatic fever in these countries will further increase this trend with regard to heart valve disease

  •
  Worldwide price pressures on healthcare will force innovations in marketing new products and manufacturing efficiencies

  •
  The medical community is increasingly recognizing the benefits of and need for early intervention in conditions that may lead to congestive heart failure such as atrial fibrillation and valve disease

  •
  Minimally invasive, beating heart and robotic surgeries will become more common, making it possible to offer surgical interventions in patients too ill to undergo open heart surgery and may encourage patients with heart disease to undergo procedures earlier in the course of treatment

  •
  Cardiothoracic surgeons will be receptive to products and procedures that will enable them to regain business from interventional cardiologists

  •
  The global market for cardiovascular devices is characterized by high margins, large players and rapid consolidation

  •
  The pendulum of market preference for tissue versus mechanical heart valves has been moving in the direction of tissue valves for several years and may be near or at its peak; the market's preference for bileaflet valves has been called into question by recent scientific studies, reviving the market's interest in monoleaflet valves

        In order to achieve and maintain global leadership in the cardiovascular device market, we believe, there are several strategic prerequisites for long-term success:

  •
  Control over technology allowing innovation in product development

  •
  Production efficiencies: low cost production

  •
  Global presence, including developing countries

  •
  Bundling of cardiovascular device products

        We are positioning ourselves to achieve the first three criteria and will be building new product offerings to achieve bundling capabilities long-range.

Product and Technology Diversification

        Our company has acquired two important technology platforms over the last 12 months; the most significant of which will open a market potential that is estimated at $250 million in open chest applications and over $1.0 billion in minimally invasive applications. It is a laser-based technology platform acquired from LightWave Ablation Systems, Inc., for the treatment of atrial fibrillation. Atrial fibrillation ("AF") is the most common irregular heart rhythm condition among the U.S. population and is a significant, worldwide healthcare challenge. AF is one of the major precursors to congestive heart failure and can be partially traced to concomitant damage to the heart from a heart attack (myocardial infarction) and/or diseased valves, all of which can create an enlarged heart and inappropriate electrical signals. This technology adds an important long-term growth platform to our company and supports the vision of dealing with conditions at an early stage that can lead to congestive heart failure. Subject to regulatory approval, the technology will be introduced in two stages. The first stage will involve a product for open heart procedures. The second stage will focus on a much larger patient population which will be accessible using minimally invasive techniques.

        The second technology platform acquired is for the surgical repair of the heart's mitral and tricuspid valves, also known as annuloplasty, which is an approximately $50 million worldwide market that is growing at greater than 15 percent annually. In October 2002, we acquired the rights to develop the Northrup Universal Annuloplasty System™. The Northrup system is designed to offer the advantages of both flexibility and rigidity in a low profile, one-size-fits-all, easy to use, customizable system, and it will be possible to use it for endoscopic surgery, including robotics.

Product Portfolio

Laser Technology for the Treatment of Atrial Fibrillation

Overview

        Atrial fibrillation is the most common irregular heart rhythm in the Unites States. It describes the condition of an abnormal heart rhythm originating in the atria. Instead of the electrical impulse traveling in an orderly manner through the heart, many impulses begin and spread through the atria causing a rapid and disorganized, chaotic heartbeat.

        Atrial fibrillation is one of the major precursors to congestive heart failure and can be traced to concomitant damage to the heart from an MI and/or diseased valves all of which can create an enlarged heart and inappropriate electrical signals.

        The occurrence of atrial dysrhythmias, notably AF, is now recognized to have a significant impact on patient morbidity and the economics of healthcare. The reduction of diastolic ventricular filling associated with AF can increase the occurrence of congestive heart failure and worsen its symptoms. In addition, patients with AF are subject to wide swings in heart rate, the risk of thromboembolism, and the complications associated with chronic anticoagulation. Termination of AF and restoration of sinus rhythm, where the heart beats with a normal rhythm, have a direct clinical impact on decreasing patient morbidity, improving functional activity and decreasing the cost of healthcare.

Our Technology

        In August 2003, we acquired a laser-technology platform which will be used for the surgical treatment of atrial fibrillation from LightWave Ablation Systems, Inc. This small, but rapidly growing procedure is estimated to expand to a $250 million market for open chest procedures and over $1.0 billion for minimally invasive procedures by 2008. The laser technology represents the next generation of therapy for soft-tissue ablation. Initially, we are developing the technology to be used with patients undergoing valve replacement/repair or other open-heart procedures.

        We believe further development of this technology platform will allow the procedure to be done minimally invasively, thereby significantly increasing the potential patient pool. The acquired technology will allow epicardial treatment of AF on a beating heart, due to the characteristics of laser energy and the proprietary method of cooling the catheter and flushing the tip to remove coagulated material.

        Prototype devices were successful in animal tests, and a European surgeon has successfully performed AF ablation (22 patients) with the prototype laser system, validating proof of concept in humans.

Competition

        The three major goals of medical treatment of AF are restoration of normal sinus rhythm, control of ventricular rate, and prevention of blood clot formation. Procedures and therapies that are currently used to treat AF have high risk factors to patients. Surgical procedures are highly invasive and drug therapies must be taken continuously and can have side effects for the patient.

        Currently there are several ablation devices for the surgical treatment of atrial fibrillation. Radio frequency ("RF") is the most frequently used energy source, but suffers from some significant draw backs, including wide ablation lines and the inability to ablate on a beating heart.

        Other devices utilize microwave, cryoablation, ultrasound, and laser. Laser enables the creation of very thin lesion lines, reducing collateral tissue damage. This is important as there have been several cases of collateral damage with RF which has led to restrictions on its use in at least one major country in Europe. The laser's major surgical advantage is that it can be used on a beating heart, thus avoiding cardiopulmonary bypass, which could access a much larger patient market.

        Though devices have been on the market for a couple of years, this surgical technique is only now gaining popularity. A quickly growing number of surgeons have adopted this procedure into their practice.

Regulatory Requirements

        The U.S. regulatory pathway for our laser technology is a 510(k) submission. This requires the necessary safety and performance testing. However, no specific treatment claims can be made. This is the same pathway Medtronic, Edwards Lifesciences Corp. and Boston Scientific Corp. have taken to expedite commercialization. It normally takes from six months to one year for the FDA to review and approve a 510(k) submission. We plan to expedite our submission of a 510(k) for the current device configuration and manufacturing process. If it is determined that we would like to make specific treatment claims, a post-market IDE can be submitted. We will use the knowledge gained from open chest procedures in the last half of this year to begin clinical work on the minimally invasive system in the beginning of 2005.

        For distribution in the European Community, the CE Mark will require the preparation of a technical dossier to submit to the European Union's Notified Body (TÜV Product Service).

        The equipment portion of the system must meet several ASME and UL requirements to be tested by a third party.

Conclusions

        The surgical treatment of AF is gaining acceptance by the cardiothoracic community. The success (absence of atrial fibrillation) without pharmacological agents at six month follow-up is 50 to 90 percent. This is equivalent to, or better than, catheter-based procedures, depending upon the procedure or device used.

        Laser energy offers advantages over the current competition. It can consistently create a very thin (3mm) transmural lesion. The lesion successfully blocks the inappropriate electrical signals. The lesion can be made epicardially (outside of the heart) on a beating heart. It limits the risk of perforating nearby tissue due to the physics of this energy source.

        We plan to sell the new atrial fibrillation ablation laser into a market that we believe can expand to over $1 billion by 2008, over two times the size of the projected worldwide mechanical heart valve market in that same year. The potential sales of this device may surpass those of the Omnicarbon valve, adding considerable revenue, especially if a thorascopic device is developed. We believe surgeons are eager to enter this field. We can leverage our interest is this newer technology in order to build relationships and eventually gain their interest in the Omnicarbon valve. This will help to change the perception of our company from old technology to innovator, with the goal of becoming an industry leader in the AF ablation market.

Heart Valve Repair System

        In October 2002, we acquired from Segmed, Inc., a new annuloplasty technology for the repair of mitral and tricuspid heart valves. Assuming the receipt of required regulatory approval, we intend to introduce this product in late 2004, thereby entering the rapidly growing heart valve repair market with a significantly differentiated product.

        Repair of the mitral and tricuspid valves, known as annuloplasty, has eroded the mechanical heart valve business for mitral valves. It was our decision to enter the annuloplasty market only if it could offer a significantly differentiated product. The repair system conceived of by Dr. William Northrup, III, has an customizable, one-size-fits-all configuration that is low-profile as well as both rigid and flexible. In addition, the Northrup system is well suited to endoscopic approaches, including robotic, which are gaining notoriety as a viable alternative to open chest procedures.

        Our market entrance strategy is to offer the product initially to opinion leaders who specialize in heart valve repair and find several of these leaders who would be willing to offer training to other surgeons. Due to the surgical complexity of this procedure, we have selected this surgeon-to-surgeon approach.

        We have filed with the FDA a 510(k) for U.S. release and have submitted the product dossier to TÜV Product Service to obtain the CE Mark. This product has successfully been implanted in Europe in eight patients in the repair of the mitral tricuspid or aortic valve.

Heart Valves

        Our current lead product platform is mechanical heart valves. We manufacture two tilting disc (monoleaflet) heart valves: the Omnicarbon Series 3000 and the Omnicarbon Series 4000. Our sales strategy has been to market through a hybrid of direct managers and a few salespeople in key markets, independent distributors internationally and manufacturer's representatives domestically. We plan to hire nine additional direct sales personnel in the U.S., consisting of three regional managers and six district managers, over the next three years.

        Both versions of the Omnicarbon valve address the primary needs of replacing dysfunctional or degenerated heart valves. Our tilting disc design consists of a single, hingeless disc contained within a one-piece housing. Data from independent clinical studies have demonstrated that the Omnicarbon valve offers significant advantages in complication rates compared to popular bileaflet heart valves currently on the market.

        Omnicarbon 3000 valves were granted approval for sale in the U.S. by the FDA in July 2001, and we launched this version in the U.S. in early calendar year 2002. Omnicarbon 3000 valves are manufactured using pyrolytic carbon components from a third party.

        Our Omnicarbon heart valves are designed to replace heart valves that have been made defective by disease or congenital origin. Cardiovascular disease is one of the most prevalent diseases in the world and is a leading cause of death in humans. The aging population in most developed countries will fuel the market for cardiovascular implants. Developing countries and eastern European countries are expected to increase spending on health care and may increase their consumption of mechanical heart valves due to the prevalence of rheumatic fever and other diseases. These global markets for cardiovascular devices are characterized by large multinational manufacturers and industry consolidation. Among the major product segments are pace makers, heart valves, angioplasty products, coronary stents and the emerging market of atrial fibrillation products. A number of the major manufacturers, such as Medtronic and St. Jude, have medical device lines which include all or most of these products.

        Potential complications or side effects with all mechanical heart valve implants include, but are not limited to:

  •
  thromboembolism and valve thrombosis, resulting in minor stroke;

  •
  hemorrhage;

  •
  deterioration of suture attachments of heart valve to surrounding tissue;

  •
  tissue interference with heart valve function; and

  •
  mechanical failure of the heart valve.

Patents and Proprietary Rights

        We believe strongly in protecting our intellectual property and will seek patent protection for new products and processes under development whenever we believe it is advisable. We have one U.S. patent on our pyrolytic carbon coating apparatus and two foreign patent applications. The Northrup Universal Annuloplasty System has three U.S. patents and two foreign patents. Our atrial fibrillation technology has one U.S. patent application. Our current patents will begin to expire in 2015. We cannot assure you that any patents held by us will be valid, enforceable or otherwise of value to us in relation to our competitors or the market in general, or that any patent for which we have applied or may apply will be granted.

        We have no patents covering the design of our Omnicarbon heart valves and we do not intend to seek such patents. Because heart valves of this design have been sold in the marketplace for many years, the product is no longer patentable. We do not believe that protecting the design of a heart valve is critical for the success of a heart valve manufacturer. We believe that the key to success lies in a vertically integrated infrastructure, the soundness of design, clinical safety and efficacy of performance of the heart valve and the manufacturer's ability to successfully build product awareness.

        We also rely upon trade secrets and proprietary know-how. We require our technical employees and consultants to agree in writing to keep our proprietary information confidential and, with certain limitations, to assign all inventions relating to our business to us.

        We have used, and therefore claim common law rights in, the following trademarks: GlideThru, UltraPure, and UPP Carbon. We also have a federal registration for the marks: MedicalCV and Omnicarbon.

Marketing and Sales

        Our sales and marketing plan focuses on:

  •
  creating widespread awareness of and demand for our Omnicarbon heart valves among cardiovascular surgeons, cardiologists and medical treatment organizations that make medical device purchasing decisions;

  •
  capitalizing on our quality record without heart valve design failure or product recall;

  •
  creating awareness of the superior clinical performance of our Omnicarbon heart valves, including lower complication rates of thromboembolism, bleeding and hemolysis compared to other mechanical heart valves, including those of the two market leaders;

  •
  offering quality service, rapid product delivery and competitive pricing;

  •
  capitalizing on trends that influence the worldwide cardiovascular market, such as the increased number of cardiovascular surgical procedures due to the aging population and increases in health care spending in developing countries and eastern Europe; and

  •
  expanding our product offering for the cardiothoracic surgeon, including new products as well as product improvements to our current heart valve line.

        Our goal is to reach cardiothoracic surgeons, organizations that make purchasing decisions with regard to medical devices and third party payers who pay for such treatment to make them aware of the advantages of our product. To reach these groups, we are using our corporate marketing and technical personnel, sales managers, sales representatives and clinical advisory board members. In addition, we:

  •
  support various clinical studies;

  •
  exhibit our products at major cardiovascular meetings;

  •
  strategically advertise in the major cardiovascular journals; and

  •
  host a website targeting both physicians and patients.

        United States.    As of October 31, 2003, our U.S. sales team consisted of our senior vice president—sales and marketing, a marketing manager, and over 30 independent sales representatives located throughout the U.S., who are experienced in marketing medical devices to cardiothoracic surgeons. We provide to our sales representatives training programs, marketing aides, educational materials for the medical community and sales literature. We are committing substantial resources to train, support and motivate our U.S. sales team.

        International.    We market and sell our products primarily in Europe, South Asia, the Middle East and the Far East. As of January 31, 2004, we had a network of 25 distributors. We generally require no collateral from our customers with respect to trade accounts receivable. We maintain an allowance for doubtful accounts based upon our historical experience and the expected collectibility of all accounts receivable.

        Our customary business practice is to enter into three-year exclusive distributor contracts with new distributors, which are linked to annual minimum sales goals. In addition, our distributors are required to attend annual training meetings to ensure competency in heart valve surgery, to promote our products at local medical meetings and to call on prospective customers on a regular basis.

Manufacturing and Supply

        We manufacture and assemble Omnicarbon heart valves and other products at our facility in Inver Grove Heights, Minnesota. We manufacture our Omnicarbon 4000 heart valve in its entirety, utilizing our proprietary pyrolytic carbon process. We assemble our Omnicarbon 3000 heart valve using our own proprietary suture ring and pyrolytic carbon components purchased historically from Snia S.p.A. Carbomedics.

        Pyrolytic carbon has been used in mechanical heart valves for approximately 30 years. Pyrolytic carbon coating on such components as heart valve housings and heart valve leaflets is formed by the pyrolysis of carbon. We began to develop our own pyrolytic carbon coating process in 1995. Our process involves heating propane to a high temperature, which breaks it down into hydrogen and carbon. The hydrogen is then vented and the carbon atoms are deposited on the surface of graphite substrate shaped as a disc or housing ring. Pyrolytic carbon coating has greater blood compatibility compared to other materials historically used in heart valves, resulting in a lower incidence of thromboembolism and other potential complications. Pyrolytic carbon components have been tested to last longer than any patient's lifetime. We also manufacture knitted, seamless Teflon tubings which are used in constructing suture rings to correspond with various heart valve sizes. We have developed and instituted a complete, vertically integrated manufacturing and quality control system for our Omnicarbon 4000 heart valves. The pyrolytic carbon components we have purchased from Snia S.p.A. Carbomedics for our Omnicarbon 3000 heart valves are tested under the same rigorous requirements as our Omnicarbon 4000 heart valves.

        We ship all of our products from our facility in Inver Grove Heights, Minnesota, either to distributors or directly to hospitals. We generally do not have a significant backlog of orders and maintain a sufficient inventory of products which enables us to ship within 24 to 48 hours of receipt of orders.

        We assemble our Omnicarbon 3000 and 4000 heart valves in a controlled clean room environment in our facility, where we fabricate the sewing cuff, conduct final cleaning and inspection and package the finished heart valves. The packaged heart valves are then sterilized and quarantined. They must pass sterility tests before being released for shipping. We believe that our manufacturing facilities meet applicable standards for "good manufacturing practices" established by the FDA and other applicable government standards. In the normal course, our facility is frequently subject to inspections by the FDA and foreign regulatory agencies in connection with their reviews of our products.

        We believe that the raw materials and components used in manufacturing our Omnicarbon 4000 heart valves are readily available. However, we have purchased the pyrolytic carbon parts for our Omnicarbon 3000 heart valves only from Snia S.p.A. Carbomedics, a supplier whose materials and manufacturing meet FDA regulations for inclusion in our medical devices. We had purchased these components under an original equipment manufacturing supply contract which expired in December 2003. Under this contract, we were obligated to purchase minimum quantities of carbon-coated components, manufactured pursuant to our specifications, exclusively from Snia S.p.A. Carbomedics. We currently have no other supplier of pyrolytic carbon parts for our Omnicarbon 3000 heart valves;

however, we believe we have sufficient Omnicarbon 3000 heart valves to carry us through FDA premarket approval of our Omnicarbon 4000 valves for sale in the U.S. Nevertheless, we may be required to negotiate future product purchases with Snia S.p.A. Carbomedics.

Government Regulation

        The medical devices we manufacture and market are subject to regulation by the FDA and, in most instances, by state and foreign authorities or their designated representatives. Under the U.S. Federal Food, Drug and Cosmetic Act and the regulations promulgated thereunder, as a manufacturer of medical devices, we must comply with policies and procedures that regulate the manufacturing, composition, labeling, testing, packaging and distribution of medical devices. In addition, medical devices are subject to different levels of government approval requirements, the most comprehensive of which requires the completion of an FDA approved clinical evaluation program and submission, and approval of a premarket approval application before a device may be commercially marketed. The FDA also conducts inspections before approving a premarket approval application to determine compliance with the quality system regulations which cover manufacturing and design. Our heart valves are subject to this level of approval.

        After premarket approval is received, the FDA may require testing and surveillance programs to monitor the effectiveness of approved products which have been commercialized. It has the power to prevent or limit further marketing of a product based on the results of such post-marketing programs. In addition, the FDA may, at any time after the approval of a premarket approval application, conduct periodic inspections to determine compliance with good manufacturing practice regulations and current medical device reporting regulations. If the FDA concludes that we are not in compliance with applicable laws or regulations, it can institute proceedings to:

  •
  seize our product;

  •
  issue a product recall;

  •
  impose operating restrictions; and/or

  •
  assess civil penalties or recommend criminal prosecution.

        The FDA also regulates recordkeeping for medical devices and reviews hospital and manufacturers' required reports of adverse experiences to identify potential problems with FDA-authorized devices. Some of the products that we intend to develop and market can be cleared under Section 510(k) of the Federal Food, Drug and Cosmetic Act. The process of obtaining Section 510(k) clearance typically requires less time and expense than the premarket approval process. Section 510(k) clearance normally takes from six months to one year, but can take years, and generally requires the submission of supporting data, which in some cases can be extensive. In addition, the FDA may require review by an advisory panel as a condition for Section 510(k) clearance. We intend to rely on the Section 510(k) process with regard to certain products, such as the annuloplasty system and our atrial fibrillation technology. However, we may develop and produce enhancements to our heart valves or other products that will require clearance under the FDA's lengthier and expensive premarket approval process, which can take a number of years and can require extensive supporting documentation. If we encounter difficulties in the premarket approval process, the commercial marketing of a future product could be substantially delayed or prevented. We received premarket approval from the FDA for our Omnicarbon 3000 mechanical heart valve on July 26, 2001.

        International sales of our products are also subject to extensive regulation. Foreign regulatory bodies have established varying regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. Generally, the extent and complexity of the regulation of medical devices is increasing worldwide, with regulations in some countries already nearly as extensive as those in the U.S. This trend may continue, and the cost and time required to obtain marketing approval in any given country thus may increase. We cannot assure you that any foreign approvals will be allowed on a timely basis, or at all.

        To market our products in countries of the European Union, we are required to obtain CE mark certification. CE mark certification is the international symbol of adherence to certain quality assurance standards and compliance with European medical device directives. In June 1995, we received ISO 9001 and EN 46001 qualification of our quality system for our manufacturing processes in our facility in Inver Grove Heights, Minnesota. We obtained the CE mark for our Omnicarbon 3000 heart valve on June 27, 1995 and for our Omnicarbon 4000 heart valve on April 8, 1999.

        We derive the great majority of our revenues from sales of Omnicarbon heart valves outside the U.S. Our inability, or the failure of our foreign distributors, to comply with varying foreign regulations or the imposition of new regulations could restrict the sale of our products internationally and thereby materially adversely affect our business, financial condition, operating results and cash flows.

Competition

        Both the mechanical heart valve and repair markets are highly competitive, with St. Jude supplying the majority of mechanical heart valves sold worldwide. Other competitors in the mechanical heart valve field include Snia S.p.A. Carbomedics, Edwards Life Sciences, Medtronic, Sorin Biomedica spa in Italy, ATS Medical, Inc. and MCRI, Inc. In general, our competitors in the mechanical heart valve field also offer repair products. Many of these competitors have:

  •
  greater name and product recognition;

  •
  greater financial, manufacturing and marketing resources;

  •
  greater regulatory compliance capabilities;

  •
  stronger physician relationships; and

  •
  broader and more established product lines than we have.

        Most of these competitors market bileaflet heart valves, for which there is a market preference. Some of these competitors also market tissue heart valves and are currently pursuing new mechanical heart valve designs, biocompatible coatings for mechanical heart valves, longer lasting tissue heart valves and surgical alternatives to implanting prosthetic heart valves. It is possible that developments by our competitors could render our heart valves, annuloplasty system, atrial fibrillation technology and/or other future products obsolete. We cannot assure you that we will be able to compete against such competitors.

Product Liability and Insurance

        The development and sale of medical devices entails significant risk of product liability claims and, sometimes, product failure claims. Although approximately 40,000 of our Omnicarbon heart valves have been implanted with no design failures, and although there is significant clinical data to reasonably convince us that these products are safe and effective, we face an inherent business risk of financial exposure to product liability claims if the use of our products results in personal injury or death. We also face the possibility that defects in the design or the manufacturing of our products could necessitate a product recall. We have not, to date, experienced significant product liability claims, and we have never had a product recall. We cannot assure you, however, that we will not experience losses in the future due to product liability claims or recalls.

        We currently maintain product liability insurance with coverage limits of $5,000,000 in the aggregate annually. We cannot assure you that such coverage limits will be adequate. In addition, trends regarding claims and damages in the medical device industry could increase the cost of insurance, which is already expensive, and may make insurance coverage difficult for us to obtain in the future on acceptable terms, or at all. Any claims against us, regardless of their merit or eventual outcome, could involve a significant financial outlay in connection with the investigation of claims or payment of deductible amounts to insurance companies. A significant claim could involve payment of an amount which could have a material adverse effect upon our business, financial condition, operating results and cash flows. In addition, adverse publicity resulting from product liability litigation may materially and adversely affect us, regardless of whether the claims are valid or whether we are liable.

Employees

        As of April 30, 2004, we had 39 full-time employees, including 24 who were in manufacturing and research and development, and the remainder of who were in administration and sales and marketing. We are not a party to any collective bargaining agreement and believe that our relations with employees are good.

Property

        We lease a 55,000 square foot production and administrative facility located on 19 acres of land in Inver Grove Heights, a suburb of Saint Paul, Minnesota. Our facility has approximately 8,000 square feet of general office space and over 32,000 square feet of manufacturing space. Our facility also includes over 9,500 square feet of controlled environment rooms and necessary support areas for producing and assembling our products. Our facility is subject to inspection by the FDA and foreign regulatory agencies as part of their product marketing clearance and surveillance programs. In April 2003, this facility was sold in a sale-leaseback transaction to PKM Properties, LLC, an entity controlled by Paul K. Miller, one of our directors and the largest beneficial owner of our securities. We signed a lease with an initial 10-year lease term, with options to renew or repurchase the facility.

Legal Proceedings

        As of May 31, 2004, we were not a party to any material litigation.

MANAGEMENT

        As of May 31, 2004, our directors and executive officers were as follows:

Name	Age	Principal Occupation	Position with MedicalCV	Director Since
Lawrence L. Horsch	69	Chairman of Eagle Management & Financial Corp.	Chairman of the Board and Acting Chief Executive Officer	2003
Susan L. Critzer	48	Chief Executive Officer and Chief Financial Officer of Restore Medical, Inc.	Director	2002
David B. Kaysen	54	President and Chief Executive Officer of Diametrics Medical, Inc.	Director	2002
Salvador Mercé Cervelló	46	Managing and General Director of Mercé v. Electromedicina, S.L.	Director	1996
Adel A. Mikhail, Ph.D.	69	Technology Consultant	Director	1992
Paul K. Miller	81	President of Acton Construction Management Company	Director	1994
Blair P. Mowery	58	President, Heart Valve Division and Director of MedicalCV	President, Heart Valve Division and Director	2001
John H. Jungbauer	54	Vice President Finance and Chief Financial Officer of MedicalCV	Vice President Finance and Chief Financial Officer	N/A
Richard W. Kramp	58	President, New Technology Division of MedicalCV	President, New Technology Division	N/A
Allan R. Seck	58	Senior Vice President, Sales and Marketing of MedicalCV	Senior Vice President, Sales and Marketing	N/A

Board of Directors

        Lawrence L. Horsch, who became our Acting Chief Executive Officer in April 2004, became one of our directors and Chairman of the Board in August 2003. He served as a director of Boston Scientific Corporation from February 1995 to May 2003. He was one of the founding directors of SciMed Life Systems, Inc. and served as Chairman of the Board from 1977 to 1994, and Acting Chief Financial Officer from 1994 to 1995. Since 1990, Mr. Horsch has served as Chairman of Eagle Management & Financial Corp., a management consulting firm. Mr. Horsch has been involved as a director or consultant to numerous early-stage companies in the Twin Cities area.

        Susan L. Critzer, one of our directors since August 2002, has served as Chief Executive Officer and Chief Financial Officer of Restore Medical, Inc., a company focused on products for the ear, nose and throat field, since June 2002. From January 2001 to June 2002, Ms. Critzer served as Chief Operating Officer of Venturi Development Group, an incubator focused on seed level medical device opportunities. Ms. Critzer has over 25 years of experience in general management, manufacturing, quality assurance, engineering, and product development. Prior to joining Venturi, Ms. Critzer served as Vice President, Operations, Interim President and Acting Chief Financial Officer and President and Chief Executive Officer of Integ Incorporated, a development stage glucose monitoring company that went public in 1996 and was acquired by Inverness Medical in early 2001. Before joining Integ, Ms. Critzer served in various management roles at the Davis + Geck Division of American Cyanamid Corp., Deseret Medical Inc. and Becton-Dickinson Corp. From September 1973 to April 1986, Ms. Critzer was a manufacturing superintendent and senior administrator for manufacturing at the Saginaw Division of General Motors Corp.

        David B. Kaysen, one of our directors since August 2002, serves as President, Chief Executive Officer and a director of Diametrics Medical, Inc., a company that develops, manufactures and commercializes blood and tissue analysis systems that provide diagnostic results at the point of patient care. Mr. Kaysen has more than 25 years of executive management and sales and marketing experience in the medical products and services industry, most recently serving 10 years as President, Chief Executive Officer and a director of Rehabilicare Inc. (now Compex Technologies, Inc.), a manufacturer and marketer of home electrotherapy equipment for the physical therapy, rehabilitation, occupational and sports medicine markets. From 1988 to 1989, Mr. Kaysen served as President, Chief Executive Officer and a director of Surgidyne, Inc. (now Sterion, Inc.). Mr. Kaysen has also held senior management positions in sales and marketing at several medical product and services companies, including Redline Healthcare, American Hospital Supply Corporation, Emeritus Corporation and Lectec/NDM Corporation. Mr. Kaysen currently serves as a director of Zevex International, Inc., a publicly held company engaged in the business of designing, manufacturing and distributing medical devices.

        Salvador Mercé Cervelló, one of our directors, serves as Managing and General Director of Mercé V. Electromedicina, S.L., a commercial supplier of electromedical products, mainly products for cardiac surgery and cardiology, including those produced by our company, in Spain. He served on our board from November 1993 to November 1995 and again from December 1996 through the present.

        Adel A. Mikhail, Ph.D., served as President and Chief Executive Officer of our company from March 1992 to June 2001, and Chairman of the Board from March 1992 to August 2003. Since June 2001, he has provided certain consulting services to our company. Dr. Mikhail has more than 29 years of experience in the mechanical heart valve industry, including 17 years with our predecessors, Medical Incorporated and Omnicor. Dr. Mikhail served such entities in several technical capacities, including Senior Vice President of Clinical Research and Regulatory Affairs.

        Paul K. Miller has been a director of our company since 1994. Mr. Miller has served as President of Acton Construction Management Company, a real estate management company, since 1980.

        Blair P. Mowery, who became President of our Heart Valve Division in April 2004, formerly served as our President and Chief Executive Officer from June 2001 to April 2004. He was appointed to our board of directors in July 2001. After serving our company as an independent advisor through his wholly owned company, Bioscrene Ltd., from February 1996 to August 1996, he joined us in August 1996 as Vice President—Business Development and was promoted to Chief Operating Officer in 1999. From April 1991 through December 1993, Mr. Mowery was President and Chief Operating Officer of GalaGen, Inc., a biopharmaceutical company. From March 1987 to March 1991, he was President of Procor Technologies, a joint venture with Abbott Ross Laboratories and the predecessor company to GalaGen.

Executive Officers

        John H. Jungbauer joined our company as Vice President, Finance and Chief Financial Officer in February 2004. Mr. Jungbauer came to our company with over 26 years of experience in financial management and long-range planning, international financial/treasury operations, information technology systems. From 1990 to 2002, Mr. Jungbauer was Vice President of Finance and Chief Financial Officer with ATS Medical, Inc. During 1988 and 1989, he was Executive Vice President of Titan Medical, Inc. From 1977 to 1987, he held several financial management positions at St. Jude Medical, Inc., including Vice President of Finance and Chief Financial Officer from 1981 to 1987.

        Richard W. Kramp joined us as Vice President of New Technology Development in December 2003, and became President of our New Technology Division in April 2004. He has over 30 years of experience in the medical device field. From 1988 to 2003, Mr. Kramp was with ATS Medical, Inc., where he served as the Chief Executive Officer and Chief Operating Officer. He has extensive experience in the development and sales of technical products. Prior to ATS, Mr. Kramp served nine years at St. Jude Medical, Inc., with seven of those years as Vice President of Sales and Marketing. Mr. Kramp has also held management positions at Life Instruments, Inc. and Cardiac Pacemakers Inc./Guidant, Inc.

        Allan R. Seck joined our company in May 1999 as Vice President—Sales and Marketing. In March 2001, he was promoted to Senior Vice President—Sales and Marketing. From May 1996 until May 1999, Mr. Seck served as Vice President—Sales and Marketing for AVECOR Cardiovascular, Inc., where he was responsible for sales, marketing, customer service, technical support, customer education and shipping. He has also held senior management positions with Biomedicus, Inc., the cardiopulmonary division of Medtronic, and Johnson & Johnson Cardiovascular.

        Our executive officers serve at the discretion of our board of directors. Our directors hold office until our next annual meeting of shareholders and until their successors have been elected and qualified. There are no family relationships among our directors and executive officers.

Limitation of Liability and Indemnification

        Under the Minnesota Business Corporation Act, we have adopted a provision in our articles of incorporation that provides that our directors shall not be personally liable for monetary damages to us or our shareholders for a breach of fiduciary duty as a director to the full extent that the act permits the limitation or elimination of the liability of directors. Our bylaws also provide that we will indemnify our current and former directors, committee members, officers and employees in the manner and to the fullest extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provision, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

        The following table sets forth information with respect to compensation paid by us to our Chief Executive Officer and the other highest paid executive officers (the "Named Executive Officers") during our most recent fiscal years.

SUMMARY COMPENSATION TABLE

Long-Term Compensation
		Annual Compensation				Awards		Payouts
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Annual Other Compensation ($)		Securities Underlying Options		All Other Compensation ($)
Lawrence L. Horsch(1) Acting Chief Executive Officer	2004 2003 2002	0 0 0	0 0 0	41,985 0 0	(2)	144,643 18,000 0	(2) (3)	0 0 0
Blair P. Mowery(4) President, Heart Valve Division	2004 2003 2002	165,006 164,372 170,298	0 0 50,000	0 0 0		0 0 300,000		0 9,861 0
Allan R. Seck Senior Vice President—Sales and Marketing	2004 2003 2002	144,438 143,568 139,775	0 0 0	0 0 0		0 0 0		0 2,304 0
Jules L. Fisher(5) Chief Financial Officer	2004 2003 2002	125,081 155,002 72,852	0 0 0	0 0 0		0 0 76,000		0 2,155 0

(1)
Mr. Horsch became our Acting Chief Executive Officer on April 19, 2004.

(2)
Represents consideration paid for consulting services provided by Mr. Horsch pursuant to a letter agreement described in Certain Relationships and Related Transactions.

(3)
Represents consideration paid for advisory services provided by Mr. Horsch pursuant to an advisory agreement described in Certain Relationships and Related Transactions. Following Mr. Horsch's appointment as Chairman of the Board, this advisory agreement terminated and vesting on this option ceased. At that time, the option had vested to the extent of 9,000 shares.

(4)
Mr. Mowery, who became President of our Heart Valve Division in April 2004, formerly served as our President and Chief Executive Officer from June 2001 to April 2004

(5)
Mr. Fisher, who became our Chief Financial Officer on December 17, 2001, resigned on February 6, 2004.

OPTION GRANTS IN LAST FISCAL YEAR

        The following table sets forth information concerning grants of stock options during the fiscal year ended April 30, 2004 to each Named Executive Officer. We granted no stock appreciation rights during our last fiscal year.

	Individual Grants
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year		Exercise Price ($/share)	Expiration Date
Lawrence L. Horsch	100,000 44,643	37.0 16.5	% %	0.70 1.68	8/19/2013 11/11/2013
Blair P. Mowery	0	0%		N/A	N/A
Allan R. Seck	0	0%		N/A	N/A
Jules L. Fisher	0	0%		N/A	N/A

        The following table sets forth information concerning the options exercised by each Named Executive Officer during the fiscal year ended April 30, 2004. It also sets forth information concerning unexercised options held by such persons as of April 30, 2004. No stock appreciation rights were exercised by such persons during the last fiscal year or were outstanding at the end of that year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION VALUES

			Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In the Money Options at Fiscal Year End(1)
	Shares Acquired on Exercise
Name		Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Lawrence L. Horsch	0	N/A	86,977	66,666	$35,577	$53,333
Blair P. Mowery	0	N/A	300,000	0	0	N/A
Allan R. Seck	0	N/A	80,000	20,000	0	0
Jules L. Fisher	0	N/A	19,000	57,000	0	0

(1)
Represents the fair market value of one publicly traded unit at April 30, 2004 minus the per share exercise price of the option to purchase shares of common stock.

Employment Agreements

        Under a letter agreement effective April 16, 2004, Blair P. Mowery resigned from his position as our President and Chief Executive Officer and became President of our Heart Valve Division. This agreement provides that Mr. Mowery's employment will continue on an at-will basis, that his salary will remain at $165,000 per year, and that Mr. Mowery will remain on the Board of Directors until a new Chief Executive Officer is hired, after which Mr. Mowery will resign as a member of the Board. The agreement provides that if Mr. Mowery remains in the position of President of the Heart Valve Division until the new Chief Executive Officer is hired and thereafter decides to leave the company, he will receive one year's severance, including regular pay and fringe benefits. The agreement further provides that in the event the company should sell its Heart Valve Division after the arrival of a new Chief Executive Officer, Mr. Mowery will be paid a bonus to be determined by the compensation committee.

        In May 1999, we entered into a letter agreement with Allan R. Seck. Under this agreement, Mr. Seck was employed to serve as our Vice President—Sales and Marketing at a salary of $132,000 per year plus a bonus of one percent of sales over $3,500,000 per year. We have the right to terminate Mr. Seck's employment at will. However, upon a change in control of our company, we have agreed to pay him an amount equal to two years' salary and accelerate the vesting of Mr. Seck's unvested stock options to be immediately exercisable. In consideration of Mr. Seck's entry into this agreement, we granted him a stock options to purchase 100,000 shares of our common stock at a price of $2.50 per share. Such options vest over four years and expire on July 26, 2005. In August 2001, we amended this agreement to provide that the bonus based on annual sales would be payable through fiscal year 2002. In consideration of Mr. Seck's entry into this amendment, we agreed to increase his salary by an amount not to exceed 15 percent and develop a new executive and sales incentive plan in which he is eligible to participate.

Director Compensation

        Our directors are reimbursed for certain reasonable expenses incurred in attending board meetings. Directors who are also employees receive no remuneration for services as members of the board or any board committee. Under our director stock option plan, directors who are not employed by us are entitled to receive annual stock option grants for the purchase of 7,000 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Lawrence L. Horsch

        In February 2003, we entered into an advisory agreement with Lawrence L. Horsch, who became one of our directors and Chairman of the Board in August 2003 and our Acting Chief Executive Officer in April 2004. Pursuant to this agreement, Mr. Horsch agreed to provide 10 hours of advisory services per month, for a retainer of $750 per month. As additional consideration, we issued a five-year option to Mr. Horsch for the purchase of 18,000 shares of common stock exercisable at $0.51 per share. Such option vested to the extent of 1,500 shares per month during the term of the advisory agreement. Mr. Horsch began providing advisory services to us under this agreement on February 18, 2003. Following his appointment as Chairman of the Board, we agreed with Mr. Horsch to terminate the advisory agreement. At the termination of the advisory agreement, Mr. Horsch had been paid $4,500 in advisory fees and the option granted to Mr. Horsch had vested to the extent of 9,000 shares.

        Effective August 19, 2003, upon the termination of the advisory agreement, we entered into a letter agreement with Mr. Horsch to address our relationship with him as Chairman of the Board. Pursuant to this agreement, Mr. Horsch agreed to provide 32 hours of service per month as Chairman of the Board, for a retainer of $60,000 per year. Pursuant to the agreement, Mr. Horsch agreed to purchase 85,714 shares of common stock from our company at a price of $0.70 per share. As additional consideration, we issued a ten-year option to Mr. Horsch for the purchase of 100,000 shares of common stock exercisable at $0.70 per share. Such option vests in full upon the fourth anniversary of the date of grant. This vesting may be accelerated to the extent of one-third of the shares purchasable under the option upon the occurrence of each of three performance measures: the completion of certain additional debt or equity financing, certain advances in product development and achievement of certain stock performance. The agreement provides for a term of 12 months; however, it may be terminated if our board of directors determines to remove Mr. Horsch as Chairman of the Board.

Separation Agreement with Adel A. Mikhail, Ph.D.

        We entered into a separation agreement and release effective as of November 1, 2000 with Adel A. Mikhail, Ph.D. Dr. Mikhail was our founder and served as our President and Chief Executive Officer from March 1992 until June 15, 2001, at which time he retired. Under the terms of the separation agreement, Dr. Mikhail's employment under his employment agreement dated January 1, 1995 terminated, and we agreed to pay him severance compensation in cash totaling $144,000. We agreed to pay Dr. Mikhail his salary and benefits until a new chief executive officer was hired and to continue his chairmanship of our board. At the time of entering into the separation agreement, Dr. Mikhail had vested stock options to purchase an aggregate of 420,000 shares of our common stock at an exercise price of $1.375 per share, expiring on February 2, 2001. Under the separation agreement, Dr. Mikhail agreed to exercise the option to the extent of 30,000 shares for $41,250 in cash and to surrender 240,000 shares which he otherwise would have been entitled to purchase under the option. We agreed to allow Dr. Mikhail to exercise his option for the remaining 150,000 shares on a cashless basis. In connection with such cashless conversion, we issued 67,500 shares to Dr. Mikhail and Dr. Mikhail surrendered 82,500 shares which he otherwise would have been entitled to purchase under the option. On February 1, 2001, we also issued a five-year warrant to Dr. Mikhail for the purchase of 240,000 shares of common stock exercisable at $2.125 per share.

        The separation agreement further provided that following the termination of his employment as President and Chief Executive Officer, we would retain Dr. Mikhail as an independent consultant for a period of two years to provide advice and technical expertise with respect to our operations. Dr. Mikhail agreed to provide up to 40 hours of consulting services per month, for a retainer of $6,000 per month. We agreed to pay Dr. Mikhail at the rate of $125 per hour, up to a maximum of $1,000 per day, for services rendered beyond 40 hours per month. Dr. Mikhail began providing consulting services to us under this agreement on June 15, 2001. During our fiscal year ended April 30, 2003, we paid Dr. Mikhail $74,385 in consulting fees.

        On June 15, 2003, upon the expiration of the consulting arrangement set forth in the separation agreement, we entered into a technical assistance agreement with Dr. Mikhail. Pursuant to this agreement, Dr. Mikhail agreed to continue performing consulting services as an independent contractor in exchange for the same compensation set forth in the separation agreement. This agreement continues on a month-to-month basis for a period of 12 months; however, it may be terminated at any time with 60 days written notice.

Arrangements and Transactions with Paul K. Miller and PKM Properties, LLC

        Associated Bank Guarantee.    In August 1999, we obtained a bank line of credit from Riverside Bank, which was subsequently acquired by Associated Bank Minnesota. The loan was extended to us on the condition that it be personally guaranteed by Paul K. Miller, one of our directors and our largest individual shareholder. Under an agreement we entered into on August 31, 1999, Mr. Miller personally guaranteed such indebtedness. To induce Mr. Miller to guarantee such indebtedness, we paid Mr. Miller a one-time guarantee fee in the amount of $75,000 and issued to him, on November 22, 1999 and December 6, 2000, warrants to purchase an aggregate of 100,000 shares exercisable at $2.00 per share. These warrants expire on November 19, 2004.

        January Discretionary Credit Agreement.    In January 2003, we required funding to meet critical working capital shortages. To address these needs we established a discretionary line of credit with PKM Properties, LLC, ("PKM") an entity controlled by Paul K. Miller, one of our directors and our largest individual shareholder, pursuant to which we borrowed an aggregate of $943,666. The line of credit initially had a maturity date of April 17, 2003. On April 15, 2003, the maturity date was extended to

September 17, 2003. The line of credit requires the payment of interest at the higher of 7 percent or 1 percent above a bank reference rate (7 percent was the rate in effect as of April 30, 2003). In October 2003, the Company amended the discretionary line of credit with PKM established in January 2003 to extend the maturity date and increase the interest rate to 10 percent. The line of credit contains various representations and loan covenants as are customary in banking and finance transactions. In connection with the January Discretionary Credit Agreement, PKM was issued a second mortgage on our real estate and a security interest in all of our remaining assets, including inventory, equipment, accounts and contract rights, instruments, deposits and intangibles, including patents and trademarks. As additional consideration, we also issued to PKM a warrant with a five-year term to purchase 350,000 shares of our common stock at an exercise price of $0.596 per share. In February 2004, the maturity date of this loan was extended to June 30, 2005. In conjunction with the extension, the Company issued a warrant with a ten-year term to purchase up to 330,933 shares of the Company's common stock at an exercise price of $2.00 per share. As of May 31, 2004, PKM had advanced $943,333 under the January Discretionary Credit Agreement.

        Sale-Leaseback Transaction.    On April 4, 2003, we sold our real estate, including real property and office-warehouse-manufacturing facility, together with certain personal property related thereto, to PKM, an entity controlled by Paul K. Miller, one of our directors and our largest individual shareholder. The purchase price for the property was $3.84 million, paid with (1) $1.0 million in cash (subject to certain reductions, prorations and credits), (2) PKM's assumption of a mortgage note against the property in the amount of $2.5 million in favor of Associated Bank Minnesota, dated November 23, 1999, and (iii) PKM's assumption of our promissory note with Dakota Electric Association and land special assessments payable to Dakota County aggregating $336,105. As additional consideration, we issued to PKM a five-year warrant for the purchase of 350,000 shares of our common stock at an exercise price of $0.625 per share.

        Concurrent with the sale of the property, we entered into a ten-year lease for the property with a base annual rent of $360,000 for the first and second year; $370,800 per year for the third, fourth and fifth year, and $389,340 for the remaining years of the lease subject to an increase for additional interest payable by PKM on its long-term permanent financing of the property, which may increase base monthly rents by up to one-twelfth of the additional annual interest payable by PKM. Assuming we are not in default under the terms of the lease, we have two options to extend the lease for five-year periods upon expiration of the initial ten-year term at a market rate. We also pay under the lease operating costs and real estate taxes. Under certain conditions, we also have an option to purchase the building at the end of the initial ten-year term at the fair value at that time. The purpose of the transaction was to retire our bank debt and provide us with additional required working capital.

        May Discretionary Credit Agreement.    In July 2003, we entered into an additional discretionary credit agreement with PKM, an entity controlled by Paul K. Miller, one of our directors and our largest individual shareholder, pursuant to which PKM agreed to lend to us up to an additional $935,000. We required additional funding to meet ongoing working capital needs, including to meet obligations to PKM under the above-described January Discretionary Credit Agreement and facilities lease. The interest rate is 10 percent per year. The line of credit contains various representations and loan covenants as are customary in banking and finance transactions and is secured by a security interest in substantially all of our remaining property, including inventory, equipment, accounts and contract rights, instruments, deposits and intangibles, including patents and trademarks. As additional consideration, we agreed to issue PKM ten-year warrants for the purchase of up to 380,357 shares of our common stock at an exercise price of $0.70 per share with terms and conditions that include weighted-average anti-dilution rights and provide certain rights to PKM to require registration of the common stock underlying the warrants under federal and state securities laws. We also agreed to modify certain terms of the warrants issued to PKM in connection with the January Discretionary Credit Agreement to conform to the terms of the warrants issued as part of this bridge debt financing. We also agreed to pay PKM a placement fee of 6.5 percent of the amount borrowed under the May Credit Agreement. In addition, we paid counsel for PKM approximately $56,000 to cover fees and expenses incurred on behalf of PKM in connection with the May Credit Agreement. The May Credit Agreement is a discretionary credit facility. PKM may, in its sole discretion, decide not to make any additional loans under the May Credit Agreement, and is not contractually obligated to do so. In November 2003, the Company amended the $1.0 million term debt with PKM initiated on July 3, 2003, to provide for an additional $500,000 of borrowing under the same terms as the July 8, 2003 financing. The Company issued, as additional consideration, ten-year warrants to purchase up to 77,381 shares of common stock at an exercise price of $1.68 per share with terms and conditions that include weighted-average anti-dilution rights. In February 2004, the maturity date of this loan was extended to June 30, 2005. The consideration for such extension is described above under the caption "January Discretionary Credit Agreement." As of May 31, 2004, PKM had advanced $943,333 under the May Discretionary Credit Agreement.

        April 2004 Short-Term Loan.    In April 2004, we issued a short-term promissory note to PKM in the principal amount of $150,000. The note required the payment of interest at a rate of 10 percent per year. We repaid such note in full during April 2004.

Transaction with Peter L. Hauser

        In July 2003, we entered into a loan agreement and borrowed $1.0 million from Peter L. Hauser, an existing shareholder, pursuant to a subordinated note with an interest rate of 10 percent per year. Pursuant to an intercreditor agreement with PKM, an entity controlled by Paul K. Miller, one of our directors and our largest individual shareholder, the loan is secured by substantially all of our assets. We issued to Mr. Hauser ten-year warrants for the purchase of 380,357 shares of our common stock on terms comparable to the warrants issued to PKM in connection with the May Discretionary Credit Agreement. Following this transaction, Mr. Hauser became the beneficial owner of over 10 percent of our securities. In February 2004, the maturity date of this loan was extended to June 30, 2005. In connection with the extension, the Company issued a warrant with a ten-year term to purchase up to 136,000 shares of the Company's common stock at an exercise price of $2.00 per share.

Loan from Allan R. Seck

        In December 2002, we received a $60,000 unsecured advance from Allan R. Seck, our Senior Vice President—Sales and Marketing, to fund working capital requirements. This note required us to pay interest at the rate of six percent per year. This loan was repaid in full in early April 2003.

Related Party Distributor

        We sell heart valves through a distribution network of approximately 25 exclusive distributors, including Mercé v. Electromedicina, S.L. Salvador Mercé Cervelló, Managing and General Director of Mercé v. Electromedicina, is one of our board members. This distributor made net purchases of product from our company, equal to approximately 29.5 percent of our sales in the nine-month period ended January 31, 2004. During the fiscal year ended April 30, 2003, such distributor made net purchases of product from our company equal to approximately 29.6 percent of our net sales. Our accounts receivable with this distributor accounted for approximately 21.5 and 37.9 percent of our accounts receivable at January 31, 2004 and April 30, 2003, respectively. During our fiscal year ended April 30, 2002, affiliates made net purchases of product from our company equal to approximately 47.1 percent of our net sales. Obligations to us from our distributors are unsecured. Distributors could fail to pay receivables or cease distributing our products at any time, thereby materially and adversely affecting our business, financial condition, operating results and cash flows. We anticipate that we will continue to do business with Mercé v. Electromedicina in future periods.

Employment Agreements

        Certain individuals have employment agreements with us. You should review Executive Compensation—Employment Agreements for more information about such agreements.

General

        The transactions set forth herein were approved by a majority of our independent, disinterested directors who had access, at our expense, to our legal counsel or independent legal counsel. We believe that all such transactions were made on terms no less favorable to us than we could have obtained from unaffiliated third parties. In the future, all material affiliated transactions and loans, and any forgiveness of loans, will be approved by a majority of our independent, disinterested directors who will have access, at our expense, to our legal counsel or independent legal counsel and will be on terms no less favorable to us than we could obtain from unaffiliated third parties.

PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of May 31, 2004, by: (a) each person who is known to us to own beneficially more than five percent of our common stock, (b) each director, (c) each Named Executive Officer (as defined herein), and (d) all executive officers and directors as a group. The percentage of beneficial ownership is based on 10,730,833 shares outstanding as of May 31, 2004. As indicated in the footnotes, shares issuable pursuant to warrants and options are deemed outstanding for computing the percentage of the person holding such warrants or options but are not deemed outstanding for computing the percentage of any other person. Unless otherwise noted, each person identified below has sole voting and investment power with respect to such shares. Except as otherwise noted below, we know of no agreements among our shareholders which relate to voting or investment power with respect to our common stock. Unless otherwise indicated, the address for each listed shareholder is c/o MedicalCV, Inc., 9725 South Robert Trail, Inver Grove Heights, Minnesota 55077.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(1)		Percent Beneficially Owned(1)
Paul K. Miller	3,313,251	(2)	26.6%
Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	1,660,000	(3)	14.6%
Peter L. Hauser 16913 Kings Court Lakeville, Minnesota 55044	1,005,557	(4)	8.6%
Adel A. Mikhail, Ph.D.	753,552	(5)	6.9%
Graphite Enterprise Trust PLC 4th Floor, Berkeley Square House Berkeley Square, London W1X 5PA United Kingdom	630,000	(6)	5.9%
Blair P. Mowery	315,000	(7)	2.9%
Lawrence L. Horsch	232,691	(8)	2.2%

Salvador Mercé Cervelló	133,000	(9)	1.2%
Allan R. Seck	110,000	(10)	1.0%
Susan L. Critzer	7,000	(11)	*
David B. Kaysen	7,000	(11)	*
Jules L. Fisher(12)	0	(11)	—
All current directors and executive officers as a group (ten persons)	4,871,494	(13)	36.7%

*
Less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. Securities "beneficially owned" by a person may include securities owned by or for, among others, the spouse, children, or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days of May 31, 2004.

(2)
Represents (a) 1,367,580 shares, (b) 120,000 shares owned by Gracon Contracting Co., an entity over which Mr. Miller exercises control, (c) 28,000 shares purchasable pursuant to the exercise of options, (d) 100,000 shares purchasable pursuant to the exercise of warrants, (e) 1,488,671 shares purchasable pursuant to the exercise of warrants held by PKM Properties, LLC, an entity over which Mr. Miller exercises control, (f) 4,500 units owned by Mr. Miller's spouse, and (g) 100,000 units. Each such unit consists of one share of common stock and one Class A Warrant to purchase one share of common stock.

(3)
Includes 615,000 shares purchasable pursuant to the exercise of warrants.

(4)
Represents (a) 53,000 shares, (b) 37,500 units purchasable upon the exercise of warrants, (c) 516,357 shares purchasable upon the exercise of warrants, and (d) 180,600 units held by Mr. Hauser's IRA. Each unit consists of one share of common stock and one Class A Warrant to purchase one share of common stock.

(5)
Represents 499,552 shares held by Adel A. Mikhail and Narguis Mikhail, Dr. Mikhail's spouse, as joint tenants, 240,000 shares purchasable pursuant to the exercise of warrants and 14,000 shares purchasable pursuant to the exercise of options.

(6)
Includes 126,000 shares held by Graphite Enterprise Trust Limited Partnership, an entity over which Foreign & Colonial Enterprise Trust PLC exercises control.

(7)
Includes 300,000 shares purchasable pursuant to the exercise of options.

(8)
Represents (a) 115,714 shares, (b) 30,000 shares purchasable pursuant to the exercise of warrants, and (c) 86,977 shares, purchasable pursuant to the exercise of options.

(9)
Includes 28,000 shares purchasable pursuant to the exercise of options. Mr. Mercé Cervelló is the Managing and General Director of Mercé v. Electromedicina, S.L.

(10)
Includes 100,000 shares purchasable pursuant to the exercise of options.

(11)
Represents shares purchasable pursuant to the exercise of options.

(12)
Mr. Fisher resigned as our Chief Financial Officer on February 6, 2004.

(13)
Includes 570,977 shares purchasable pursuant to the exercise of options and 1,963,171 shares purchasable pursuant to the exercise of warrants.

        Certain shares, options, and warrants beneficially owned by our officers, directors, former directors, significant shareholders, and employees are subject to an escrow agreement with the Commissioner of Commerce for the State of Minnesota. The depositors, who placed an aggregate of 1,664,845 shares into escrow, entered into this escrow agreement as a condition of the registration of the units sold in our initial public offering. The term of escrow runs through November 20, 2004.

Equity Compensation Plan Information

        The following table provides information as of the end of the most recently completed fiscal year with respect to compensation plans under which our equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,151,727		$2.81	664,941	(1)
Equity compensation plans not approved by security holders	3,151,315	(2)	$1.78	0

Total	4,303,042		$2.05	664,941

(1)
Represents 2,500 shares remaining available for future issuance under our 1997 Stock Option Plan and 662,441 shares remaining available for future issuance under our 2001 Equity Incentive Plan.

(2)
Represents (a) 350,000 shares of common stock underlying a five-year warrant exercisable at $0.596 per share issued to Paul K. Miller in connection with a line of credit with PKM Properties, which warrant expires January 17, 2008, (b) 350,000 shares of common stock underlying a five-year warrant exercisable at $0.6275 per share issued to Paul K. Miller in connection with a sale-leaseback transaction entered into on April 4, 2003, which warrants expire on April 4, 2008, (c) 100,000 shares of common stock underlying a seven-year warrant exercisable at $2.95 per share issued to Segmed Inc. in connection with a purchase of technology, which warrants expire on August 7, 2009, (d) 240,000 shares of common stock underlying a five-year warrant exercisable at $2.125 per share issued to Adel A. Mikhail, Ph.D., a director and our former chief executive officer, on February 2, 2001, pursuant to a severance and consulting agreement dated November 1, 2000, (e) an aggregate of 100,000 shares of common stock underlying warrants exercisable at $2.00 per share issued to Paul K. Miller, a director, on November 22, 1999 and December 6, 2000, in connection with Mr. Miller's guarantee of a bank loan, both of which warrants expire on November 19, 2004, (f) 150,000 units underlying a warrant exercisable at $6.75 per unit issued to Equity Securities Investments, Inc. on November 20, 2001, in connection with its services as underwriter of our initial public offering, (g) 380,357 shares of common stock underlying a ten-year warrant exercisable at $0.70 per share issued to Peter L. Hauser in connection with a July 2003 financing with Mr. Hauser, (h) 380,357 shares of common stock underlying a ten-year warrant exercisable at $0.70 per share issued to PKM in connection with a July 2003 financing with PKM, (i) 25,000 shares of common stock underlying a seven-year warrant exercisable at $1.46 issued to LightWave Ablation Systems, Inc. in connection with a purchase of technology, which warrant expires on August 27, 2010, (j) 77,381 shares of common stock exercisable at $1.68 underlying a ten-year warrant issued to PKM in connection with an amendment to our financing with PKM, which warrant expires on November 13, 2013, (k) 90,909 shares of common stock exercisable at $1.43 underlying a ten-year warrant issued to Draft Co. in consideration of a loan agreement with Draft Co., which warrant expires on November 24, 2013, (l) 330,933 shares of common stock exercisable at $2.00 underlying a ten-year warrant issued to PKM in connection with an extension of the maturity date of the January Discretionary Credit Agreement, which warrant expires on February 3, 2014, (m) 136,000 shares of common stock exercisable at $2.00 underlying a ten-year warrant issued to Peter L. Hauser in connection with the extension of the maturity date of the $1.0 million financing provided by Mr. Hauser, which warrant expires February 3, 2014, (n) 95,189 units underlying a five-year warrant exercisable at $1.8375 per unit issued to our finder in connection with its services in our 2004 private placement, each unit consisting of one share of common stock and a warrant to purchase a share of our common stock at $1.8375 per share, and (o) 100,000 shares of common stock underlying a stock option exercisable at $0.70 per share granted to Lawrence L. Horsch in August 2003.

DESCRIPTION OF SECURITIES

        Our authorized capital stock consists of 95,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of undesignated preferred stock, par value $0.01 per share.

Units

        Each unit offered in our initial public offering consisted of one share of common stock and one redeemable Class A Warrant. Each Class A Warrant became exercisable, and transferable separately from the common stock, 18 months after the effectiveness of our initial public offering. Once separated by the holder, Class A Warrants may not be later recombined with common stock to form units. A unit ceases to exist once the common stock or Class A Warrant is sold separately. The holder of a Class A Warrant is entitled to purchase, at any time until three years after the effectiveness of our initial public offering, one share of common stock at an exercise price of $6.50 per share, subject to customary anti-dilution adjustments. We may redeem the Class A Warrants for $0.01 per warrant at any time, on ten business days' written notice, if the closing price of our common stock or units exceeds $8.50, subject to customary anti-dilution adjustments, for any ten consecutive trading days before such notice.

Common Stock

        As of May 31, 2004, there were 10,730,833 shares of common stock issued and outstanding.

        All outstanding shares of common stock are, and the shares issuable upon exercise of warrants held by the selling shareholders will be, fully paid and nonassessable. The holders of common stock are entitled to one vote for each share held of record on all matters voted upon by shareholders and may not cumulate votes for the election of directors. Thus, the owners of a majority of the common stock outstanding may elect all of the directors if they choose to do so, and the owners of the balance of such shares would not be able to elect any directors. Subject to the rights of any future series of preferred stock which may be designated, each share of outstanding common stock is entitled to participate equally in any distribution of net assets made to the shareholders in the event of liquidation, dissolution or winding up of our company and is entitled to participate equally in dividends as and when declared by the board of directors. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of common stock. All shares of common stock have equal rights and preferences.

Undesignated Preferred Stock

        At present, no shares of preferred stock are issued or have been designated by the board of directors for issuance. Under governing Minnesota law and our articles of incorporation, no action by our shareholders is necessary, and only action of the board of directors is required, to authorize the issuance of any of the shares of authorized preferred stock. The board of directors is empowered to establish, and to designate the name of, each class or series of preferred stock and to set the terms of such shares, including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion, voting rights, preferences and other rights. Accordingly, the board of directors, without shareholder approval, may issue shares of preferred stock with terms that could adversely affect the voting power and other rights of holders of the common stock. We have no current plans to issue preferred stock.

        The undesignated preferred stock may have the effect of discouraging an attempt, through the acquisition of a substantial number of shares of common stock, to acquire control of our company with a view to effecting a merger, sale or exchange of assets or a similar transaction. For example, the board of directors could issue preferred stock as a dividend to holders of common stock or place preferred stock privately with purchasers who may side with the board of directors in opposing a takeover bid. The anti-takeover effects of the undesignated preferred stock may deny shareholders the receipt of a premium on their common stock and may also have a depressive effect on the market price of the common stock.

Stock Options

        We have adopted two stock option plans under which we may grant options to employees, consultants, independent contractors, officers and employee directors. We reserved 500,000 shares of common stock for the grant of stock options under our 1992 Stock Option Plan. As of May 31, 2004, options to purchase 155,600 shares of common stock were outstanding and no further options were available for grant under our 1992 Stock Option Plan. We reserved 500,000 shares of common stock for the grant of stock options under our 1997 Stock Option Plan. As of May 31, 2004, options to purchase 432,500 shares of common stock were outstanding and options to purchase 67,500 shares of common stock were available for grant under our 1997 Stock Option Plan.

        In June 2001, we adopted the 2001 Equity Incentive Plan and reserved 500,000 shares of common stock for issuance upon exercise of stock options, for grants of performance awards and for awards of restricted stock to be granted under the plan to employees, officers, consultants, advisors, employee and non-employee directors and employees of certain related entities. The number of shares reserved for issuance under the plan increases on January 1 of each year by the greater of 50,000 shares or 3.5% of the outstanding shares of common stock on such date, unless the board of directors sets the increase at a lower number of shares. This plan was approved by our shareholders on August 9, 2001. As of May 31, 2004, 310,627 stock options were outstanding and 738,441 shares were available for issuance under our 2001 Equity Incentive Plan.

Director Stock Options

        We also have a stock option plan under which we may grant options to non-employee directors. We reserved 300,000 shares of common stock for the grant of stock options under our 1993 Director Stock Option Plan. As of May 31, 2004, options to purchase 112,000 shares of common stock were outstanding and no further options were available for grant under our 1993 Director Stock Option Plan.

Warrants

        As of May 31, 2004, we had outstanding warrants to purchase an aggregate of 7,366,700 shares of common stock, outstanding warrants to purchase an aggregate of 150,000 publicly traded units, each such unit consisting of one share of common stock and one Class A Warrant, and outstanding warrants to purchase an aggregate of 218,461 units, each such unit consisting of one share of common stock and one common stock purchase warrant.

        In general, each outstanding warrant contains anti-dilution provisions, together with certain incidental and demand rights which will require us to register the shares underlying the warrants with the SEC at our expense.

        Holders of such warrants are not entitled to vote, receive dividends or exercise any of the rights of holders of the shares of common stock for any purpose until the warrants have been duly exercised and payment of the purchase price has been made. The warrants may be presented for exercise at our office. There is no established market for the warrants, and we expect that such market will not develop.

Class A Warrants

        Warrant Agreement.    Our Class A Warrants were issued under and are governed by the provisions of a warrant agreement between us and Registrar and Transfer Company. The following summary of the warrant agreement is not complete and is qualified in its entirety by reference to the warrant agreement, a copy of which has been filed as an exhibit to the registration statement covering our initial public offering.

        The shares of common stock and the Class A Warrants offered as part of our publicly traded units became detachable, and transferable separately, 18 months after the effectiveness of our initial public offering. Each Class A Warrant entitles the holder to purchase one share of common stock until three years after the effectiveness of our initial public offering, subject to earlier redemption, if at such time (a) a current prospectus relating to the shares of common stock issuable upon exercise of the Class A Warrants is in effect and (b) the issuance of such shares is qualified for sale or exempt from qualification under applicable state securities laws. Each Class A Warrant is exercisable at a price of $6.50 per share, subject to customary anti-dilution adjustments.

        We may redeem the Class A Warrants, on not less than ten business days' written notice, at a price of $0.01 per warrant, at any time following a period of ten consecutive trading days during which the closing price of the common stock or units exceeds $8.50, subject to customary anti-dilution adjustments. We must provide warrantholders with written notice of redemption within 30 business days after the expiration of any such ten consecutive trading day period or we will lose the right to redeem the Class A Warrants with respect to that ten consecutive trading day period. After such notice, the warrantholders will automatically forfeit all rights thereunder, except the right to receive the $0.01 redemption price per warrant, unless they exercise the Class A Warrants before they are redeemed.

        Holders of Class A Warrants are not entitled to vote, receive dividends or exercise any of the rights of holders of the shares of common stock for any purpose until the Class A Warrants have been duly exercised and payment of the purchase price has been made. The Class A Warrants are in registered form and may be presented for transfer, exchange or exercise at the office of the warrant agent. There is no established market for the Class A Warrants, and we cannot assure you that any such market will develop.

        The warrant agreement provides for adjustment of the exercise price and the number of shares purchasable upon exercise to protect the warrantholders against dilution in certain events, including dividends, stock splits, reclassification and any combination of common stock, or the merger, consolidation or disposition of substantially all of the assets of our company.

        Registration.    We will have a sufficient number of shares of common stock authorized and reserved for issuance upon the exercise of the Class A Warrants. When issued, such shares will be fully paid and nonassessable. In order for the warrantholder to exercise his or her Class A Warrants and obtain shares of common stock free of any transfer restriction, we must have a current registration statement on file with the SEC and, unless an exemption is available, with the securities authority of the state in which the warrantholder resides. The shares reserved for issuance upon the exercise of the Class A Warrants are registered under the Securities Act. Furthermore, we have agreed to use our best efforts to maintain the effectiveness of the registration statement throughout the term of the Class A Warrants by filing any necessary post-effective amendments or supplements to the registration statement with respect to the shares of common stock issuable upon exercise of the Class A Warrants. We will incur significant legal and other related expenses in order to keep the registration statement current. However, we cannot assure you that we will be able to keep the registration statement current or that the registration statement will be effective at the time a warrantholder desires to exercise his or her Class A Warrants. Additionally, we have agreed to use our best efforts to maintain qualifications in those states where the units were originally qualified for sale to permit exercise of the Class A Warrants and issuance of shares of common stock upon such exercise in such states. However, we cannot assure you that any such qualification will be effective at the time a warrantholder desires to exercise his or her Class A Warrants. If for any reason the registration statement is not kept current, or if we are unable to maintain the qualification of the common stock underlying the Class A Warrants for sale in particular states, warrantholders in those states, absent an applicable exemption, must either sell such Class A Warrants or let them expire.

        Exercise.    The Class A Warrants may be exercised upon surrender of the certificate for the warrant on or before the expiration date, or earlier redemption date, at the office of the warrant agent, with the purchase form on the reverse side of the certificate properly completed and executed as indicated, accompanied by payment of the full exercise price, by certified or cashier's check payable to the order of our company, for the number of Class A Warrants being exercised.

        For the term of the Class A Warrants, the warrantholders are given the opportunity to profit from any rise in the market price of our securities, with a resulting dilution in the interest of our shareholders. During such term, we may be deprived of opportunities to sell additional equity securities at a favorable price. The warrantholders may be expected to exercise their Class A Warrants at a time when we would, in all likelihood, be able to obtain equity capital by a sale or a new offering on terms more favorable to us than the terms of the Class A Warrants.

Certain Effects of Authorized but Unissued Stock

        As of May 31, 2004, under our articles of incorporation, there were 84,269,167 shares of common stock and 5,000,000 shares of preferred stock available for future issuance without shareholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. With the exception of the following possible issuances, we do not currently have any plans to issue additional shares of common stock:

  •
  1,500,000 shares of common stock issuable by us upon the exercise of Class A Warrants at an exercise price of $6.50 per share;

  •
  2,730,763 shares of common stock issuable by us upon the exercise of common stock purchase warrants at an exercise price of $1.60 per share;

  •
  2,519,004 shares of common stock issuable by us upon the exercise of outstanding warrants at a weighted average exercise price of approximately $2.36 per share;

  •
  1,288,727 shares of common stock issuable by us upon the exercise of stock options granted, or shares available for issuance pursuant to future grants, under our stock option plans;

  •
  150,000 units, each consisting of one share of common stock and one Class A Warrant, issuable by us upon the exercise of a warrant that we issued to the underwriter of our initial public offering at an exercise price of $6.75 per unit; and

  •
  218,461 units, each consisting of one share of common stock and one common stock purchase warrant, issuable by us upon the exercise of warrants that we issued to our agent and our finder in our recently completed private placement.

        One of the effects of the existence of unissued and unreserved common and preferred stock is that the board of directors could issue shares to persons likely to support current management and thereby protect the continuity of our company's management. Such additional shares could also be used to dilute the ownership of persons seeking to obtain control of our company.

Certain Limited Liability, Indemnification and Anti-Takeover Provisions under Minnesota Law

        Our articles of incorporation limit the liability of our directors to the fullest extent permitted by Minnesota law. Specifically, our directors will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability for:

  •
  any breach of the director's duty of loyalty to our company or our shareholders;

  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  corporate distributions which are in contravention of restrictions in the Minnesota Business Corporation Act, our articles of incorporation or bylaws or any agreement to which our company is a party;

  •
  violations of Minnesota securities laws;

  •
  any transaction from which the director derives an improper personal benefit; or

  •
  any act or omission occurring before the effective date of the provision in our articles of incorporation eliminating or limiting liability.

        Section 302A.521 of the Minnesota Business Corporation Act provides that a Minnesota business corporation must indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity, as defined, of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. For this purpose, proceeding means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification. You should refer to that section for a complete statement of such indemnification rights.

        Our bylaws provide that each past or present director, officer, committee member and employee of our company will be indemnified by us in accordance with, and to the fullest extent permissible by, applicable law.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        Certain provisions of Minnesota law, described below, could delay, defer or prevent a change in control of our company and could have the effect of making it more difficult to acquire our company or remove incumbent management.

        We are governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act because we are an "issuing public corporation" that has 50 or more shareholders. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination or the interested shareholder's acquisition of shares is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock, or who is an affiliate or associate of the corporation and at any time within four years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock. Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act could, under some circumstances, deny our shareholders the receipt of a premium on their common stock and may also have a depressive effect on the market price of our stock.

        In the event of certain tender offers for stock of our company, Section 302A.675 of the Minnesota Business Corporation Act precludes the tender offeror from acquiring additional shares of stock, including acquisitions pursuant to mergers, consolidations or statutory share exchanges, within two years following the completion of such an offer unless the selling shareholders are given the opportunity to sell the shares on terms that are substantially equivalent to those contained in the earlier tender offer. The section does not apply if a committee of the board of directors consisting of all of its disinterested directors, excluding present and former officers of the corporation, approves the subsequent acquisition before shares are acquired pursuant to the earlier tender offer.

        Anti-takeover provisions of our articles of incorporation and those under Minnesota law could diminish the opportunity for shareholders to participate in acquisition proposals at a price above our then current stock price. These provisions may also inhibit increases in our stock price that could result from takeover attempts and could adversely affect the voting power of your shares. For example, while we have no present plans to issue any preferred stock, our board of directors, without further shareholder approval, may issue preferred stock that could have the effect of delaying, deterring or preventing a change in control. No other anti-takeover provisions are currently contemplated by management.

Warrant Agent, Transfer Agent and Registrar

        We have appointed Registrar and Transfer Company as the warrant agent for the Class A Warrants and the transfer agent and registrar for our publicly traded units and common stock. As of May 31, 2004, we had 130 shareholders of record.

SHARES ELIGIBLE FOR FUTURE SALE

        As of May 31, 2004, we had outstanding an aggregate of 10,730,833 shares of our common stock, assuming no exercises of outstanding options and warrants. All shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless they are purchased by one of our "affiliates," as that term is defined in Rule 144 promulgated under the Securities Act.

        Certain outstanding shares of our common stock not included in this prospectus are eligible for sale in the public market as follows:

Rule 144

        In general, under Rule 144, as currently in effect, a person who has beneficially owned shares of our common stock for at least one year, including the holding period of certain prior owners other than affiliates, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which equals 107,308 shares as of May 31, 2004, or

  •
  the average weekly trading volume of our common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

        Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In order to effect a Rule 144 sale of our common stock, our transfer agent will require an opinion from legal counsel.

Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares for at least two years, including the holding period of certain prior owners other than affiliates, is entitled to sell those shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144. Our transfer agent will require an opinion from legal counsel to effect a Rule 144(k) transaction.

SELLING SHAREHOLDERS

        The following table presents information regarding the selling shareholders. The shares listed below represent the shares that the selling shareholders beneficially owned on June 10, 2004. In the following table, percentage of beneficial ownership is based on 10,730,833 outstanding shares of common stock. Unless otherwise noted, the shares beneficially owned before the offering and the shares offered pursuant to this prospectus represents shares of common stock and warrants to purchase the same number of shares of common stock at $1.60 per share.

Name and Address of Selling Shareholder	Shares Beneficially Owned Before Offering(1)	Percent Beneficially Owned Before Offering(1)	Shares Offered	Shares Beneficially Owned if All Shares are Sold in the Offering	Percent Beneficially Owned After Offering
4J2R1C Limited Partnership 10901 Red Circle Drive Ste 370 Minnetonka, MN 55343	340,000	3.1	340,000	0	0
Feltl & Company(2) 225 South Sixth Street 42nd Floor Minneapolis, MN 55402	246,544	2.3	246,544	0	0
A. Russell Melgaard 7900 E. Oakmont Place Sioux Falls, SD 57110	200,000	1.8	200,000	0	0
Jerry L. Prostrollo Trust 816 N. Prairie Madison, SD 57042	200,000	1.8	200,000	0	0
Tower Finance, Ltd.(2) 49169 Lake Avenue McGregor, MN 55760	190,378	1.7	190,378	0	0
Pat L. Prostrollo 1024 Twin Oaks Dr. Madison, SD 57042	140,000	1.3	140,000	0	0
Matthew and Patricia Tikalsky, JTWROS 1314 1st Ave. SE New Prague, MN 56071	140,000	1.3	140,000	0	0
Robert G. Allison USBPJ Ste 800 MS J1012035 800 Nicollet Mall Mpls, MN 55402	130,000	1.2	130,000	0	0
Raymond K. Newkirk 1489 Shoreline Drive Wayzata, MN 55391	100,000	*	100,000	0	0

Bradley W. Nye 19444 Burns Parkway Anoka, MN 55303	100,000	*	100,000	0	0
Daniel S. & Patrice M. Perkins JTWROS USBPJ Ste 800 MS J1012035 800 Nicollet Mall Mpls, MN 55402	100,000	*	100,000	0	0
I. Eugene Phelps 972 Shadylane East Wayzata, MN 55391	100,000	*	100,000	0	0
USB Piper Jaffray as Custodian FBO David H. Potter IRA USBPJ Ste 800 MS J1012035 800 Nicollet Mall Mpls, MN 55402	100,000	*	100,000	0	0
E. Terry Skone USBPJ Ste 800 MS J1012035 800 Nicollet Mall Mpls, MN 55402	80,000	*	80,000	0	0
Andrew J. Redleaf 3033 Excelsior Blvd, Ste. 300 Minneapolis, MN 55416	79,728	*	79,728	0	0
Piper Jaffray as Custodian FBO Robert H. Clayburgh IRA USBPJ Ste 800 MS J1012035 800 Nicollet Mall Mpls, MN 55402	70,000	*	70,000	0	0
Donald F. Hagen Revocable Trust U/A dtd 4/13/95 1589 Hwy 7, #200 Hopkins, MN 55305	70,000	*	70,000	0	0
Raymond R. Johnson USBPJ Ste 800 MS J1012035 800 Nicollet Mall Mpls, MN 55402	70,000	*	70,000	0	0

Jeffrey J. Michael 5745 Seven Oaks Court Minnetonka, MN 55345	70,000	*	70,000	0	0
John E. and Mary Joann Feltl, JTWROS 7040 Willow Creek Road Eden Prairie, MN 55344	68,000	*	68,000	0	0
Donna Welsh 7222 Lewis Ridge Pkwy Edina, MN 55439	68,000	*	68,000	0	0
Daniel B. & Linda O. Ahlberg JTWROS USBPJ Ste 800 MS J1012035 800 Nicollet Mall Mpls, MN 55402	60,000	*	60,000	0	0
Alice Ann Corporation USBPJ Ste 800 MS J1012035 800 Nicollet Mall Mpls, MN 55402	60,000	*	60,000	0	0
David C. and Carole A. Brown Rev Trust u/a dtd 10/23/97 PJC & VS 800 Nicollet Mall, J12S06 Minneapolis, MN 55402	60,000	*	60,000	0	0
Steven Bruggeman 5609 St. Albans Court Shoreview, MN 55126	60,000	*	60,000	0	0
Lawrence L. and Kathleen J. Horsch, JTWROS 1404 Hilltop Ridge Houlton, WI 54082	60,000	*	60,000	0	0
Subramanian Krishnan 3620 Wedgewood Lane Plymouth, MN 55441	60,000	*	60,000	0	0
USB Piper Jaffray as Custodian FBO James G. Peters IRA USBPJ Ste 800 MS J1012035 800 Nicollet Mall Mpls, MN 55402	60,000	*	60,000	0	0
John and Donelda M. Prusak, JTWROS 1646 1 3/4 Street Turtle Lake, WI 54889	60,000	*	60,000	0	0

Gary A. Bergren USBPJ Ste 800 MS J1012035 800 Nicollet Mall Mpls, MN 55402	50,000	*	50,000	0	0
Piper Jaffray as Custodian FBO Dan Lastavich IRA USBPJ Ste 800 MS J1012035 800 Nicollet Mall Mpls, MN 55402	50,000	*	50,000	0	0
Realty Center, Inc. p/s/t FBO Thomas A. Ries 7600 Parklawn Ave. S., #200 Edina, MN 55435	50,000	*	50,000	0	0
John H. Jungbauer 9725 South Robert Trail Inver Grove Heights, MN 55077	50,000	*	50,000	0	0
Janet M. Voight Trust u/a dtd 8/29/96 USBPJ Ste 800 MS J1012035 800 Nicollet Mall Mpls, MN 55402	50,000	*	50,000	0	0
Piper Jaffray as Custodian FBO James Wallace SPN/PRO USBPJ Ste 800 MS J1012035 800 Nicollet Mall Mpls, MN 55402	50,000	*	50,000	0	0
Piper Jaffray as Custodian FBO Michael Wilcox SEG/IRA USBPJ Ste 800 MS J1012035 800 Nicollet Mall Mpls, MN 55402	50,000	*	50,000	0	0
Piper Jaffray as Custodian FBO William H. Baxter IRA USBPJ Ste 800 MS J1012035 800 Nicollet Mall Mpls, MN 55402	40,000	*	40,000	0	0

Piper Jaffray as Custodian FBO William B. Becker IRA USBPJ Ste 800 MS J1012035 800 Nicollet Mall Mpls, MN 55402	40,000	*	40,000	0	0
Jeff and Tammie Broin, JTWROS 809 W. 3rd Street Dell Rapids, SD 57022	40,000	*	40,000	0	0
Linda M. Broin Living Trust U/A dtd 9/13/96 6836 W. Honeysuckle Ct. Sioux Falls, SD 57106	40,000	*	40,000	0	0
Pamela Brown USBPJ Ste 800 MS J1012035 800 Nicollet Mall Mpls, MN 55402	40,000	*	40,000	0	0
Craig L. Campbell USBPJ Ste 800 MS J1012035 800 Nicollet Mall Mpls, MN 55402	40,000	*	40,000	0	0
George J. Chlebecek 3709 46th Ave. S. Minneapolis, MN 55406	40,000	*	40,000	0	0
Ann Chudnofsky USBPJ Ste 800 MS J1012035 800 Nicollet Mall Mpls, MN 55402	40,000	*	40,000	0	0
Sam L. Claassen 6413 Cherokee Trail Edina, MN 55439	40,000	*	40,000	0	0
Gary E. and Leslie J. Clipper, JTWROS USBPJ Ste 800 MS J1012035 800 Nicollet Mall Mpls, MN 55402	40,000	*	40,000	0	0
Edwin and Leona Dauphinais, JTWROS 18150 N. Diamond Lake Rd. Dayton, MN 55327	40,000	*	40,000	0	0
Kenneth C. Ehrhardt IRA 8902 E. Coopers Hawk Ct. Sun Lakes, AZ 85248	40,000	*	40,000	0	0

USB Piper Jaffray as Custodian FBO Bradley A. Erickson IRA USBPJ Ste 800 MS J1012035 800 Nicollet Mall Mpls, MN 55402	40,000	*	40,000	0	0
Piper Jaffray as Custodian FBO Fred T. Gerbig IRA USBPJ Ste 800 MS J1012035 800 Nicollet Mall Mpls, MN 55402	40,000	*	40,000	0	0
Piper Jaffray as Custodian FBO J. Richard Gilliland IRA USBPJ Ste 800 MS J1012035 800 Nicollet Mall Mpls, MN 55402	40,000	*	40,000	0	0
Dennis D. Gonyea USBPJ Ste 800 MS J1012035 800 Nicollet Mall Mpls, MN 55402	40,000	*	40,000	0	0
Gary A. and Elizabeth A. Hansberger, JTWROS 1975 Persimmon Drive St. Charles, IL 60174	40,000	*	40,000	0	0
Gary P. and Holly D. Hotovec, JTWROS 20404 Hwy 15 N. Hutchinson, MN 55350	40,000	*	40,000	0	0
John P. and Erin R. Hupp, JTWROS 4632 Aldrich Ave. S. Minneapolis, MN 55409	40,000	*	40,000	0	0
Delaware Charter Guarantee & Trust Company, TTEE FBO Gary S. Kohler IRA 11554 Cedar Pass Minnetonka, MN 55305	40,000	*	40,000	0	0

Gary S. Kohler 11554 Cedar Pass Minnetonka, MN 55305	40,000	*	40,000	0	0
Elizabeth Kuehne USBPJ Ste 800 MS J1012035 800 Nicollet Mall Mpls, MN 55402	40,000	*	40,000	0	0
Michael H. and Marla R. Leafer JTWROS USBPJ Ste 800 MS J1012035 800 Nicollet Mall Mpls, MN 55402	40,000	*	40,000	0	0
Robert J. Maietta 1260 Birch Pond Trail White Bear Lake, MN 55110	40,000	*	40,000	0	0
Emmet McCormick 11127 Lewis Ave. SW Hutchinson, MN 55350	40,000	*	40,000	0	0
Piper Jaffray as Custodian FBO Michael E. McElligott SPN/PRO USBPJ Ste 800 MS J1012035 800 Nicollet Mall Mpls, MN 55402	40,000	*	40,000	0	0
MERBCO, Inc. 6810 Riverview Blvd. Bradenton, FL 34209	40,000	*	40,000	0	0
Andrew J. O'Connell 2710 Ashbourne Road Wayzata, MN 55391	40,000	*	40,000	0	0
Piper Jaffray as Custodian FBO Charles W. Pappas IRA USBPJ Ste 800 MS J1012035 800 Nicollet Mall Mpls, MN 55402	40,000	*	40,000	0	0
John T. Potter USBPJ Ste 800 MS J1012035 800 Nicollet Mall Mpls, MN 55402	40,000	*	40,000	0	0
National Financial Services, LLC FBO Honorato C. Remucal Rollover IRA 1075 West Shore Drive Hutchinson, MN 55350	40,000	*	40,000	0	0

Frank A. Revering 3800 Quincy St. N.E. Columbia Heights, MN 55421	40,000	*	40,000	0	0
RBC Dain Rauscher as Custodian FBO James G. Ridenour IRA 1679 Tamberwood Trail Woodbury, MN 55125	40,000	*	40,000	0	0
Thomas C. Sauter 1242 Benton St. Anoka, MN 55303	40,000	*	40,000	0	0
RBC Dain Rauscher as Custodian FBO Mark D. Schierman Roth IRA 540 Hidden Circle Hutchinson, MN 55350	40,000	*	40,000	0	0
Dr. Paul and Nancy S. Seel JTWROS USBPJ Ste 800 MS J1012035 800 Nicollet Mall Mpls, MN 55402	40,000	*	40,000	0	0
Cedric A. and Margaret E. Veum Living Trust u/a dtd 6/20/96 USBPJ Ste 800 MS J1012035 800 Nicollet Mall Mpls, MN 55402	40,000	*	40,000	0	0
Patricia Vogelpohl 144 Chaparral Drive Apple Valley, MN 55124	40,000	*	40,000	0	0
Thomas P. Walsh, Sr. 3800 West 53rd Sioux Falls, SD 57106	40,000	*	40,000	0	0
David M. Westrum, TTEE FBO David M. Westrum Revocable Living Trust u/a dtd 6/1/97 USBPJ Ste 800 MS J1012035 800 Nicollet Mall Mpls, MN 55402	40,000	*	40,000	0	0
Elizabeth Feltl Frye 6401 Ridgeview Dr. Edina, MN 55439	34,000	*	34,000	0	0
John C. Feltl 4909 Lakeview Drive Edina, MN 55424	34,000	*	34,000	0	0
Michael R. Wigley 1035 Tonkawa Road Long Lake, MN 55356	34,000	*	34,000	0	0

Richard E. Lewis 60 139th Ave. NW Andover, MN 55304	34,000	*	34,000	0	0
National Financial Services, LLC FBO Thomas B. Lyke IRA 1250 Carolina Ave NW Hutchinson, MN 55350	30,000	*	30,000	0	0
Alan Frailich 10196 E. Meadow Hill Dr. Scottsdale, AZ 85260	27,200	*	27,200	0	0
Loren M. and Donna M. Anderson, JTWROS 18449 234th Circle Hutchinson, MN 55350	20,000	*	20,000	0	0
Ask Property Management 5605 W. 36th St. St. Louis Park, MN 55418	20,000	*	20,000	0	0
Art Bannerman and Sean Stephen Bannerman, TIC 2393 Hauer Trail Shakopee, MN 55379	20,000	*	20,000	0	0
Jon H. Buck 10670 1st Timber Lane Northfield, MN 55057	20,000	*	20,000	0	0
National Financial Services, LLC Custodian FBO James P. Felling SEP IRA 530 Hidden Circle SW Hutchinson, MN 55350	20,000	*	20,000	0	0
Philip G. and Pamela R. Graves JTWROS 310 Alan St. SW Hutchinson, MN 55350	20,000	*	20,000	0	0
Todd R. Hanson 13710 61st Avenue North Plymouth, MN 55446	20,000	*	20,000	0	0
James J. Heikes 15873 Hwy 7 East Hutchinson, MN 55350	20,000	*	20,000	0	0
Thomas P. and Glenda M. Kleinkauf, JTWROS 19308 Sioux Hills Rd. Hutchinson, MN 55350	20,000	*	20,000	0	0
MTS Inc. Profit Sharing Plan 7605 Equitable Drive Eden Prairie, MN 55344	20,000	*	20,000	0	0
Clement A. and Marlys J. Nelson, JTWROS 5644 Heather Ridge Ct. Shoreview, MN 55126	20,000	*	20,000	0	0

Thomas and Margaret O'Leary, JTWROS 7946 Ithaca Lane Maple Grove, MN 55311	20,000	*	20,000	0	0
Jerry Papenfus 276 Pleasant Hill Drive Winona, MN 55987	20,000	*	20,000	0	0
James Peters 328 McHugh St. Holmen, WI 54636	20,000	*	20,000	0	0
Ralph R. Pettyjohn 2910 Everest Lane Plymouth, MN 55447	20,000	*	20,000	0	0
Principal Realty Holdings, Inc. 7741 W. 96th Street Bloomington, MN 55438	20,000	*	20,000	0	0
RND Signs Pension Plan FBO Richard Rendahl 7605 Equitable Drive Eden Prairie, MN 55344	20,000	*	20,000	0	0
John Ryden 10563 Maryland Road Bloomington, MN 55438	20,000	*	20,000	0	0
Mark J. Rutzick 829 Park Place Dr. Mendota Heights, MN 55118	20,000	*	20,000	0	0
National Financial Services, LLC FBO Brad Schmidtbauer IRA 18650 Nowthen Blvd. Anoka, MN 55303	20,000	*	20,000	0	0
Clifford Stiles, M.D. P.O. Box 218 Foley, MN 56329	20,000	*	20,000	0	0
James P. and Kathryn Welbourn, JTWROS 1772 Lafayette Lane Mound, MN 55364	20,000	*	20,000	0	0
Scott M. Welsh 11348 N. Justin Dr. Mequon, WI 53092	20,000	*	20,000	0	0
George W. Yankoupe 17705 30th Place N. Plymouth, MN 55447	15,000	*	15,000	0	0
Mary K. Norstad 4075 Goldenrod Lane Plymouth, MN 55441	14,000	*	14,000	0	0

Ralph Klein 3740 Wellington Lane Plymouth, MN 55441	13,600	*	13,600	0	0
L. MeRoy and Carol J. Lillihaugen, JTWROS 5630 Loring Lane Golden Valley, MN 55422	10,000	*	10,000	0	0
National Financial Services, LLC FBO Mary Jo Lyke, IRA 1250 Carolina Avenue NW Hutchinson, MN 55350	10,000	*	10,000	0	0
William B. McHugh 4595 Fox Berry Drive Medina, MN 55340	10,000	*	10,000	0	0
William B. McHugh, IRA 4595 Fox Berry Drive Medina, MN 55340	10,000	*	10,000	0	0
Phil Murray 6013 Ashcroft Avenue Edina, MN 55424	10,000	*	10,000	0	0
Maureen Rendahl 5833 Dewey Hill Road Edina, MN 55439	10,000	*	10,000	0	0
Darrell Vander Esch 8500 East Saddle Creek Rd Sioux Falls, SD 57110	10,000	*	10,000	0	0

*
Represents less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. Securities "beneficially owned" by a person may include securities owned by or for, among others, the spouse, children, or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days of June 10, 2004.

(2)
Represents shares of common stock issuable upon the exercise of warrants at $1.8375 per share and shares of common stock issuable upon the exercise of warrants to purchase the same number of shares of common stock at $1.8375 per share.

Sale to Selling Shareholders

        In February, April and May, 2004, we conducted a private placement to accredited investors of units, each unit consisting of one share of common stock and one warrant to purchase one share of common stock. We sold 2,730,763 units for aggregate gross proceeds of $4,014,222. The five-year warrants sold with the common stock are exercisable to purchase an aggregate of 2,730,763 shares of common stock at an exercise price of $1.60 per share. In connection with such placement, we issued our agent a five-year warrant to purchase 123,272 units at an exercise price of $1.8375 per unit, paid our agent cash commissions of $181,210 and paid our agent a non-accountable expense allowance of $67,954. In connection with such placement, we issued our finder a five-year warrant to purchase 95,189 units at an exercise price of $1.8375 per unit, paid our finder a finder's fee of $140,928 and reimbursed our finder for expenses of $4,163. The warrants underlying the unit warrants issued to the agent and the finder are exercisable for a period of five-years at an exercise price of $1.8375 per share.

Selling Shareholders' Registration Rights

        We have agreed to use our commercially reasonable best efforts to cause the shares sold in the above-referenced private placement to be registered for resale on Form SB-2 and such registration declared effective by the SEC within 90 days following the initial filing of such resale registration statement. We are obligated to keep such registration effective for one year after the initial declaration by the SEC of the effectiveness of such resale registration. We may require persons who sell shares pursuant to such registration statement to suspend such sales for such reasonable period of time as we may require, acting in a reasonable manner, using our commercially reasonable best efforts to effect any required amendment or supplement to such registration statement. We have also agreed to use commercially reasonable efforts to cause the shares to be registered in such states as may be required to permit the holders of such shares to effect resales.

        If the registration statement is not declared effective by the SEC within the required 90-day period, then we will deliver to each investor in the above-referenced private placement additional shares and warrants in an amount equal to five percent of such investor's subscription amount. We have also agreed to register for resale any additional shares issued pursuant to these provisions.

        Our registration of the shares does not necessarily mean that the selling shareholders will sell all or any of the shares covered by this prospectus.

Relationships with Selling Shareholders

        Lawrence L. Horsch, our Acting Chief Executive Officer, purchased 30,000 units in the above-referenced private placement. John H. Jungbauer, our Chief Financial Officer, purchased 25,000 units in such private placement.

PLAN OF DISTRIBUTION

        The selling shareholders may offer their shares at various times in one or more of the following transactions:

  •
  on the OTC Bulletin Board

  •
  in privately negotiated transactions

  •
  through put or call option transactions relating to the shares

  •
  through short sales of shares

  •
  through hedging transactions

  •
  in a combination of any of the above transactions

        The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prices, or at negotiated prices.

        The selling shareholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling shareholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

        The selling shareholders, and any persons who participate in the sale of the shares from time to time, may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any commissions paid or discounts or concessions allowed to any such persons, and any profits received on resale of the shares, may be deemed to be underwriting compensation under the Securities Act.

        In order to comply with applicable state securities laws, the shares will be sold only through registered or licensed brokers or dealers. In addition, the shares will not be sold until they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available.

LEGAL MATTERS

        The validity of the shares offered hereby will be passed upon for us by Briggs and Morgan, Professional Association, Minneapolis, Minnesota.

EXPERTS

        The financial statements as of April 30, 2002 and 2003 and for each of the years then ended included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

        We are subject to the information requirements of the Exchange Act. Accordingly, we file reports, proxy statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our website is located at www.medicalcvinc.com. The information on, or that can be accessed through, our website is not part of this prospectus.

        We have filed with the SEC a registration statement on Form SB-2 under the Securities Act. This prospectus does not contain all of the information, exhibits and undertakings set forth in the registration statement, certain parts of which are omitted as permitted by the rules and regulations of the SEC. For further information, please refer to the registration statement which may be read and copied in the manner and at the sources described above.

Report of Independent Registered Public Accounting Firm

        To the Board of Directors and Shareholders of MedicalCV, Inc.

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of MedicalCV, Inc. and its subsidiaries at April 30, 2002 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in note 17 of the notes to consolidated financial statements, the Company has restated its consolidated statement of operations for each of the two years in the period ended April 30, 2003, to reflect a change in classification of certain marketing expenditures and to reflect a change in classification of income from inventories returned from two former international distributors.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has sustained losses and negative cash flows from operations in recent years and has insufficient funds to finance its working capital and capital expenditure needs, which raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PRICEWATERHOUSECOOPERS LLP PricewaterhouseCoopers LLP Minneapolis, Minnesota
June 6, 2003, except as to Note 16 for which the date is July 8, 2003, and except as to Notes 4 and 17 for which the date is March 19, 2004

MEDICALCV, INC.

Consolidated Balance Sheet

	April 30,
	2002	2003
ASSETS
Current assets:
Cash and cash equivalents	$2,781,675	$184,227
Trade accounts receivable, net	1,258,616	1,472,995
Inventories	2,322,535	2,782,613
Prepaid expenses and other current assets	78,993	183,856

Total current assets	6,441,819	4,623,691

Property, plant and equipment, net	1,575,153	1,368,240
Deferred financing costs	72,860	62,989
Other assets	1,394	—

Total assets	$8,091,226	$6,054,920

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$589,520	$895,405
Short-term debt with related party	—	943,333
Current portion of related party lease obligation	—	273,843
Current portion of long-term debt	2,542,460	—
Current portion of capital lease obligations	59,854	42,069
Accrued expenses	491,760	813,539

Total current liabilities	3,683,594	2,968,189

Long-term debt, less current portion	339,523	—
Capital lease obligations, less current portion	42,069	—
Related party lease obligation, less current portion	—	3,472,661

Total liabilities	4,065,186	6,440,850

Shareholders' equity (deficit):
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $.01 par value; 95,000,000 shares authorized; 7,843,834 shares issued and outstanding	78,438	78,438
Additional paid-in capital	16,362,050	16,613,337
Deferred stock-based compensation	(9,062)	(4,610)
Accumulated deficit	(12,405,386)	(17,073,095)

Total shareholders' equity (deficit)	4,026,040	(385,930)

Total liabilities and shareholders' equity (deficit)	$8,091,226	$6,054,920

The accompanying notes are an integral part of these financial statements.

MedicalCV, Inc.

Consolidated Statement of Operations

	Year ended April 30,
	2002 Restated (Note 17)	2003 Restated (Note 17)
Net sales	$2,536,868	$2,578,063
Cost of goods sold	2,109,453	1,807,402

Gross profit	427,415	770,661

Operating expenses:
Sales and marketing	1,643,774	2,307,769
General and administrative	1,594,968	1,834,418
Engineering and regulatory	779,038	876,686

Total operating expenses	4,017,780	5,018,873

Loss from operations	(3,590,365)	(4,248,212)

Other (expense) income:
Interest expense	(463,388)	(467,315)
Interest income	47,414	12,705
Loss from early extinguishment of convertible subordinated bridge notes	(335,410)	—
Other income, net	44,084	35,113

Total other expense	(707,300)	(419,497)

Net loss	$(4,297,665)	$(4,667,709)

Basic and diluted net loss per share	$(.62)	$(.60)

Shares used in computing basic and diluted net loss per share	6,980,820	7,843,834

The accompanying notes are an integral part of these financial statements.

MedicalCV, Inc.

Consolidated Statements of Changes in Shareholders' Equity (Deficit)

	Common Stock
			Additional Paid-in Capital	Deferred Stock-Based Compensation	(Accumulated Deficit)
	Shares	Amount				Total
Total, April 30, 2001	6,343,834	$63,438	$10,490,378	$(16,824)	$(8,107,721)	$2,429,271)
Net loss					(4,297,665)	(4,297,665)
Common stock issued, net of issuance costs of $1,353,515	1,500,000	15,000	5,381,485			5,396,485
Warrants issued in connection with issuance of common stock			50			50
Amortization of stock-based compensation				7,762		7,762
Stock options issued to non-employees			69,844			69,844
Discount on convertible subordinated bridge notes			497,125			497,125
Warrants issued in connection with convertible subordinated bridge notes			500			500
Repurchase of beneficial conversion feature related to early extinguishment of convertible subordinated bridge notes			(77,332)			(77,332)

Total, April 30, 2002	7,843,834	78,438	16,362,050	(9,062)	(12,405,386)	4,026,040
Net loss					(4,667,709)	(4,667,709)
Amortization of stock-based compensation				4,452		4,452
Stock options issued to non-employees			20,329			20,329
Warrants issued in connection with sale-leaseback transaction			89,602			89,602
Warrants issued in connection with short-term debt with related party			128,995			128,995
Warrants issued in connection with technology purchase			12,361			12,361

Total, April 30, 2003	7,843,834	$78,438	$16,613,337	$(4,610)	$(17,073,095)	$(385,930)

The accompanying notes are an integral part of these financial statements.

MedicalCV, Inc.

Consolidated Statement of Cash Flows

	Year ended April 30,
	2002	2003
Cash flows from operating activities:
Net loss	$(4,297,665)	$(4,667,709)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on early extinguishment of convertible subordinated bridge notes	335,410	—
Depreciation	290,049	335,873
Amortization of discount on convertible subordinated bridge notes	84,383	—
Provision for doubtful accounts, excluding return of inventory in 2003	133,360	47,132
Return of inventory		(92,000)
Provision for inventory obsolescence	37,584	—
Stock-based compensation	77,606	24,780
Warrants issued in connection with technology purchase	—	12,361
Interest expense associated with warrant grants and other costs	222,191	201,855
Changes in assets and liabilities:
Accounts receivable	(185,416)	(261,511)
Inventories	(188,084)	(368,078)
Prepaid expenses and other assets	48,361	(169,875)
Accounts payable	78,180	305,885
Accrued expenses	177,236	321,779

Net cash used in operating activities	(3,186,805)	(4,309,507)

Cash flows from investing activities:
Purchase of property, plant and equipment	(384,024)	(128,960)
Loan to UROPACE	(81,000)	—

Net cash used in investing activities	(465,024)	(128,960)

Cash flows from financing activities:
Borrowings on line of credit with related party	1,570,000	1,243,333
Borrowings on short-term debt with related party	—	60,000
Principal payments on short-term debt with related party		(360,000)
Principal payments on bank line of credit	(475,000)	—
Principal payments on other long-term debt	(42,464)	(42,460)
Proceeds from sale-leaseback transaction with related party, net	—	1,000,000
Borrowings on bridge loans, net	438,885	—
Principal payments on bridge loans	(500,000)	—
Principal payments under capital lease obligations	(66,929)	(59,854)
Issuance of common stock, net of issuance costs	5,396,485	—
Issuance of warrants	550	—

Net cash provided by financing activities	6,321,527	1,841,019

Net increase (decrease) in cash and cash equivalents	2,669,698	(2,597,448)
Cash and cash equivalents at beginning of year	111,977	2,781,675

Cash and cash equivalents at end of year	$2,781,675	$184,227

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$241,197	$265,460
Income taxes	1,256	250
Non-cash investing and financing activities:
Capital lease obligations incurred for the purchase of property, plant, and equipment	34,796	—
Discount on convertible subordinated bridge notes related to warrants and beneficial conversion feature	497,125	—
Repurchase of beneficial conversion feature related to early extinguishment of convertible subordinated bridge notes	77,332	—
Warrants issued in connection with sale-leaseback transaction with related party	—	89,602
Payments/assumptions of debt made in connection with the related party lease (See note 6):
Assumption of line of credit obligation by purchaser	—	2,500,000
Assumption of Dakota Electric and Dakota County debt by purchaser	—	336,105

The accompanying notes are an integral part of these financial statements.

MedicalCV, Inc.

Notes to Consolidated Financial Statements

1.     Business Description

        MedicalCV, Inc. (the Company) is a corporation engaged in the manufacture and marketing of cardiothoracic surgery devices primarily in Europe, South Asia, the Middle East and the Far East. The primary product of the Company is a mechanical heart valve.

        The Company's consolidated financial statements for the year ended April 30, 2003, have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. The Company has sustained losses and negative cash flows from operations in recent years and expects these conditions to continue for the foreseeable future. At April 30, 2003, the Company had an accumulated deficit of $17,073,095, and had insufficient funds to meet the requirements of its short-term debt, and finance its working capital and capital expenditure needs. Accordingly, these matters raise substantial doubt about the Company's ability to continue as a going concern. The Company is currently pursuing the refinancing of its short-term debt and seeking other financing to fund its operations and working capital requirements. If the Company is unable to refinance its short-term debt and obtain funds beginning in September 2003, it will be required to significantly revise its business plans and drastically reduce operating expenditures such that it may not be able to develop or enhance its products, gain market share in the United States or respond to competitive pressures or unanticipated requirements, which could seriously harm its business, financial position and results of operations.

        The Company is subject to risks and uncertainties common to medical technology-based companies, including rapid technological change, dependence on one principal product, new product development and acceptance, actions of competitors, dependence on key personnel and United States market penetration.

2.     Summary of Significant Accounting Policies

Principles of Consolidation

        The Company's consolidated financial statements include the accounts of MedicalCV, Inc. and its wholly-owned subsidiaries, CV Holdings, Inc., which was liquidated in fiscal year 2002, and CVD International, Inc., which was liquidated in fiscal year 2003 with no material impact to the financial statements. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

        The Company's financial instruments consist primarily of cash and cash equivalents, trade accounts receivable and accounts payable for which the current carrying amounts approximate fair value.

Additionally, the borrowing rates currently available to the Company approximate current rates for debt agreements with similar terms and average maturities.

Cash and Cash Equivalents

        Cash and cash equivalents consist of checking accounts and a money market account, all of which are held in two depository institutions. The Company considers all highly-liquid investments with original maturities of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair value because of the short maturity of these instruments. The majority of the Company's cash and cash equivalents are held in two financial institutions. Deposits in these institutions may exceed the amount of federal insurance provided on such deposits.

Inventories

        Inventories consist of various mechanical heart valves and other medical items that are stated at the lower of cost or market, with cost determined utilizing standard costs, which approximate the first-in, first-out method of inventory valuation.

Property, Plant and Equipment

        Property, plant and equipment is stated at cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the related assets. The building is depreciated over a 30-year life. Machinery and equipment, furniture and fixtures, and tooling and software are depreciated over five-year lives. Maintenance and repairs are charged to current operations when incurred. The cost and related accumulated depreciation or amortization of assets disposed of are removed from the related accounts and any resulting gains or losses are recorded to the statement of operations.

Long-Lived Assets

        The Company periodically evaluates the carrying value of long-lived assets to be held and used, including but not limited to, capital assets and intangible assets, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose. No losses from impairment have been recognized in the financial statements.

Revenue Recognition

        The Company recognizes revenues from the sale of its mechanical heart valves provided that the Company has received a purchase order, the price is fixed, title has transferred, collection of the resulting receivable is probable, and there are no remaining obligations. Transfer of title occurs for substantially all sales upon shipment. The Company's products are not subject to any customer acceptance process. There are no rights of return unless the product does not perform according to specifications.

Research and Development

        Research and development costs are expensed as incurred.

Stock-Based Compensation

        The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" and SFAS No. 148 "Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123."

        The Company has adopted the disclosure-only provisions of SFAS No. 123. For purposes of the pro forma disclosures below, the estimated fair value of the options is amortized to expense over the options' vesting period. Had compensation cost for the Company's stock options been recognized based on the fair value at the grant date consistent with the provisions of SFAS No. 123, the Company's net loss would have been adjusted to the pro forma amounts indicated in the following table:

	For the Years Ended April 30,
	2002	2003
Net loss reported	$(4,297,665)	$(4,667,709)
Less: stock-based employee compensation benefit included in operating results, as reported:	—	—
Less: Pro forma stock based employee compensation (cost) benefit	(951,779)	(294,142)
Net loss—pro forma	(5,249,444)	(4,961,851)
Net loss per common share—basic and diluted
As reported	(.62)	(.60)
Pro forma	(.75)	(.63)

Income Taxes

        Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax asset will not be realized. Income tax expense or benefit is the tax payable or refundable for the year and the change during the year in deferred tax assets and liabilities.

Comprehensive Income (Loss)

        Comprehensive income (loss) includes net income (loss) and items defined as other comprehensive income (loss). Items defined as other comprehensive income (loss) include items such as foreign currency translation adjustments and unrealized gains and losses on certain marketable securities. For the years ended April 30, 2002 and 2003, there were no adjustments to net loss to arrive at comprehensive loss.

Concentration of Credit Risk

        At April 30, 2002 and 2003, approximately 38 percent and 54 percent, respectively, of the Company's accounts receivable were due from one distributor that individually accounted for 10 percent or more of the Company's trade accounts receivable in each respective fiscal year (see Note 13). The Company generally requires no collateral from its customers with respect to trade accounts receivable. The Company maintains an allowance for doubtful accounts based upon its historical experience and the expected collectibility of all accounts receivable.

Net Income (Loss) Per Share

        Net income (loss) per share is computed under the provisions of SFAS No. 128, "Earnings Per Share." Basic net income (loss) per common share is computed using net income (loss) and the weighted-average number of shares of common stock outstanding. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity. Diluted net loss per common share does not differ from basic net loss per common share in the years ended April 30, 2002 and 2003 since 3,551,390 and 4,300,940, respectively, of potential dilutive shares of common stock from the exercise of stock options and warrants were excluded from the computation because they are anti-dilutive.

Reclassifications

        Certain amounts previously reported have been reclassified to conform to the fiscal year 2003 presentation. These reclassifications had no effect on net loss, cash flows or shareholders' equity (deficit) as previously reported.

New Accounting Pronouncements

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Exit or Disposal Activities." The new statement addresses the accounting for costs associated with exit or disposal activities. The provisions of the statement were effective for disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 did not have an impact on the Company's financial position or results of operations. The new standard principally affects the Company's timing of when charges are recorded as opposed to the amount of the ultimate charge. There have been no exit or disposal activities subsequent to December 31, 2002.

        The Company adopted the provisions of FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" in the third quarter of fiscal year 2003. The disclosure provisions of the interpretation are effective for the Company's financial statements for the third quarter of fiscal year 2003. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. The implementation of this accounting pronouncement did not have a material effect on the Company's results of operations, financial position or cash flows.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FAS 123." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and amends certain disclosure requirements of SFAS No. 123. The transition provisions of this statement are effective for fiscal years ending after December 15, 2002, and the disclosure requirements of this statement are effective for interim periods beginning after December 15, 2002. The Company currently plans to continue to apply the intrinsic-value based method to account for stock options. The Company implemented the year-end disclosure provisions included in Note 2 as of

April 30, 2003 and will implement the interim period disclosure provisions in the quarter ending July 31, 2003.

        In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51." FIN No. 46 requires certain variable interest entities (VIEs), to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 is effective for all VIEs created or acquired after January 31, 2003. For VIEs created or acquired prior to February 1, 2003, the provisions of FIN No. 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company currently has no contractual relationship or other business relationship with a VIE and therefore the adoption of FIN No. 46 did not have a material effect on its consolidated financial position, results of operations or cash flows. However, should the Company enter into any such arrangement with a VIE in the future, its consolidated financial position or results of operations may be adversely effected

3.     Supplemental Financial Statement Information

        Certain balance sheet components consist of the following at April 30:

Trade Accounts Receivable, Net	2002	2003
Related parties	$700,581	$557,899
Other	756,692	1,028,391
Allowance for doubtful accounts	(198,657)	(113,295)

	$1,258,616	$1,472,995

Inventories	2002	2003
Raw materials	$436,855	$377,961
Work-in-process	551,561	529,668
Finished goods	1,334,119	1,874,984

	$2,322,535	$2,782,613

Property, Plant and Equipment, Net	2002	2003
Land	$182,000	$182,000
Building	1,225,190	1,251,601
Machinery and equipment	1,512,611	1,558,442
Furniture and fixtures	177,513	182,243
Tooling	100,263	116,363
Software	112,271	146,159

	3,309,848	3,438,808
Accumulated depreciation and amortization	(1,734,695)	(2,070,568)

	$1,575,153	$1,368,240

4.     Return of Inventory

        During the quarter ended July 31, 2002, the Company obtained inventories from two former international distributors. The heart valves were sold to these customers during fiscal year 2000 and the first half of fiscal year 2001. Due to financial difficulties experienced by these distributors, the Company provided allowances for the remaining uncollected accounts receivable balances in fiscal years 2001 and 2002. The Company did not anticipate the return of these products at the time the uncollectible accounts were established. Upon obtaining title to the heart valves from these former distributors during the quarter ended July 31, 2002, the Company increased its inventories and recorded a recovery of its prior provision for doubtful accounts which reduced its general and administrative costs for the year ended April 30, 2003 by $92,000 representing the cost of the returned inventories. As described in Note 17, the Company had previously reported the return of inventory as a reduction of cost of goods sold and has restated its financial statements for the year ended April 30, 2003 to change the classification to a reduction of general and administrative expenses.

5.     Short-term Debt with Related Party

        In January 2003, the Company established a discretionary line of credit with PKM Properties, LLC (PKM), an entity controlled by Paul K. Miller. Mr. Miller serves on the Company's Board of Directors and is its largest shareholder. This line of credit initially matured on April 17, 2003. On April 15, 2003, the maturity date was extended to September 17, 2003. As of April 30, 2003, the Company had borrowed $943,333 under the line of credit. In addition, the Company incurred direct financing costs of $67,828, which were amortized to interest expense over the original three-month life of the line of credit. The line of credit bears interest at the higher of 7 percent or 1 percent above a bank reference rate (7 percent is the rate in effect as of April 30, 2003). PKM was issued a second mortgage on the Company's real estate and a security interest in all remaining assets.

        In connection with the line of credit, the Company also issued a warrant to PKM with a five-year term to purchase 350,000 shares of the Company's common stock at an exercise price of $0.596 per share. The allocated fair value of the warrants was $128,995 using the Black-Scholes valuation model and using assumptions consistent with those disclosed in Note 10 and was accounted for as a discount on the borrowings under the line of credit. This discount was amortized to interest expense over the original three-month life of the line of credit. As of April 30, 2003, the discount was fully amortized.

        The Company also received a $60,000 unsecured advance in December 2002 from an executive officer to fund working capital requirements. This loan was repaid in full in early April 2003.

6.     Related Party Lease Obligation

        On April 4, 2003, the Company sold its corporate headquarters and manufacturing facility and surrounding land in Inver Grove Heights, Minnesota, to PKM (see Note 5 for additional information on PKM).

        In connection with the transaction, the Company received total consideration of $3.84 million consisting of (1) $1.0 million in cash, (ii) PKM's assumption of the Company's $2.5 million outstanding indebtedness to Associated Bank (see Note 6), and (iii) PKM's assumption of the Company's promissory note with Dakota Electric Association and land special assessments payable to Dakota County aggregating $336,105. Also in connection with the transaction, the Company issued to PKM a five-year warrant for the purchase of 350,000 shares of the Company's common stock at an exercise price of $0.625 per share. These warrants had an allocated fair value of $89,602 using the Black-Scholes valuation model and using assumptions consistent with those disclosed in Note 10.

        Simultaneous with the sale of the facility, the Company entered into a lease with PKM to lease back the facility and a portion of the land. The lease has a ten-year initial term with options for the Company to extend the lease up to ten additional years. Under certain conditions, the Company also has an option to purchase the building at the end of the initial ten-year term at the fair value at that time.

        Due to the Company's continued involvement with the property including the ability to buy back the property at a future date, the transaction is accounted for as a financing of the property sold and leased back. Accordingly, the net book value of the facility and land sold to PKM with a net book value of $759,146 (gross value of $1,433,601 net of accumulated depreciation of $674,455) continues to be presented as part of the Company's property, plant and equipment balance (see Note 3). The related party lease obligation of $3,779,100 represents the minimum amounts due PKM for the initial ten year term discounted at 4.4 percent and additional payments to be paid to PKM for the Dakota Electric Association and Dakota County obligations assumed by PKM.

        Scheduled maturities of the related party lease obligation is as follows:

Year Ending April 30,	Amount
2004	$273,843
2005	285,154
2006	307,675
2007	320,327
2008	333,473
Thereafter	2,226,032

$3,746,504

7.     Long-Term Debt and Convertible Subordinated Bridge Notes

        Long-term debts consist of the following at April 30:

	2002	2003
Revolving credit line with Associated Bank, interest payable monthly with the principal due November 2002, collateralized by the Company's real estate and other business assets excluding accounts receivable	$2,500,000	$—
Promissory note with Dakota Electric Association, principal and interest due in monthly installments through May 2009, interest at 5.75%, collateralized by the Company's lighting equipment and rooftop air-conditioning units	165,983	—
Land special assessments payable to Dakota County, principal and interest due in semi-annual installments through May 2010, interest at 8%	216,000	—

	2,881,983	—
Less current maturities	(2,542,460)	—

	$339,523	$—

        On November 23, 1999, the Company obtained a $2,500,000 revolving credit line with Associated Bank. The line of credit was due November 23, 2002, and was collateralized by the Company's real estate and other business assets, excluding accounts receivable. In addition, a shareholder and a member of the Board of Directors of the Company provided a $2,000,000 personal guarantee and pledged marketable securities with a guaranteed value of $1,100,000 to support repayment of borrowings on the credit line. Interest was required to be paid monthly and accrued at the Wall Street Journal Prime Rate. The interest rate at April 30, 2002 was 4.75 percent. As part of the credit agreement, the Company was formerly required to maintain a minimum tangible net worth of not less than $3,000,000 on a quarterly basis. On April 4, 2003, the Company's outstanding obligation under this credit line was assumed by the buyer in connection with the sale of the Company's headquarters and manufacturing facility (see Note 6). Accordingly, as of April 30, 2003, the line of credit was repaid in full and closed.

        In connection with the sale of the Company's corporate headquarters and manufacturing facility (see Note 6) the promissory note with Dakota Electric and the land special assessments payable to Dakota County were assumed by the purchaser of the property.

Convertible Subordinated Bridge Notes

        On August 21, 2001, the Company sold units of convertible subordinated bridge notes with an aggregate principal amount of $500,000 and redeemable warrants to purchase an aggregate of 500,000 shares of the Company's common stock for total proceeds of $500,500. Each unit consisted of a $25,000 principal amount 10.0 percent convertible subordinated bridge note and redeemable warrants to purchase 25,000 shares of the Company's common stock at a price of $6.50 per share. The notes were unsecured and were due in August 2002. The Company had the option to prepay the notes without premium or penalty.

        The allocated fair value of the warrants of $308,236 and the value of the beneficial conversion feature of $188,889 as of August 21, 2001 was accounted for as a discount on the convertible subordinated bridge notes. This discount, which was presented as a reduction of the face value of the Notes on the consolidated balance sheet, was fully amortized as part of interest expense over the one-year life of the Notes using the effective interest method.

        During the fourth quarter of 2002, the Company early extinguished the convertible subordinated bridge notes. On the date of extinguishment, $77,332 of the remaining discount, representing the repurchase of the beneficial conversion feature, was treated as a reduction of Additional Paid-in Capital with the balance of the discount of $335,410 being charged to other expense.

8.     Leases

Operating Leases

        The Company leased certain manufacturing equipment under various operating lease agreements which expired at various dates in fiscal year 2003. At the end of the lease terms, the Company has the option to renew the leases, purchase the equipment at fair value, or return the equipment.

        Rental expense under operating leases was $66,874 and $21,935 in fiscal years 2002 and 2003, respectively.

Capital Leases

        The Company leases certain manufacturing equipment under various capital leases. The equipment is leased under agreements expiring through fiscal year 2004 with implicit interest rates ranging from 8.9 percent to 10.0 percent. The Company may elect to purchase the equipment under bargain purchase options at the end of the lease terms. The leases are collateralized by the underlying equipment with a total cost of $181,420 and accumulated amortization of $89,714 and $125,998 at April 30, 2002 and 2003, respectively.

        As of April 30, 2003, remaining scheduled lease payments under capital lease obligations continue into fiscal year 2004 and aggregate $42,069 (net of interest portion of $1,799).

9.     Income Taxes

        The components of deferred income tax assets at April 30 are as follows:

	2002	2003
Federal net operating loss carryforwards	$3,863,200	$4,706,100
Research and experimentation credit carryforwards	524,200	524,200
State net operating loss carryforwards	245,800	243,400
Other carryforwards	78,800	76,700
Inventories	86,000	57,200
Allowance for uncollectible accounts	147,400	118,400
Property, plant and equipment	44,900	80,600
Accrued expenses and other	37,400	15,300

Total deferred tax assets	5,027,700	5,821,900
Valuation allowance	(5,027,700)	(5,821,900)

Net deferred tax asset	$—	$—

        The Company has established valuation allowances to fully offset tax assets due to the inherent uncertainty of predicting the sufficiency of future taxable income necessary to realize these deferred tax assets, particularly in light of the Company's recent history of significant operating losses. In addition, future utilization of available net operating loss carryforwards may be limited under Internal Revenue Code 382 as a result of future changes in ownership.

        The Company's federal net operating loss carryforwards of approximately $11,362,327 and state net operating loss carryforwards of $4,190,389 expire in fiscal years 2013 through 2023. Available research and experimentation credits at April 30, 2003 represent federal and state amounts of $354,603 and $111,930, respectively, with expiration dates in fiscal years 2010 through 2021.

        The reconciliation of the U.S. statutory federal income tax rate with the effective rate for the years ended April 30, 2002 and 2003, is as follows:

	2002	2003
Tax benefit at statutory rate	$(1,355,000)	$(1,475,500)
Research and experimentation tax credits	(55,200)	—
State taxes, net of federal benefit	(76,300)	(50,200)
Nondeductible expenses	(97,700)	24,200
Gain on sale of corporate headquarters and manufacturing facility	—	718,800
Other	(12,600)	(11,500)
Change in valuation allowance	1,596,800	794,200

Total income tax (benefit) provision	$—	$—

10.   Shareholders' Equity (Deficit)

Common Stock

        On January 25, 2001, the Company gave a stock bonus of 15,000 shares of the Company's common stock to an officer of the Company. The estimated fair value of the shares of $42,000 was recorded as a general and administrative expense.

        On November 27, 2001, the Company closed on its initial public offering. In connection with the initial public offering, the Company issued 1,500,000 units at a price of $4.50 per unit for gross proceeds of $6,750,000. After offering costs, the Company received net proceeds of $5,396,485. Each unit consisted of one share of common stock and one redeemable Class A Warrant. Each Class A Warrant became exercisable and separable from the common stock on May 20, 2003. The holder of each Class A Warrant is entitled to purchase, at any time until November 20, 2004, one share of common stock at an exercise price of $6.50 per share, subject to customary anti-dilution adjustments. The Company may redeem the Class A Warrants for $0.01 per warrant at any time, upon ten business days' written notice, if the closing price of the Company's common stock or units exceeds $8.50, subject to customary anti-dilution adjustments, for any ten consecutive trading days before such notice.

Stock Options

        The Company has authorized the issuance of stock options for the aggregate purchase of 2,653,034 shares of common stock under various plans covering certain employees, members of the Board of Directors and certain independent contractors approved by the Board of Directors. Options are typically granted at prices not less than fair market value at the date of grant. Options generally become exercisable between one to three years after grant date and have a maximum term of three to ten years depending on the plan.

        The following is a summary of stock option activity with respect to the Company's various plans and includes option activity for employees, directors and non-employees:

	Options	Weighted Average Exercise Price Per Share
Outstanding, April 30, 2001	455,140	$3.03
Granted	591,250	3.79
Expired	(5,000)	5.00

Outstanding, April 30, 2002	1,041,390	$3.46
Granted	179,500	..75
Expired	(134,950)	3.89

Outstanding, April 30, 2003	1,085,940	$2.98

        At April 30, 2002 and 2003, 655,534 and 603,034 options, respectively, were available for grant under the Company's stock option plans. On August 9, 2001, the Company's shareholders approved the 2001 Equity Incentive Plan (2001 Plan) and reserved 500,000 shares of common stock for issuance upon exercise of stock options to be granted under the 2001 Plan to employees, officers, consultants, advisors, employee and non-employee directors and employees of certain related entities. The number of shares reserved for issuance under the 2001 Plan increases on January 1 of each year by the greater of 50,000 shares or 3.5 percent of the outstanding shares of the Company's common stock on such date, unless the Board of Directors sets the increase at a lower number of shares. On January 1, 2003, the number of shares available under the 2001 Plan increased by 274,534 shares pursuant to the foregoing provision.

        The following table summarizes information about stock options outstanding and exercisable at April 30, 2003:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.51 - $0.98	179,500	7.45	$0.74	67,500	$0.78
$2.36 - $5.00	906,440	3.69	$3.43	649,144	$3.74

	1,085,940			716,644

        During the years ended April 30, 2002 and 2003, the Company issued fully vested, four and five-year options to purchase an aggregate of 37,500 and 42,500 shares of the Company's common stock at exercise prices of $2.53 to $4.50 and $0.51 to $0.87 per share, respectively, to certain non-employees who provided technical advisory services to the Company. The aggregate fair value of the options using the Black-Scholes valuation model was $69,844 and $20,329 and were fully expensed in fiscal years 2002 and 2003. The following assumptions were used to value the options for the years ended

        April 30, 2002 and 2003:

	2002	2003
Dividend yield rate	0 percent	0 percent
Risk free interest rate	4.71 percent	3.26 percent
Expected life	4 to 10 years	4 to 10 years
Volatility	85 percent	85 percent

        Deferred compensation relating to stock options granted with exercise prices below fair value during the year ended April 30, 2001 was $20,075. Such deferred compensation will be amortized over the vesting periods of the related stock options, which generally range from three to five years. This compensation is recognized on an accelerated basis in accordance with FASB Interpretation (FIN) No. 28. Compensation expense relating to stock options granted below fair market value of $7,762 and $4,452 was recognized during the years ended April 30, 2002 and 2003.

        During the year ended April 30, 2003, for purposes of determining fair value using the Black-Scholes option pricing model as prescribed by SFAS No. 123, the Company used the contractual life of the options as the expected holding period for employees and the life of the options for directors. The risk-free interest rate for 2003 was 3.26 percent, the dividend yield used was 0 percent and the volatility factor was 85 percent.

        During the year ended April 30, 2002, for purposes of determining fair value using the Black-Scholes option pricing model as prescribed by SFAS No. 123, the Company used the contractual life of the options as the expected holding period for employees and the life of the options for directors. The risk-free interest rate for 2002 was 4.71 percent, the dividend yield used was 0 percent and the volatility factor was 85 percent.

Stock Warrants

        At April 30, 2002 and 2003, the Company had outstanding and exercisable warrants to purchase 2,510,000 and 3,215,000 shares, respectively, of the Company's common stock at prices ranging from $0.60 to $6.75 per share. The warrants expire at various dates through April 4, 2008. At April 30, 2002 and 2003, the weighted average remaining contractual life of the warrants was 3.14 and 1.68 years and the weighted average exercise price of the warrants was $5.91 and $4.58, respectively.

        In January 2003, the Company entered into a discretionary credit line with PKM (see Note 5 for additional information on PKM). In connection with this discretionary credit line, the Company issued fully vested five-year warrants to purchase a total of 350,000 shares of common stock exercisable at $0.596 per share. The Company also completed a refinancing transaction in which its headquarters facility was sold in a sale-leaseback transaction to this same entity in April 2003. As part of the transaction the Company issued an additional five-year warrant to purchase 350,000 shares of common stock at $0.625 per share.

        The fair value of the warrants was calculated using the Black-Scholes valuation model and $218,597 was capitalized as deferred financing costs in fiscal year 2003. The deferred financing costs are being amortized to interest expense over the life of the discretionary credit line and property lease, respectively. The following assumptions were used to value the warrants: dividend yield 0 percent, risk free interest rate of 3.03 percent, expected life equal to the contractual term of five years and volatility of 85 percent. As of April 30, 2003, the remaining balance of deferred financing costs was $89,602.

        In November 1999 and December 2000, the Company issued fully vested four-year warrants to purchase an aggregate of 100,000 shares of common stock exercisable at $2.00 per share to a board member in connection with a bank line of credit guarantee. The fair value of the warrants was calculated using the Black-Scholes valuation model and $76,622 was capitalized as deferred financing costs in fiscal year 2001. The deferred financing costs are being amortized to interest expense on a straight-line basis over the life of the guarantee. The following assumptions were used to value the warrants: dividend yield of 0 percent, risk-free interest rate of 5.69 percent, expected life equal to the contractual life of four years and volatility of 69 percent. At April 30, 2003, the balance was fully amortized.

11.   Research and Development Costs

        Research and Development costs principally consist of engineering costs, included as part of engineering and regulatory in the Consolidated Statement of Operations, totaled $491,278 and $558,141 for the fiscal years ended April 30, 2002 and 2003, respectively. Research and Development costs relate primarily to product and process development initiatives.

12.   Supply Agreement

        In July 1998, the Company entered into a three-year supply agreement with Snia S.p.A. Carbomedics, Inc. (Carbomedics), the source of certain raw material components associated with the manufacture of certain of the Company's heart valves. The supply agreement was extended for an additional two years in March 2001, and expires December 31, 2003.

        This agreement provides that the Company purchase a minimum number of raw material units each calendar year through 2003. Under the terms of the agreement, the Company is required to compensate Carbomedics for any purchase shortfalls up to a maximum of $200,000 per year. The Company has not met the minimum purchase requirement for the last three calendar years and does not believe it will meet the minimum purchase requirement for calendar year 2003. As a result, the Company expensed $148,991 and $138,738 related to these purchase shortfalls to cost of goods sold in fiscal years 2002 and 2003, respectively.

13.   Segment and Related Party Information

        The Company views its operations and manages its business as one segment, the manufacturing and marketing of cardiothoracic surgery devices. Factors used to identify the Company's single operating segment include the organizational structure of the Company and the financial information available for evaluation by the chief operating decision maker. The following table summarizes net sales by geographic area:

	For the Years Ended April 30,
	2002 Restated (Note 17)	2003 Restated (Note 17)
Europe	$1,538,970	$1,471,015
South Asia	488,940	414,455
Middle East	165,993	342,585
Far East	306,735	60,348
Other	36,230	289,660

Total	$2,536,868	$2,578,063

        At April 30, 2002 and 2003, substantially all of the Company's operations and assets are based in the United States.

        The Company distributes its products primarily through distributor organizations that, in turn, market the product directly to medical institutions. One of these distributors is a shareholder of the Company with an ownership interest of approximately 6.6 percent. An affiliate of this shareholder distributor is also a member of the Company's Board of Directors. Sales to distributors that individually account for 10 percent or more of the Company's net sales in each respective fiscal year are as follows:

	2002 Restated (Note 17)	2003 Restated (Note 17)
Distributor #1 (related party)	$1,194,960	$762,842
Distributor #2	408,147	319,985
Distributor #3	265,210	347,085
Distributor #4	101,372	319,000

        Accounts receivable from the related party distributor mentioned in the table at April 30, 2002 and 2003 totaled $685,365 and $557,899, respectively.

14.   Spin-off of UROPACE

        On November 1, 2000, the Company completed the spin-off of UROPACE, Inc. (UROPACE), a subsidiary of the Company, to the existing shareholders of the Company. The separation was effected by transferring from the Company to UROPACE all assets, tangible and intangible, relating to the development of female urinary incontinence technology. Shareholders of record on September 15, 2000, received one share of common stock of UROPACE for each 6.882 shares of the Company's common stock held on that date.

        The assets transferred to UROPACE had no book value at November 1, 2000 and the operations of UROPACE prior to the spin-off had no revenues and minimal expenses during the fiscal year ended April 30, 2001. As a part of this spin-off, the Company agreed to loan UROPACE up to $356,250 at a variable interest rate. Principal and interest on the note will be payable in installments equal to 5 percent of UROPACE's future annual net sales until the note and interest is paid in full. The Company had loaned UROPACE $154,000 and $235,000 at April 30, 2002 and 2003. Due to the development stage of UROPACE and the uncertainty associated with the collection of this amount, the Company has recorded an allowance for the entire balance of the loan at April 30, 2002 and 2003, with the corresponding expense included in other income (expense) in the Consolidated Statement of Operations.

15.   Savings and Retirement Plan

        The Company sponsors a 401(k) savings and retirement plan (the Plan) which is available to all eligible employees. Under the Plan, the Company may make a discretionary contribution to the Plan upon approval by the Company's Board of Directors. Employees are fully vested in their own contributions and earnings thereon and become fully vested in the Company's contributions and earnings thereon after three years of service. The Company made contributions to the Plan of $16,45 and $21,504 in fiscal years 2002 and 2003, respectively.

16.   Subsequent Event-Bridge Debt Financing

        On July 8, 2003, the Company completed a $2.0 million bridge financing transaction with private investors, resulting in net proceeds of approximately $1.87 million.

        Under the terms of the financing, the Company established a one-year $1.0 million discretionary line of credit with PKM (see Note 5 for additional information on PKM), a related party. The line, which requires the payment of interest at a rate of 10 percent per year, matures on May 27, 2004, and is secured by substantially all assets of the Company. As additional consideration for the financing, the Company agreed to issue PKM ten-year warrants for the purchase of up to 380,357 shares of the Company's common stock at an exercise price of $0.70 per share with terms and conditions that include weighted-average anti-dilution rights. The Company also agreed to modify certain terms of the warrants issued to PKM in connection with a credit facility extended by PKM in January 2003 (See Note 5), to conform to the terms of the warrants issued as part of this bridge debt financing.

        In a simultaneous transaction, the Company entered into a loan agreement and borrowed $1.0 million from an individual who following the transaction became the beneficial owner of approximately 10.3 percent of the Company's securities, pursuant to a one-year subordinated note with an interest rate of 10 percent per year. Pursuant to an intercreditor agreement with PKM, the loan is secured by substantially all assets of the Company. The lender was issued ten-year warrants for the purchase of 380,357 shares of common stock on terms comparable to the PKM warrants described above.

17.   Restatement of Consolidated Statement of Operations

        The Company has restated its financial statements to change the classification of marketing support expenditures, which had previously been reported as sales and marketing expense rather than a reduction in net sales pursuant to application of the Consensus for Emerging Issues Task Force No. 01-09, "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)." The Company has made the appropriate modifications to the consolidated statement of operations to give effect to the change in classification of marketing support expenditures. The effect of this change in classification is to decrease net sales, gross profit and sales and marketing expenses by corresponding amounts for all periods presented.

        The Company has also restated its financial statements for the year ended April 30, 2003, to change the classification of income from inventories returned from two former international distributors, which had previously been reported as a reduction of cost of goods sold rather than as a reduction of general and administrative expenses (see Note 4). The Company has made the appropriate modifications to the consolidated statement of operations for the year ended April 30, 2003 to give effect to the change in classification of the value of the inventories returned from the two former international distributors. The effect of this change in classification is to increase cost of goods sold, decrease gross profit and decrease general and administrative expenses by $92,000 for the year ended April 30, 2003. The changes in classifications described in the above two paragraphs had no effect on the Company's loss from operations or net loss, nor any effect on the Company's consolidated balance sheet, statement of changes in stockholders' equity (deficit) or statement of cash flows. The table below summarizes the aggregate effect of theses changes in classifications.

	Fiscal Year Ended April 30,
	2002		2003
	As reported	As restated	As reported	As restated
Net sales	$2,982,198	$2,536,868	$3,135,041	$2,578,063
Cost of goods sold	n/a	n/a	1,715,402	1,807,402
Gross profit	872,745	427,415	1,419,639	770,661
Operating expenses:
Sales and marketing	2,089,104	1,643,774	2,864,747	2,307,769
General and administrative	n/a	n/a	1,926,418	1,834,418
Total operating expenses	4,463,110	4,017,780	5,667,851	5,018,873

n/a—not applicable

MEDICALCV, INC.

Consolidated Balance Sheet

January 31, 2004
(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$151,164
Trade and accounts receivable, net	1,367,848
Inventories	2,845,808
Prepaid expenses and other assets	130,797

Total current assets	4,495,617

Property, plant and equipment, net	1,138,740
Deferred financing costs, net	164,236

Total assets	$5,798,593

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Short-term debt with related parties	$2,068,530
Current portion of long-term debt	1,530,970
Current portion of related party lease obligations	241,228
Current portion of capital lease obligations	2,658
Accounts payable	1,252,954
Accrued expenses	323,995

Total current liabilities	5,420,335

Long-term debt, less current portion	262,068
Related party lease obligations, less current portion	2,994,161

Total liabilities	8,679,564

Shareholders' equity (deficit):
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued and outstanding
Common stock; $.01 par value; 95,000,000 shares authorized; 7,995,070 shares issued and outstanding	79,951
Additional paid-in capital	17,812,482
Deferred stock-based compensation	(2,385)
Accumulated deficit	(20,768,019)

Total shareholders' equity (deficit)	(2,877,971)

Total liabilities and shareholders' deficit	$5,798,593

The accompanying notes are an integral part of these financial statements.

MEDICALCV, INC.

Consolidated Statement of Operations
(unaudited)

	Nine Months Ended January 31,
	2003 Restated (Note 11)	2004
Net sales	$1,787,443	$2,544,494
Cost of goods sold	1,384,838	1,404,436

Gross profit	402,605	1,140,058
Operating expenses:
Sales and marketing	1,829,113	1,502,308
General and administrative	1,544,333	1,830,617
Engineering and regulatory	699,721	684,219

Total operating expenses	4,073,167	4,017,145

Loss from operations	(3,670,562)	(2,877,087)
Other (expense) income:
Interest expense	(124,002)	(828,119)
Interest income	12,704	4,993
Other income	32,451	6,038

Total other expense	(78,847)	(817,088)

Net loss	$(3,749,409)	$(3,694,925)

Basic and diluted net loss per share	$(.48)	$(.42)

Weighted average shares used in computing basic and diluted net loss per share	7,843,834	8,737,214

The accompanying notes are an integral part of these financial statements.

MEDICALCV, INC.

Consolidated Statement of Cash Flows
(unaudited)

	Nine Months Ended January 31,
	2003 Restated (Note 11)	2004
Cash flows from operating activities:
Net loss	$(3,749,409)	$(3,694,924)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	256,465	236,352
Provision for doubtful accounts, excluding return of inventory in 2003	47,132	(33,451)
Return of inventory	(92,000)
Provision for inventory obsolescence	116,027
Warrant expense related to purchase of technology	12,361	31,280
Stock-based compensation	16,145	178,417
Interest expense related to issued warrants and amortization of loan origination costs		630,909
Changes in assets and liabilities:
Accounts receivable	99,171	138,598
Inventories	(536,179)	(63,195)
Prepaid expenses and other assets	(52,200)	53,059
Accounts payable	507,406	357,549
Accrued expenses	140,583	(489,544)
Deferred financing costs		(210,424)

Net cash used in operating activities	(3,125,074)	(2,865,374)

Cash flows from investing activities:
Purchase of property, plant and equipment	(97,768)	(6,852)

Net cash used in investing activities	(97,768)	(6,852)

Cash flows from financing activities:
Borrowings under term debt arrangements	735,505	3,293,038
Principal payments on other long-term debt	(38,557)
Issuance of common shares		96,650
Principal payments under capital lease obligations	(46,967)	(42,069)
Principal payments under related party lease obligations		(508,456)

Net cash provided by financing activities	649,981	2,839,163

Net decrease in cash and cash equivalents	(2,572,861)	(33,063)
Cash and cash equivalents at beginning of year	2,781,675	184,227

Cash and cash equivalents at end of period	$208,814	$151,164

Non-cash investing and financing activities
Discount on convertible subordinated bridge notes related to warrants granted in connection with the notes		896,536

The accompanying notes are an integral part of these financial statements.

MEDICALCV, INC.

Notes to Consolidated Financial Statements

(1)   Basis of Financial Statement Presentation

        The accompanying unaudited consolidated financial statements included herein have been prepared by MedicalCV, Inc. (the "Company") in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. These consolidated interim financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in this registration statement.

        The consolidated balance sheet as of January 31, 2004, the consolidated statement of operations for the nine months ended January 31, 2003 and 2004, and the consolidated statement of cash flows for the nine months ended January 31, 2003 and 2004 include, in the opinion of management, all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the financial results for the respective interim periods and are not necessarily indicative of results of operations to be expected for the entire fiscal year ending April 30, 2004.

(2)   Going Concern

        The Company's unaudited consolidated financial statements for the quarter ended January 31, 2004, have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. The Company has sustained losses and negative cash flows from operations in recent years and expects these conditions to continue for the foreseeable future. At January 31, 2004, the Company had an accumulated deficit of $20,768,019 and had insufficient funds to finance its working capital and capital expenditure needs. These matters raise substantial doubt about the Company's ability to continue as a going concern. The Company is currently seeking other sources of financing to fund its operations and working capital requirements. If the Company is unable to obtain additional funds during 2004, it will be required to significantly revise its business plans and drastically reduce operating expenditures such that it may not be able to develop or enhance its products including the atrial fibrillation technology currently under development, gain market share in the United States for the Omnicarbon® heart valve or respond to competitive pressures or unanticipated requirements, which could seriously harm its business, financial position and results of operations. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        The Company is subject to risks and uncertainties common to medical technology-based companies, including rapid technological change, dependence on one principal product, new product development and acceptance, regulatory impacts on product marketing approval and reimbursement, actions of competitors, dependence on key personnel and United States market penetration.

(3)   Stock-based Compensation

        The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, and complies with the disclosure provisions of SFAS No. 123,

"Accounting for Stock-Based Compensation" and SFAS No. 148 "Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123."

        For purposes of the pro forma disclosures below, the estimated fair value of the options is amortized to expense over the options' vesting period. Had compensation cost for the Company's stock options been recognized based on the fair value at the grant date consistent with the provisions of SFAS No. 123, the Company's net loss would have been adjusted to the pro forma amounts indicated below:

	Nine Months Ended January 31,
	2003 Restated (Note 11)	2004
Net loss reported	$(3,749,409)	$(3,694,925)
Less: Pro forma stock based employee compensation cost	(220,607)	(259,954)
Net loss—pro forma	(3,970,016)	(3,952,879)
Net loss per common share—basic and diluted
As reported	(.48)	(.42)
Pro Forma	(.51)	(.45)

(4)   Net Loss per Share

        Net loss per share is computed under the provisions of SFAS No. 128, "Earnings Per Share." Basic net loss per common share is computed using net loss and the weighted-average number of shares of common stock outstanding. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity. Diluted net loss per common share does not differ from basic net loss per common share in the nine-month periods ended January 31, 2003 and 2004, since the potentially dilutive shares are anti-dilutive. Potentially dilutive shares excluded from the calculation of diluted net loss per share relate to outstanding stock options and warrants aggregating 4,028,440 and 5,457,731 shares of the Company's common stock at January 31, 2003 and 2004, respectively.

(5)   Inventories

January 31, 2004
(unaudited)
Raw materials	$268,658
Work-in-process	765,913
Finished goods	1,811,237

$2,845,808

(6)   Short-term Debt

        On July 8, 2003, the Company entered into a $1.0 million term debt agreement with PKM Properties, LLC ("PKM"), an entity controlled by a principal shareholder, who also serves on the Company's Board of Directors. Pursuant to the agreement, the Company borrowed $764,728 under this bridge financing during the first quarter of fiscal year 2003 and borrowed the final draw of $235,272 on August 20, 2003. The debt, which is collateralized by substantially all of the Company's assets, bears interest at a rate of 10.0 percent per year. In connection with the first quarter borrowings, the Company issued a warrant to PKM with a ten-year term for the purchase of 320,178 shares of the Company's common stock at an exercise price of $0.70 per share. The Company also issued a warrant to purchase an additional 60,179 shares of the Company's common stock on the same terms in conjunction with the final draw on August 20, 2003. In connection with this financing, on July 8, 2003, the Company agreed to extend the term of 700,000 previously issued warrants from five years to ten years. The allocated fair value of the warrants issued prior to July 31, 2003, and the incremental value of the existing warrants was $383,361, and has been reported as a discount on the borrowings under the term debt. This discount, which is presented as a reduction of the carrying value of the debt on the consolidated balance sheet, is being amortized as interest expense over the eleven-month term of the debt. As of January 31, 2004, the unamortized balance of the discount was $139,404. In addition, the Company incurred direct and incremental costs of $65,000 in completing the debt arrangement, which are included in other assets and are being amortized as interest expenses over the eleven-month term of the debt.

        In October 2003, the Company amended the discretionary line of credit with PKM established in January 2003 to extend the maturity date and increase the interest rate to 10.0 percent. As of January 31, 2004, the Company had borrowed $943,333 under this line of credit.

        In November 2003, the Company amended the one-year $1.0 million term debt agreement with PKM, initiated on July 8, 2003, to provide for an additional $500,000 of borrowings with the same terms as the July 8, 2003 financing. The Company issued, as additional consideration, a ten-year warrant to purchase up to 77,381 shares of common stock at an exercise price of $1.68 per share with terms and conditions that include weighted-average anti-dilution rights. The allocated fair value of the newly issued warrant was $63,365 and is accounted for as a discount on the borrowings under the term debt. This discount, which is presented as a reduction of the carrying value of the debt on the consolidated balance sheet is being amortized as interest expense over the remaining five month term of the debt. As of January 31, 2004, the unamortized balance of the discount was $31,682.

        On July 8, 2003, the Company also entered into a $1.0 million term debt agreement with Peter L. Hauser ("Hauser"), a principal shareholder. The Company borrowed $1.0 million under this bridge financing during the quarter ended July 31, 2003. The debt, which is collateralized by substantially all of the Company's assets pursuant to our intercreditor agreement with PKM, bears interest at a rate of 10.0 percent per year. In connection with the term debt, the Company also issued a warrant with a ten-year term to purchase up to 380,357 shares of the Company's common stock at an exercise price of $0.70 per share. The allocated fair value of the newly issued warrant was $281,706 and is accounted for as a discount on the borrowings under the term debt. This discount, which is presented as a reduction of the carrying value of the debt on the consolidated balance sheet is being amortized as interest expense over the twelve-month term of the debt. As of January 31, 2004, the unamortized balance of the discount was $117,378. In addition, the Company incurred direct and incremental costs of $71,772 in completing the debt arrangement, which are included in other assets and are being amortized as interest expenses over the twelve-month term of the debt.

        In November 2003, the Company also entered into a loan agreement and borrowed $500,000 from Draft Co. ("Draft"), pursuant to a note maturing on June 30, 2004, which bears interest at an annual rate of 10.0 percent. Pursuant to a restated intercreditor agreement among PKM, Hauser, and Draft, the loan is collateralized by substantially all of the Company's assets. The lender was issued warrants to purchase up to 90,909 shares of common stock at an exercise price of $1.43 per share with other terms comparable to the PKM warrants described above. The allocated fair value of the newly issued warrants was $100,056 and is accounted for as a discount on the borrowings under the term debt. This discount, which is presented as a reduction of the carrying value of the debt on the consolidated balance sheet is being amortized as interest expense over the seven-month term of the debt. As of January 31, 2004, the unamortized balance of the discount was $68,373. In addition, the Company incurred direct and incremental costs of $31,850 in completing the debt arrangement, which are included in other assets and are being amortized as interest expenses over the term of the debt.

(7)   Segment Information

        The Company views its operations and manages its business as one segment, the manufacturing and marketing of cardiothoracic surgery devices. Factors used to identify the Company's single operating segment include the organizational structure of the Company and the financial information available for evaluation by chief operating decision maker.

        The following table summarizes net sales by geographic area:

	Nine Months Ended January 31,
	2003 Restated (Note 11)	2004
Europe	$948,565	$1,275,597
South Asia	339,640	291,200
Middle East	291,465	403,591
Far East	39,873	69,270
United States	148,600	440,308
Other	19,300	64,528

TOTALS	$1,787,443	$2,544,494

(8)   Atrial Fibrillation Technology Purchase Agreement

        The Company entered into an agreement with LightWave Ablation Systems, Inc. ("LightWave") in August 2003 to purchase technology for the treatment of atrial fibrillation. Upon closing, the Company issued 15,000 shares of common stock and a warrant to purchase up to 25,000 shares of common stock for $1.46 per share, and made an initial payment of $10,000 to LightWave for the worldwide technology distribution rights. The Company is obligated to pay LightWave an additional $15,000 in February 2005 and $15,000 in April 2005, or earlier if the Company achieves certain European and U.S. regulatory approvals. In addition, the Company is required to pay up to an additional $510,000 and to issue warrants to purchase up to an additional 75,000 common shares at $1.46 per share in the event that the Company meets certain development and sales milestones related to the acquired technology. The Company has recorded a research and development charge of $48,930 in the nine-month period ended January 31, 2004, to reflect the fair value of the common shares issued, the cash issued and issuable and the fair value of the common stock and warrants issued to LightWave. At January 31, 2004, the accrued future cash payments of $30,000 are included in accrued expenses. In the event the Company successfully sells products developed using the LightWave technology, the Company will be required to make royalty payments of between 2% and 6% of such net sales during the ensuing ten years, subject to certain minimum annual royalties.

(9)   Return of Inventory

        During the quarter ended July 31, 2002, the Company obtained inventories from two former international distributors. The heart valves were sold to these customers during fiscal year 2000 and the first half of fiscal year 2001. Due to financial difficulties experienced by these distributors, the Company provided allowances for the remaining uncollected accounts receivable balances in fiscal years 2001 and 2002. The Company did not anticipate the return of these products at the time the uncollectible accounts were established. Upon obtaining title to the heart valves from these former distributors during the quarter ended July 31, 2002, the Company increased its inventories and recorded a recovery of its prior provision for doubtful accounts which reduced its general and administrative costs for the year ended April 30, 2003 by $92,000 representing the cost of the returned inventories. As described in Note 11, the Company had previously reported the return of inventory as a reduction of cost of goods sold and has restated its financial statements for the nine-month period ended January 31, 2003 to change the classification to a reduction of general and administrative expenses.

(10) Subsequent Events

        In February 2004, the maturity dates of the $2.5 million short-term debt with PKM and the $1.0 million short-term debt with Hauser were extended to June 30, 2005. A warrant to purchase 330,933 was issued to PKM and a warrant to purchase 136,000 shares of common stock was issued to Hauser. The warrants have a ten-year term at an exercise price of $2.00 per share with other terms comparable to the PKM warrants described in Note 6. The $844,024 fair value of these warrants will be amortized and charged to interest expense over the seventeen-month maturity extension period.

        In April 2004, the Company issued a short-term promissory note to PKM in the principal amount of $150,000. The note required the payment of interest at a rate of 10 percent per year. The Company repaid such note in full during April 2004.

        In February, April and May, 2004, the Company conducted a private placement to accredited investors of units, each unit consisting of one share of common stock and one warrant to purchase one share of common stock. The Company sold 2,730,763 units for aggregate gross proceeds of $4,014,222. The five-year warrants sold with the common stock are exercisable to purchase an aggregate of 2,730,763 shares of common stock at an exercise price of $1.60 per share. In connection with such placement, the Company issued its agent a five-year warrant to purchase 123,272 units at an exercise price of $1.8375 per unit, paid its agent cash commissions of $181,210 and paid its agent an expense allowance of $67,954. In connection with such placement, the Company issued its finder a five-year warrant to purchase 95,189 units at an exercise price of $1.8375 per unit, paid its finder a finder's fee of $140,928 and reimbursed its finder for expenses of $4,163. The warrants underlying the unit warrants issued to the agent and the finder are exercisable for a period of five-years at an exercise price of $1.8375 per share.

(11) Restatement

        The Company has restated its financial statements for the nine-month period ended January 31, 2003, to change the classification of marketing support expenditures, which had previously been reported as sales and marketing expense rather than a reduction in net sales pursuant to application of the Consensus for Emerging Issues Task Force No. 01-09, "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)." The effect of this change in classification is to decrease net sales, gross profit and sales and marketing expenses by corresponding amounts for the three and nine-month periods ended January 31, 2003.

        The Company has also restated its financial statements for the nine-month period ended January 31, 2003, to change the classification of income from inventories returned from two former international distributors, which had previously been reported as a reduction of cost of goods sold rather than as a reduction of general and administrative expenses (see Note 9). The effect of this change in classification is to increase cost of goods sold, decrease gross profit and decrease general and administrative expenses by $92,000 for the nine-month period ended January 31, 2003.

        The changes in classifications described above had no effect on the Company's loss from operations or net loss, nor any effect on the Company's consolidated balance sheet, statement of changes in stockholders' equity (deficit) or statement of cash flows. The table below summarizes the aggregate effect of these changes in classifications.

	Nine Months Ended January 31, 2003
	As Reported	As Restated
Net sales	$2,111,206	$1,787,443

Cost of goods sold	1,292,838	1,384,838

Gross profit	818,368	402,605
Operating expenses:
Sales and marketing	2,152,876	1,829,113
General and administrative	1,636,333	1,544,333

Total operating expenses	4,488,930	4,073,167

n/a—not applicable

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy any securities in any state where the offer or sale is not permitted.

Prospectus Summary
Risk Factors
Use of Proceeds
Capitalization
Selected Consolidated Financial Data
Market for Common Equity and Related Shareholder Matters
Management's Discussion and Analysis or Plan of Operation
Business
Management
Executive Compensation
Certain Relationships and Related Transactions
Principal Shareholders
Description of Securities
Shares Eligible for Future Sale
Selling Shareholders
Plan of Distribution
Legal Matters
Experts
Available Information

5,898,448 Shares

Common Stock

PROSPECTUS

            , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        We are governed by Minnesota Statutes Chapter 302A. Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation; or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

        As permitted by Section 302A.251 of the Minnesota Statutes, Article 6 of our articles of incorporation provides that we will indemnify our directors in the manner and to the fullest extent permitted by law. Section 6.1 of our bylaws provides that we will indemnify, in accordance with the terms and conditions of Section 302A.521 of the Minnesota Statutes, the following persons: (a) officers and former officers; (b) directors and former directors; (c) members and former members of committees appointed or designated by the board of directors; and (d) employees and former employees.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The estimated expenses in connection with the issuance and distribution of the securities registered hereby are set forth in the following table. All amounts presented, other than the SEC registration fee, are estimates.

SEC registration fee	$1,513
Legal fees and expenses	30,000
Accounting fees and expenses	23,000
Blue sky fees and expenses	5,000
Transfer agent fees and expenses	5,000
Printing expenses	20,000
Miscellaneous	2,987

Total	$87,500

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

        The following sets forth certain information concerning the securities we have sold within the past three years without registering such securities under the Securities Act.

        (a)   On August 21, 2001, we issued $500,000 principal amount of 10% convertible subordinated bridge notes to 13 accredited investors with warrants to purchase 500,000 shares of common stock at an exercise price of $6.50 per share. We received gross cash proceeds of $500,500 in consideration of the bridge notes and the warrants. We paid a cash commission of $40,040 and a non-accountable expense allowance of $5,005 to Equity Securities Investments, Inc. in connection with this transaction.

        (b)   On November 27, 2001, we issued a five-year warrant to purchase 150,000 units at $6.75 per unit to the underwriter of our initial public offering for cash consideration of $50. The warrant became exercisable on November 20, 2003. It expires November 20, 2007.

        (c)   On August 7, 2002, we issued to Segmed, Inc., a Minnesota corporation, a seven-year warrant to purchase 100,000 shares of our common stock at $2.95 per share. We issued this warrant in partial consideration of Segmed's assignment of certain intellectual property to our company.

        (d)   On January 17, 2003, we issued to PKM Properties, LLC ("PKM"), an entity controlled by Paul K. Miller, a five-year warrant to purchase 350,000 shares of our common stock at $0.596 per share. Mr. Miller is a member of our board of directors and is the largest beneficial owner of our securities. We issued this warrant in connection with a line of credit we established with PKM.

        (e)   On April 4, 2003, we completed a refinancing transaction in which our headquarters and manufacturing facility was sold in a sale-leaseback transaction to PKM. As part of the consideration for this transaction, we issued to PKM a five-year warrant to purchase 350,000 shares of our common stock at $0.625 per share.

        (f)    On July 8, 2003, we completed a $2.0 million bridge financing, resulting in net proceeds of approximately $1.87 million.

        Under the terms of the financing, we established a one-year $1.0 million discretionary line of credit with PKM. The line, which requires the payment of interest at a rate of 10 percent per year, is collateralized by substantially all of our assets. As additional consideration for the financing, we agreed to issue PKM ten-year warrants for the purchase of up to 380,357 shares of our common stock at an exercise price of $0.70 per share with terms and conditions that include weighted-average anti-dilution rights. Of such securities, warrants for the purchase of 320,178 shares expire on July 8, 2013, and warrants for the purchase of 60,179 shares expire on August 20, 2013. We also agreed to modify certain terms of the warrants issued to PKM in January 2003, to conform to the terms of the warrants issued as part of this bridge debt financing.

        In a simultaneous transaction, we entered into a loan agreement and borrowed $1.0 million from Peter L. Hauser pursuant to a one-year subordinated note with an interest rate of 10 percent per year. Pursuant to an intercreditor agreement with PKM, the loan is collateralized by substantially all of our assets. Mr. Hauser was issued ten-year warrants for the purchase of 380,357 shares of our common stock on terms comparable to the PKM warrants described above. As a result of the transaction, Mr. Hauser became the beneficial owner of over 10 percent of our securities.

        PKM and Mr. Hauser were also paid a 6.5% placement fee in connection with the July 2003 bridge financing.

        (g)   Effective July 15, 2003, we issued 50,522 shares of common stock to Tower Finance, Ltd., a financial advisory firm, on conjunction with Tower's agreement to provide consulting services.

        (h)   On August 19, 2003, we granted to Lawrence L. Horsch, our Chairman of the Board, a ten-year non-qualified stock option for the purchase of 100,000 shares of our common stock at an exercise price of $0.70 per share. We granted this stock option to Mr. Horsch pursuant to the terms of a letter agreement dated August 19, 2003, under which Mr. Horsch became our Chairman of the Board.

        (i)    On September 29, 2003, we sold 85,714 shares of our common stock to Lawrence L. Horsch, our Chairman of the Board, at a purchase price of $0.70 per share. We agreed to sell these share to Mr. Horsch pursuant to the terms of a letter agreement dated August 19, 2003, under which Mr. Horsch became our Chairman of the Board.

        (j)    On September 29, 2003, we issued 15,000 shares of our common stock to LightWave Ablation Systems, Inc. pursuant to the terms of a letter agreement dated April 22, 2003. We also issued to LightWave a seven-year warrant to purchase 25,000 shares of our common stock at an exercise price of $1.46, which warrant expires August 27, 2010. We issued these shares and warrants in partial consideration of our acquisition of a technology platform for the treatment of atrial fibrillation from such company.

        (k)   On November 13, 2003, we issued to PKM a ten-year warrant to purchase 77,381 shares of our common stock at an exercise price of $1.68 per share. We issued this warrant in consideration of amendment to the one-year $1.0 million term debt arrangement with PKM, which provided for an additional $500,000 of borrowings.

        (l)    On November 24, 2003, we issued to Draft Co., an unrelated third party, ten-year warrants to purchase 90,909 shares of our common stock at an exercise price of $1.43 per share. We issued this warrant in consideration of a loan agreement to borrow $500,000, pursuant to a note maturing June 30, 2004, which bears interest at a rate of 10.0 percent per year.

        (m)  On February 3, 2004, we issued to PKM a ten-year warrant to purchase 330,933 shares of our common stock at an exercise price of $2.00 per share. We issued this warrant in connection with the extension of the maturity date of the January Discretionary Credit Agreement to June 30, 2005.

        (n)   On February 3, 2004, we issued to Peter L. Hauser a ten-year warrant to purchase 136,000 shares of our common stock at an exercise price of $2.00 per share. We issued this warrant in connection with the extension of the maturity date of the $1.0 million Hauser financing to June 30, 2005.

        (o)   Between February 2004 and May 2004, we conducted a private placement to accredited investors of units, each unit consisting of one share of common stock and one warrant to purchase one share of common stock. We sold 2,730,763 units for aggregate gross proceeds of $4,014,222. The five-year warrants sold with the common stock are exercisable to purchase an aggregate of 2,730,763 shares of common stock at an exercise price of $1.60 per share. In connection with such placement, we issued our agent a five-year warrant to purchase 123,272 units at an exercise price of $1.8375 per share, paid our agent cash commissions of $181,210 and paid our agent a non-accountable expense allowance of $67,954. In connection with such placement, we issued our finder a five-year warrant to purchase 95,189 units at an exercise price of $1.8375 per unit, paid our finder a finder's fee of $140,928 and reimbursed our finder for expenses of $4,163. The warrants underlying the unit warrants issued to the agent and the finder are exercisable for a period of five-years at an exercise price of $1.8375 per share.

        Each of the foregoing issuances was made in reliance upon the exemption provided in Section 4(2) and/or the safe harbor provided by Rule 506 of the Securities Act. Such securities are restricted as to sale or transfer, unless registered under the Securities Act, and certificates representing such securities contain restrictive legends preventing sale, transfer or other disposition unless registered under the Securities Act. In addition, the recipients of such securities received, or had access to, material information concerning MedicalCV, Inc., including, but not limited to, the registrant's reports on Form

10-KSB, For 10-QSB and Form 8-K, as filed with the SEC, including amendments to such reports. Other than as noted above, no underwriting commissions or discounts were paid with respect to the issuances of such securities.

ITEM 27. EXHIBITS.

        See "Index to Exhibits."

ITEM 28. UNDERTAKINGS.

        The small business issuer hereby undertakes to:

        (1)   File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i)  Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  Include any additional or changed material information on the plan of distribution.

        (2)   For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        (3)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Inver Grove Heights, State of Minnesota, on June 10, 2004.

MedicalCV, Inc.
By	/s/ LAWRENCE L. HORSCH Lawrence L. Horsch Chairman and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Lawrence L. Horsch and John H. Jungbauer, each or either of them, such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as such person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ LAWRENCE L. HORSCH Lawrence L. Horsch	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 10, 2004
/s/ JOHN H. JUNGBAUER John H. Jungbauer	Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)	June 10, 2004
/s/ SUSAN L. CRITZER Susan L. Critzer	Director	June 10, 2004
/s/ DAVID B. KAYSEN David B. Kaysen	Director	June 10, 2004
/s/ SALVADOR MERCÉ CERVELLÓ Salvador Mercé Cervelló	Director	June 10, 2004
/s/ ADEL A. MIKHAIL, PH.D. Adel A. Mikhail, Ph.D.	Director	June 10, 2004
/s/ PAUL K. MILLER Paul K. Miller	Director	June 10, 2004

/s/ BLAIR P. MOWERY Blair P. Mowery	President, Heart Valve Division and Director	June 10, 2004

INDEX TO EXHIBITS

Exhibit Number	Description
3.1	Restated Articles of Incorporation of the Registrant (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
3.2	Bylaws of the Registrant (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
4.1	Reference is made to Exhibits 3.1 and 3.2.
4.2	Specimen common stock certificate (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
4.3	Form of Warrant Agreement (including specimen Class A Warrant certificate) (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
4.4	Specimen unit certificate (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
5	Legal Opinion of Briggs and Morgan, P.A.*
10.1	Separation Agreement and Release by and between the Registrant and Adel A. Mikhail, effective November 1, 2000 (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
10.2	1992 Stock Option Plan (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
10.3	1993 Director Stock Option Plan (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
10.4	1997 Stock Option Plan (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
10.5	2001 Equity Incentive Plan (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
10.6	Warrant Agreement by and between the Registrant and Paul K. Miller, dated November 22, 1999 (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884) ).
10.7	Warrant Agreement by and between the Registrant and Adel A. Mikhail, dated February 2, 2001 (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884) ).
10.8	Warrant Agreement by and between the Registrant and Paul K. Miller, dated December 6, 2000 (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
10.9	Form of Escrow Agreement by and between the Registrant, Paul K. Miller, Adel A. Mikhail, Ph.D., Salvador Mercé Vives, Mercé V. Electromedicina S.L., Richard A. DeWall, M.D., Blair P. Mowery, Salvador Mercé Cervelló, Allan R. Seck, Norman Dann, Ronald M. Bosrock, George M. Wettstaedt, Gene E. Stobbs, Shelley Johnson, Associated Trust Company National Association and the Commissioner of Commerce for the State of Minnesota (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
10.10	Promissory Note in the principal amount of $2,500,000, issued by the Registrant, maker, to Associated Bank Minnesota, payee, dated November 23, 1999 (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
10.11	Commitment Letter by and between Associated Bank Minnesota, lender, and the Registrant, borrower, dated August 26, 1999, pertaining to proposed revised line of credit terms (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).

10.12	Working Capital Line of Credit—Change in Terms Agreement by and between Associated Bank Minnesota, lender, and the Registrant, borrower, dated November 23, 2000 (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
10.13	Correspondence from Associated Bank Minnesota to the Registrant, dated December 11, 2000, extending the line of credit maturity date (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
10.14	Correspondence to Paul Miller, dated August 31, 1999, regarding the Registrant's compensation to Mr. Miller for his personal guarantee of the Associated Bank Minnesota line of credit (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
10.15	Amendment to Working Capital Line of Credit by and between Associated Bank Minnesota, lender, and the Registrant, borrower, dated August 24, 2001 (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
10.16	Employment Agreement by and between the Registrant and Blair P. Mowery, effective June 15, 2001 (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884) ).
10.17	Letter Agreement by and between the Registrant and Allan R. Seck, dated May 5, 1999 (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
10.18	Amendment to Letter Agreement by and between the Registrant and Allan R. Seck, dated August 30, 2001 (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
10.19	Discretionary Credit Agreement by and between the Registrant and PKM Properties, LLC, dated January 17, 2003 (incorporated by reference to our Quarterly Report on Form 10-QSB/A, filed on April 4, 2003 (File No. 000-33295)).
10.20	Discretionary Credit Note in the principal amount of $943,666, issued by the Registrant, Maker, to PKM Properties, LLC, Payee, dated January 17, 2003 (incorporated by reference to our Quarterly Report on Form 10-QSB/A, filed on April 4, 2003 (File No. 000-33295))
10.21	Security Agreement by and between the Registrant, Debtor, and PKM Properties, LLC, Secured Party, dated January 17, 2003 (incorporated by reference to our Quarterly Report on Form 10-QSB/A, filed on April 4, 2003 (File No. 000-33295)).
10.22	Second Mortgage by the Registrant for the benefit of PKM Properties, LLC, dated January 17, 2003 (incorporated by reference to our Quarterly Report on Form 10-QSB/A, filed on April 4, 2003 (File No. 000-33295) ).
10.23	Common Stock Purchase Warrant issued by the Registrant to PKM Properties, LLC, dated January 17, 2003 (incorporated by reference to our Quarterly Report on Form 10-QSB/A, filed on April 4, 2003 (File No. 000-33295) ).
10.24	Promissory Note in the principal amount of $60,000, issued by the Registrant, Maker, to Allan R. Seck, Payee, dated December 11, 2002 (incorporated by reference to our Quarterly Report on Form 10-QSB/A, filed on April 4, 2003 (File No. 000-33295)).
10.25	Working Capital Line of Credit—Change in Terms Agreement by and between Associated Bank Minnesota, Lender, and the Registrant, Borrower, dated November 23, 2002 (incorporated by reference to our Quarterly Report on Form 10-QSB/A, filed on April 4, 2003 (File No. 000-33295)).
10.26	Commercial Guaranty from Paul K. Miller, Guarantor, to Associated Bank Minnesota, Lender, dated November 23, 2002 (incorporated by reference to our Quarterly Report on Form 10-QSB/A, filed on April 4, 2003 (File No. 000-33295)).
10.27	Loan Agreement by and between Peter L. Hauser and the Registrant, dated July 1, 2003 (incorporated by reference to our Current Report on Form 8-K, filed July 14, 2003 (File No. 000-33295)).

10.28	$1.0 Million Subordinated Note issued by the Registrant, Maker, to Peter Ludwig Hauser, Payee, dated July 1, 2003 (incorporated by reference to our Current Report on Form 8-K, filed July 14, 2003 (File No. 000-33295) ).
10.29	Subordination and Intercreditor Agreement by and between Peter L. Hauser and PKM Properties, LLC, accepted and acknowledged by the Registrant, dated July 1, 2003 (incorporated by reference to our Current Report on Form 8-K, filed July 14, 2003 (File No. 000-33295)).
10.30	May Security Agreement in favor of PKM Properties, LLC and Peter L. Hauser, securing property of the Registrant, dated July 1, 2003 (incorporated by reference to our Current Report on Form 8-K, filed July 14, 2003 (File No. 000-33295)).
10.31	Warrant Agreement to purchase 380,357 shares of common stock issued by the Registrant to Peter Ludwig Hauser, dated July 1, 2003 (incorporated by reference to our Current Report on Form 8-K, filed July 14, 2003 (File No. 000-33295)).
10.32	May Discretionary Credit Agreement by and between the Registrant and PKM Properties, LLC, dated July 1, 2003 (incorporated by reference to our Current Report on Form 8-K, filed July 14, 2003 (File No. 000-33295) ).
10.33	May Discretionary Credit Note issued by the Registrant, Maker, to PKM Properties, LLC, Payee, dated July 1, 2003 (incorporated by reference to our Current Report on Form 8-K, filed July 14, 2003 (File No. 000-33295) ).
10.34	Amendment to Warrants by and between the Registrant and PKM Properties, LLC, dated July 1, 2003 (incorporated by reference to our Current Report on Form 8-K, filed July 14, 2003 (File No. 000-33295)).
10.35	Warrant Agreement to purchase 320,178 shares of common stock issued by the Registrant to PKM Properties, LLC, dated July 1, 2003 (incorporated by reference to our Current Report on Form 8-K, filed July 14, 2003 (File No. 000-33295)).
10.36	Warrant Agreement to purchase 60,179 shares of common stock issued by MedicalCV, Inc. to PKM Properties, LLC, dated August 20, 2003 (incorporated by reference to our Quarterly Report on Form 10-QSB filed on December 15, 2003 (File No. 000-33295)).
10.37	Warrant Agreement to purchase 77,381 shares of common stock issued by the Registrant to PKM Properties, LLC, dated November 13, 2003 (incorporated by reference to our Quarterly Report on Form 10-QSB filed on March 22, 2004 (File No. 000-33295)).
21	Subsidiaries of the Registrant (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
23.1	Consent of Briggs and Morgan, P.A. (included in Exhibit 5).
23.2	Consent of Independent Registered Public Accounting Firm.
24	Power of Attorney (included on signature page).

*
To be filed by amendment.